                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       CONSOLIDATED NATURAL GAS COMPANY
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

  1999 Notice of
             Annual Meeting and
             Proxy Statement

CONSOLIDATED NATURAL GAS COMPANY

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Chairman's Letter......................................................        1
Notice of Meeting......................................................        2
Proxy Statement........................................................        3
Voting Securities and Principal Holders................................        3
Election of Directors..................................................        4
Board Committees.......................................................        9
Security Ownership.....................................................       11
Compensation Table.....................................................       12
Option Grants..........................................................       13
Option Exercise Table..................................................       14
Human Resources Committee Report.......................................       15
Shareholder Performance Graph..........................................       19
Directors' Compensation................................................       19
Benefit Plans..........................................................       20
Independent Accountants................................................       22
Approval of Performance Restricted Stock Awards........................       23
Stockholder's Proposal.................................................       24
Other Matters..........................................................       25
Appendix I--1998 Financial Statements and Notes to Statements.......... Enclosed

CONSOLIDATED NATURAL GAS COMPANY
                                                 February 22, 1999

Dear Stockholder:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders to be held on Tuesday, April 13, 1999, at 10:00 a.m. Eastern Time at the Sheraton Airport Plaza Hotel, I-85 & Billy Graham Parkway, Charlotte, North Carolina 28208.

The business items to be acted on during the Meeting are listed in the Notice of Meeting and are described more fully in the Proxy Statement. The Board of Directors has given careful consideration to these proposals and believes that Proposals 1, 2 and 3 are in the best interests of the Company and its stockholders and that Proposal 4 is not in the best interests of the Company or its stockholders. The Board recommends that you vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

It is important that you be represented at the Annual Meeting in person or by proxy. Whether or not you plan to attend, we urge you to mark, sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided or call the toll-free telephone number on the proxy card to give your voting instructions. If you plan to attend, please check the appropriate box on the proxy card or advise while voting by telephone.

Thank you for your cooperation.

                                                 Sincerely,
                                                 /s/ George A. Davidson, Jr.
                                                 George A. Davidson, Jr.
                                                 Chairman of the Board and
                                                   Chief Executive Officer

CONSOLIDATED NATURAL GAS COMPANY
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Consolidated Natural Gas Company will be held on Tuesday, April 13, 1999, at 10:00 a.m. Eastern Time at the Sheraton Airport Plaza Hotel, I-85 & Billy Graham Parkway, Charlotte, North Carolina 28208. Stockholders of record at the close of business on February 22, 1999, will be entitled to vote at the Meeting and any adjournment thereof.

The agenda for the Meeting includes:

  1. Election of three Directors.
  2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

  3. A proposal to approve the performance restricted stock awards granted under the 1999-2001 Long-Term Strategic Incentive Program.
  4. Action on a stockholder-proposed resolution regarding bonuses.
  5. Transaction of any other business which may be properly brought before the Meeting.

In the event you cannot be present in person, please sign and promptly return the enclosed proxy card in the accompanying postage-paid envelope, or call the toll-free telephone number on the proxy card to give your voting instructions, so that your shares will be represented at the Meeting. Prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum.

                                                 By order of the Board of
                                                 Directors,
                                                 /s/ E. J. Marks, III
                                                 E. J. Marks, III
                                                 Corporate Secretary

Pittsburgh, Pennsylvania
February 22, 1999


ATTENTION: Stockholders Participating in the Dividend Reinvestment Plan
The accompanying proxy card reflects the total shares of Common Stock registered in your name directly, as well as any full shares credited to your Dividend Reinvestment Plan account.

CONSOLIDATED NATURAL GAS COMPANY
PROXY STATEMENT

This statement and proxy card, mailed to stockholders commencing on or about March 5, 1999, are furnished in connection with the solicitation by the Board of Directors of Consolidated Natural Gas Company of proxies to be voted at the Annual Meeting of Stockholders, and any adjournment thereof, for the purposes stated in the Notice of the Annual Meeting. Stockholders can give proxies by mailing their signed proxy cards or by calling a toll-free telephone number. The telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders who wish to use the telephone voting procedure are set forth on the enclosed proxy card. Any stockholder who cannot attend the Annual Meeting is requested to sign and return the accompanying proxy card or call the toll-free telephone number on the proxy card promptly.
  The proxy reflects the number of shares registered in a stockholder's name directly and, for participants in the Company's Dividend Reinvestment Plan, includes full shares credited to a participant's Dividend Reinvestment Plan account. Proxies so given will be voted on all matters brought before the Meeting and, as to the matters with respect to which a choice is specified, will be voted as directed. The cost of solicitation will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telecopy or other electronic means, by employees of the Company and its subsidiaries with no special compensation to these employees. Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, has been retained to assist in the solicitation of proxies at an estimated cost of $8,000. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to their principals.
  Any proxy given pursuant to this solicitation may be revoked at any time prior to exercise by written notice to the Corporate Secretary, by filing a later dated executed proxy, or by attending and voting at the Annual Meeting. The address of the principal executive offices of the Company is Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199.

Voting Securities and Principal Holders
Holders of Common Stock, $2.75 par value, of record on February 22, 1999, have one vote for each share held. On January 31, 1999, 95,397,649 shares of Common Stock were outstanding. A majority of the outstanding shares will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.
  The following table indicates the beneficial ownership, as of December 31, 1998, of the Company's Common Stock with respect to the only persons known to the Company to be the beneficial owner of more than 5% of such Common Stock. On December 31, 1998, 95,449,428 shares of Common Stock were outstanding.

------------------------------------------------------------------------------
Name and Address of                Amount and Nature    Percent of Outstanding
Beneficial Owner                of Beneficial Ownership      Common Stock
------------------------------------------------------------------------------
Morgan Stanley, Dean Witter &
Co.
1585 Broadway, New York, NY
10036                                  5,224,572                 5.5%

Trustees, Alternate Thrift
Trust of Employees Thrift
Plans(/1/)
CNG Tower, 625 Liberty Avenue,
Pittsburgh, PA 15222-3199              2,874,257(/2/)            3.0%

Trustees, Long-Term Thrift
Trust of Employees Thrift
Plan(/1/)
CNG Tower, 625 Liberty Avenue,
Pittsburgh, PA 15222-3199              5,576,492(/3/)            5.8%
---------------------

(/1/)The Alternate and Long-Term Thrift Trusts beneficially hold shares for employees under the various Company sponsored defined contribution plans. (/2/)Such shares are beneficially owned in varying amounts by 1,995 employees, no one of whom beneficially owned in excess of 9,000 shares in the Plans, or 1/100ths of 1% of the shares outstanding. Such shares are voted pursuant to confidential instructions of participating employees and, in the absence of instructions, such shares are not voted. A Registration Statement relating to various investment options available to participants in the Plans has been made effective under the Securities Act of 1933 and is on file with the Securities and Exchange Commission (SEC).

(/3/) Such shares are beneficially owned in varying amounts by 3,872 employees, no one of whom beneficially owned in excess of 14,900 shares in the Plan, or 2/100ths of 1% of the shares outstanding. Such shares are voted pursuant to confidential instructions of participating employees and, in the absence of instructions, Trustees, Long-Term Thrift Trust of Employees Thrift Plan shall vote unvoted shares in the same proportion as shares voted pursuant to confidential instructions. A Registration Statement relating to various investment options available to participants in the Plan has been made effective under the Securities Act of 1933 and is on file with the SEC.
-------------------------------------------------------------------------------

  The Board of Directors does not know of any other persons or groups who beneficially own 5% or more of the outstanding shares of Common Stock.

Annual Report
Commencing on or about March 5, 1999, the Company's Summary Annual Report and financial statements for the year ended December 31, 1998, were mailed together with this Notice of Annual Meeting and Proxy Statement to stockholders of record on February 22, 1999. The financial statements are included as part of Appendix I to this Notice of Annual Meeting and Proxy Statement. The Company will provide a copy of the Summary Annual Report to anyone else upon request in writing to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199.

Merger Agreement

On February 22, 1999, the Company and Dominion Resources, Inc. (DRI) announced that a definitive merger agreement was approved by the boards of directors of both companies. Under the terms of the merger agreement, DRI intends to acquire all of the Company's shares of Common Stock in a stock-for-stock transaction. A detailed explanation of the merger, which requires shareholder approval, will be set forth in the proxy statement relating to the stockholder's meeting at which such approval will be sought.

Notice of Recent Amendments to Rights Agreement

On January 19, 1999, the Board of Directors amended the existing Rights Agreement to conform it to recent Delaware Court decisions. The Agreement was amended to remove references to actions that could be taken only by directors who were in office as of the adoption of the Rights Agreement (commonly referred to as the "dead-hand" provision). On February 19, 1999, the Board of Directors amended the existing Rights Agreement. Rights Amendment No. 2 provides that notwithstanding anything in the Rights Agreement to the contrary, neither DRI nor any of its "Affiliates" and "Associates" shall be considered an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" (each as defined in the Rights Agreement) has occurred or will occur, in any such case as a result of the approval, execution or delivery of the merger agreement or the consummation of the transactions contemplated.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors consists of nine members divided into three classes. Each class has a three-year term, and only one class is elected each year. There are no family relationships among any of the nominees, continuing Directors and Executive Officers of the Company nor any arrangement or understanding between any Director or Executive Officer or any other person pursuant to which any of the nominees has been nominated. During 1998, each of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served.
  On recommendation of the Governance Committee of the Board of Directors, three incumbent Class III Directors have been designated nominees for reelection; each has consented to be a nominee and to serve if elected. The remaining Directors will continue to serve in accordance with their previous elections. The names and other information concerning the three persons nominated for a term of three years and the six continuing Board members are set forth by Class on pages 6 through 8 of this Proxy Statement. However, since the bylaws of the Company state that the term of office of a Director shall expire on the date of the Annual Meeting of Stockholders following his or her 70th birthday, it is anticipated that Mr. Lego will serve two years of the three-year term to which he is nominated. The personal information has been furnished to the Company by the nominees and other Directors. Unless you specify otherwise on your signed proxy card, your shares will be voted FOR the election of the three persons named to three-year terms as Directors. In the event of an unexpected vacancy on the slate of nominees, your shares will be voted for the election of a substitute nominee if one shall be designated by the Board. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment.

Vote Needed for Election of Directors
Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for such individuals and will be excluded from the vote.

Board Recommendation
The Board recommends that stockholders vote FOR Proposal 1, and the accompanying proxy will be so voted, unless a contrary specification is made.

DIRECTORS NOMINATED FOR ELECTION TO THE BOARD WITH A TERM EXPIRING APRIL 2002

             Raymond E. Galvin           Member: Audit Committee
             Age 67                              Financial Committee
[PHOTO       Director since 1998                 International Committee
APPEARS
HERE]

             Mr. Galvin served as President of Chevron U.S.A. Production Company, an oil and gas exploration, development and production company, Houston, Texas, from January 1992 until his retirement in February 1997 and as a Director of Chevron Corporation from 1995 until 1997. He served as Senior Vice President, Exploration,
Land and Production, for Chevron U.S.A. from 1988 to 1992, and a Vice President of Chevron Corporation from 1988 to 1997. Upon implementation of the Gulf-Chevron Corporation merger in 1985 and until 1988, he served as Vice President, Exploration, Land and Production, for Chevron U.S.A. Inc. in its Southern and Eastern Regions. Prior thereto, he served in various engineering and management positions with Gulf Oil Corporation from 1953 to 1985. He currently serves on the Board of Trustees of the Houston Museum of Natural Science and on the Houston Advisory Board of the Nature Conservancy of Texas. He is a fellow, External Advisory Council, College of Engineering, Texas A&M University.

             Paul E. Lego                Chair:  International Committee
             Age 68                      Member: Executive Committee
[PHOTO       Director since 1991                 Financial Committee
APPEARS                                          Human Resources Committee
HERE]

             Mr. Lego served as Chairman and Chief Executive Officer of Westinghouse Electric Corporation, Pittsburgh, Pennsylvania, an electronic products and services, environmental systems and broadcasting company from 1990 to his retirement in January 1993.
He served that company as President and Chief Operating Officer from 1988 to 1990 and as a Director from 1988 to 1993. He had been Senior Executive Vice President, Corporate Resources from 1985 to 1988, Executive Vice President, Westinghouse Industries & International Group from 1983 to 1985 and Executive Vice President, Westinghouse Industry Products from 1980 to 1983. Prior thereto, he served in various engineering and management capacities with Westinghouse since 1956. Mr. Lego is the non-executive Chairman of the Board of Commonwealth Industries, Inc. and a Director of the Lincoln Electric Company, USX Corporation and Orlimar Golf Company. He is a member of the Business Council and a Trustee of the University of Pittsburgh.

             Margaret A. McKenna         Chair:  Compliance Committee
             Age 53                      Member: Governance Committee
[PHOTO       Director since 1994                 Human Resources Committee
APPEARS
HERE]

             Ms. McKenna has served as President of Lesley College, Cambridge, Massachusetts, since 1985. She served as Vice President, Program Planning, Radcliffe College from 1982 to 1985 and as Director of its Bunting Institute from 1981 to 1985. Prior thereto, she had served as Deputy Under Secretary of the U.S. Department of
Education, Deputy Counsel to the President of the United States, and in posts with the International Association of Human Rights agencies and U.S. Department of Justice. Ms. McKenna is a Director of The Stride Rite Corporation.

CONTINUING DIRECTORS WITH A TERM EXPIRING APRIL 2000

             William S. Barrack, Jr.     Member: Audit Committee
             Age 69                              Compliance Committee
[PHOTO       Director since 1994                 Executive Committee
APPEARS                                          International Committee
HERE]

             Mr. Barrack served as Senior Vice President of Texaco Inc., Harrison, New York, an integrated international oil company and a producer of natural gas, from 1983 to his retirement in 1992. He served as a Senior Director of Caltex Petroleum Corporation from
1982 to 1992, President of Texaco Oil Trading & Supply Company from 1983 to 1984, and Chairman and Chief Executive Officer of Texaco Limited-London from 1980 to 1983. Prior thereto, he served in various marketing, producing and management positions with Texaco Inc. since 1953. Mr. Barrack is a Director of Standard Commercial Corporation.

             Ray J. Groves               Chair:  Governance Committee
             Age 63                      Member: Audit Committee
             Director since 1994                 Financial Committee

[PHOTO
APPEARS
HERE]
             Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, New York, New York, a public accounting firm, from 1991 to his retirement in 1994. He served as Co-Chief Executive Officer of the firm from 1989 to 1991 and served as Chairman and
Chief Executive Officer of Ernst & Whinney from 1977 to 1989. Mr. Groves was admitted as a Partner in the firm in 1966, having joined the firm in 1957. Mr. Groves is the Chairman of Legg Mason Merchant Banking Inc., a Director of Allegheny Teledyne Incorporated, American Water Works Company Inc., Electronic Data Systems Corp., LAI Worldwide Inc., Marsh & McLennan Companies, Inc., and RJR Nabisco, Inc. Mr. Groves serves as a Trustee of The Public Policy Institute, Vice Chairman of The Ohio State University Foundation and as a Managing Director, Treasurer and Secretary of the Metropolitan Opera Association.

             Steven A. Minter            Chair:  Human Resources Committee
             Age 60                      Member: Compliance Committee
[PHOTO       Director since 1988                 Governance Committee
APPEARS
HERE]

             Mr. Minter has been the Executive Director and President of The Cleveland Foundation, Cleveland, Ohio, since 1984, an organization supporting health, human services, cultural and educational programs in the greater Cleveland area. He had been Associate Director and Program Officer of The Cleveland
Foundation from 1975 to 1980 and from 1981 to 1983. He served as Under Secretary of the U.S. Department of Education, Washington, D.C., from 1980 to 1981. He was the Commissioner of Public Welfare for the Commonwealth of Massachusetts from 1970 to 1975. Mr. Minter is a Director of Goodyear Tire & Rubber Company, Rubbermaid Inc., and KeyCorp. He is also a Trustee of the College of Wooster and of The Foundation Center.

CONTINUING DIRECTORS WITH A TERM EXPIRING APRIL 2001

             J. W. Connolly              Chair:  Financial Committee
             Age 65                      Member: Executive Committee
[PHOTO       Director since 1984                 Human Resources Committee
APPEARS                                          International Committee
HERE]

             Mr. Connolly served as Senior Vice President and Director of H.
             J. Heinz Company, Pittsburgh, Pennsylvania, a processed food products manufacturer, from 1985 to his retirement in December 1993. He served as President and Chief Executive Officer of Heinz
U.S.A., a division of the H. J. Heinz Company, from 1980 to 1985, and served as Executive Vice President of that company from 1979 to 1980. He was President and Chief Executive Officer of The Hubinger Company, a Heinz Company subsidiary, from 1976 to 1979, Treasurer of H. J. Heinz Company from 1973 to 1976, and a Vice President of Ore-Ida Foods, Inc., a Heinz Company subsidiary, from 1967 to 1973. An attorney by profession, Mr. Connolly joined the Law Department of the H. J. Heinz Company in 1961. He is a Director of Mellon Bank Corporation, Mellon Bank, N.A., First Vice Chairperson for UPMC Health System Board of Directors, and Second Vice Chairperson for the Joint UPMC Presbyterian/UPMC Shadyside Boards of Directors. He is also Chairman, Board of Trustees of the University of Pittsburgh.

             George A. Davidson, Jr.     Chair:  Executive Committee
             Age 60                      Member: Financial Committee
             Director since 1985

[PHOTO
APPEARS
HERE]
             Mr. Davidson has served as Chairman of the Board and Chief Executive Officer of the Company since May 1987, and has been employed by Consolidated since 1966. He served as Vice Chairman and Chief Operating Officer of the Company from January 1987 to May 1987, and Vice Chairman from October 1985 to January 1987. He served as President of CNG Transmission Corporation(/1/) from 1984 through 1985. He had been Vice President, System Gas Operations, for Consolidated Natural Gas Service Company, Inc.,(/1/) from 1981 to 1984, and was Assistant Vice President, Rates and Certificates, of that company from 1975 to 1981. Mr. Davidson held various other positions in the Rates and Certificates Department from 1966 to 1975. Mr. Davidson serves on the National Petroleum Council and the Allegheny Conference on Community Development. He is a Director of the American Gas Association, PNC Bank Corp. and BFGoodrich Company. Mr. Davidson is Chairman of the Board of the Pittsburgh Cultural Trust and a Director of the Pittsburgh Foundation. He is also a Trustee of the University of Pittsburgh.

             Richard P. Simmons          Chair:  Audit Committee
             Age 67                      Member: Compliance Committee
             Director since 1990                 Executive Committee
[PHOTO                                           Governance Committee
APPEARS
HERE]

             Mr. Simmons has served as Chairman, President and Chief Executive Officer of Allegheny Teledyne Incorporated, Pittsburgh, Pennsylvania, an international specialty steel manufacturer since February 1997. He served as Chairman of Allegheny Teledyne
Incorporated since August 1996. He served as Chairman and Chairman of the Executive Committee of Allegheny Ludlum Corporation, a predecessor company, since 1990. He served as Chairman and Chief Executive Officer of Allegheny Ludlum from 1980 to 1990 and as a Director of that company since 1980. He was a Director of Allegheny Ludlum Industries from 1973 to 1980 and a member of the Executive Office of that company from 1978 to 1980. Mr. Simmons is a Director of PNC Bank Corp. He is a member of the Massachusetts Institute of Technology Corporation and Chairman and a member of the Executive Committee of the Allegheny Conference on Community Development.
-------------
(/1/)Wholly owned subsidiary of the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors
The Company is managed under the direction of the Board of Directors, which met seven times in 1998. To assist it in various areas of responsibility, the Board has established several standing committees that are briefly described below.

Audit Committee
The Audit Committee is comprised of four non-employee Directors. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to shareholders and others, and by reviewing the audit process and any related internal control findings of the internal auditors and independent accountants. The Committee also selects and recommends to the Board the employment of independent accountants and approves fees charged by independent accountants. The Committee met five times in 1998.

Compliance Committee
The Compliance Committee consists of four non-employee Directors. It reviews and monitors policies and procedures to prevent, detect and deter violations of the law and violations of the Company's Business Ethics Policy. It also reviews the results of the Annual Business Ethics and Compliance Surveys. The Committee met three times in 1998.

Executive Committee
The Executive Committee consists of four non-employee Directors and the Chairman of the Board. It has the authority to act in emergency situations and can exercise all the powers of the Board of Directors. The Committee did not meet in 1998.

Financial Committee
The Financial Committee consists of four non-employee Directors and the Chairman of the Board. Its function is to oversee the short-term and long-term financial activities and planning of the Company, including dividend actions. The Committee met six times in 1998.

Governance Committee
The Governance Committee consists of four non-employee Directors. It monitors corporate governance matters, including the structure, process and procedures of the Board, and reviews the qualifications of Director candidates on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. It also recommends qualified candidates to the Board, including the slate of nominees submitted to the stockholders at the Annual Meeting; reviews the size and composition of the Board; annually reviews Directors' compensation and benefits; makes recommendations to the Board; and monitors the Company's CEO succession plans. The Committee met five times in 1998.
  Stockholders who wish to propose candidates to the Governance Committee for election to the Board at the 2000 Annual Meeting should write to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, in accordance with the Company's bylaws, stating in detail the qualifications of such candidates for consideration by the Committee. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be considered as a candidate and, if nominated and elected, to serve as a Director.

Human Resources Committee
The Human Resources Committee is comprised of four non-employee Directors. The Committee reviews senior executive succession plans, compliance with affirmative action and workforce diversity plans. It approves the salary budgets and incentive plans for all non-union employees, reviews senior executive salary changes and incentive awards and establishes the salary and incentives of the Chairman and Chief Executive Officer. The Committee also has general supervision over the administration of all non-union employee pension, compensation and benefit plans of the Company and its subsidiaries; reviews proposals with respect to the creation of and changes in such plans; and makes recommendations with respect thereto to the Board of Directors. The Committee met six times in 1998.

International Committee
The International Committee is comprised of four non-employee Directors. Its function is to review and take action on matters concerning CNG International Corporation. The Committee advises, consults and assists in the screening of projects prior to their recommendation to the Board of Directors for investment. The Committee met five times in 1998.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table lists the beneficial ownership, as of December 31, 1998, of the Company's Common Stock by each current Director, named executive, and all current Directors and Officers as a group.

-------------------------------------------------------------------------------------
                              (a)           (b)                           (a) + (b)
                        --------------- ------------                    -------------
                           Number of     Number of       Director's      Percent of
                            Shares      Shares Under      Deferred       Outstanding
Name of                  Beneficially   Exercisable     Compensation       Common
Beneficial Owner        Owned(/1/)(/2/) Options(/3/) Stock Credits(/4/)     Stock
-------------------------------------------------------------------------------------
R. L. Adams                  21,449        71,750                            .098
W. S. Barrack, Jr.              824                         6,411            .001
J. W. Connolly                1,000                         9,135            .001
G. A. Davidson, Jr.         129,053       369,443                            .522
R. E. Galvin                  1,000                         1,371            .001
R. J. Groves                  1,349                         9,510            .001
P. E. Lego                      800                         5,834            .001
M. A. McKenna                 3,967                         1,923            .004
S. A. Minter                  1,800                         4,186            .002
R. M. Sable, Jr.              9,425        46,872                            .059
R. P. Simmons                 6,693                         6,706            .007
D. M. Westfall               44,492       136,447                            .190
S. E. Williams               38,705       124,410                            .171
Directors and Officers
 of the Company
 as a group
  (17 persons)              283,616       902,924          45,076           1.243

-------------
(/1/)Includes shares owned by spouses and, in the case of employees, shares beneficially owned under the Long-Term Thrift Trust of the Employees Thrift Plan and the Employee Stock Ownership Plan. Unless otherwise noted, the Directors and Officers have sole voting and investment power.

(/2/)Includes Performance Restricted Stock Awards and Restricted Stock Awards
     granted pursuant to the 1996-1998 Long-Term Strategic Incentive Program and the 1997 Stock Incentive Plan. Pursuant to the 1999-2001 Long-Term Strategic Incentive Program, the terms of which are further described in the Human Resources Committee Report, Performance Restricted Stock Awards were granted, subject to shareholder approval and any modification of terms by the Committee, as follows: Messrs. Adams, 42,000; Davidson, 84,000; Sable, 13,500; Westfall, 42,000; and Williams, 31,400.
(/3/)Includes shares subject to options exercisable on December 31, 1998, and options which will become exercisable within 60 days thereafter. (/4/)Director's compensation deferred in the form of CNG stock credits, as described under Non-Employee Directors' Compensation on page 19, is not included in the percentage shown in the last column.
-------------------------------------------------------------------------------

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named Executive Officers for the last three completed fiscal years of the Company.

SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------
                                      Annual Compensation           Long-Term Compensation
                              ----------------------------------- --------------------------
                                                      Other        Restricted      Shares              All
Name and                                             Annual           Stock      Underlying           Other
Principal Position       Year  Salary   Bonus   Compensation(/1/) Award(s)(/2/) Options(/3/)    Compensation(/5/)
-----------------------------------------------------------------------------------------------------------------
R. L. Adams              1998 $283,500 $139,100      $ 1,807          2,025         6,750            $14,374
(Sr. Vice President,     1997  208,333  120,000        1,587              0             0             10,624
Regulated Business;      1996   92,424   90,000            0         19,417        65,000              4,621
President, CNG
Transmission
Corporation)

G. A. Davidson, Jr.      1998  689,700        0       11,780              0             0             69,169
(Chairman and Chief      1997  632,650  400,000        8,922              0             0             63,472
Executive Officer,       1996  598,750  360,000       10,061         84,000       280,000             56,465
Director)

R. M. Sable, Jr.         1998  183,333        0           51              0             0             13,220
(Vice President and      1997  155,533   70,000           40          7,875        14,167(/4/)         7,984
Treasurer)               1996  124,917   61,900        1,344              0        27,500(/4/)         6,463

D. M. Westfall           1998  331,867        0        2,931          2,650         8,750            200,089(/6/)
(Sr. Vice President,     1997  245,800  150,000        2,640              0             0             18,643
Nonregulated Business    1996  217,050  139,000       10,684         31,400       105,000             16,322
and Chief Financial
Officer)

S. E. Williams           1998  275,967        0        4,074          2,025         6,750             20,896
(Sr. Vice President and  1997  254,570  140,000        3,265              0             0             19,300
General Counsel)         1996  240,900  153,000        4,457         23,300        78,000             18,286

-------------
(/1/)Includes only tax reimbursements for Messrs. Adams, Davidson, Sable,
     Westfall and Williams. No amounts are included in this column for the Executive Split-Dollar Life Insurance Plan because the executives' contributions to this plan are greater than or equal to the term life insurance costs that apply to the underlying life insurance policies.
(/2/)Restricted Stock Award and Performance Restricted Stock Award Grants are based on the individual's level of performance and responsibility. Restrictions on the Restricted Stock Awards lapse on March 1, 1999, and once vested must be held until March 1, 2001. Restrictions on the Performance Restricted Stock Awards lapse on March 1, 1999, subject to the achievement of performance levels. Dividends are paid on Restricted Stock from the date of grant. Dividends on Performance Restricted Stock are held by the Company from the date of the grant, subject to the achievement of performance levels. At December 31, 1998, the number of Restricted Stock holdings for each of the named Executive Officers was:
     Messrs. Adams, 3,492; Davidson, 14,000; Sable, 1,686; Westfall, 5,951; and Williams, 4,125 and the number of Performance Restricted Stock holdings for each of the named Executive Officers was: Messrs. Adams, 17,950; Davidson, 70,000; Sable, 6,592; Westfall, 28,475; and Williams, 21,200. The aggregate values of such holdings at December 31, 1998, at the year-end closing price of $54.00 per share, for each of the named Executive Officers was: Messrs. Adams, $1,157,868; Davidson, $4,536,000; Sable, $447,012; Westfall, $1,859,004; and Williams, $1,367,550.

(/3/)Comprised of Triannual Non-Qualified Stock Options granted pursuant to the 1996-1998 Long-Term Strategic Incentive Program. Does not include Triannual Options granted pursuant to the 1999-2001 Program. On January 4, 1999, the Company granted the following number of Triannual Options pursuant to the 1999-2001 Program: Messrs. Adams, 105,000; Davidson, 280,000; Sable, 45,000; Westfall, 140,000; and Williams, 105,000.
(/4/)Mr. Sable received a grant of 2,500 NQSOs in 1996 and 1997. Mr. Sable received the following grants of Triannual Options: 1996, 25,000; 1997, 11,667.
(/5/)Comprising annual employer matching thrift plan contributions and ESOP allocations.

(/6/Comprising)annual employer matching thrift plan contributions and ESOP allocations of $25,089 and a special recognition award of $175,000 for the completion of special strategic projects in 1998.

-------------------------------------------------------------------------------

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of Triannual Non-Qualified Stock Options to the named Executive Officers as of the end of the last fiscal year of the Company. No Stock Appreciation Rights ("SARs") have been granted.

TRIANNUAL OPTION GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------
                                         Individual Grants
                          -----------------------------------------------
                                                                                Potential Realizable
                           Number of    % of Total                             Value at Assumed Annual
                             Shares       Options    Exercise                   Rates of Stock Price
                           Underlying   Granted to    or Base             Appreciation for Option Term(/2/)
                            Options      Employees   Price Per Expiration ---------------------------------
Name                      Granted(/1/) in Fiscal Yr.   Share      Date    0%        5%            10%
-----------------------------------------------------------------------------------------------------------
R. L. Adams                   6,750         8.43%     $56.813     2006     0  $      241,173 $      611,181

G. A. Davidson, Jr.               0            0          --       --      0               0              0

R. M. Sable, Jr.                  0            0          --       --      0               0              0

D. M. Westfall                8,750        10.93       56.813     2006     0         312,632        792,271

S. E. Williams                6,750         8.43       56.813     2006     0         241,173        611,181
-----------------------------------------------------------------------------------------------------------
All Shareholders              N/A           N/A         N/A       N/A      0  $3,410,349,879 $8,642,496,175
-----------------------------------------------------------------------------------------------------------
All Optionees Receiving
 Triannual Option Grants     80,083       100.00       41.875-    2006     0  $    2,861,317 $    7,251,138
                                                       59.375
-----------------------------------------------------------------------------------------------------------
Optionee Gain as % of
 All Shareholder Gain         N/A           N/A         N/A       N/A     N/A      0.08%          0.08%
-----------------------------------------------------------------------------------------------------------

(/1/)All material terms of the Triannual Options granted in 1998 are in the
     Human Resources Committee Report under Long-Term Incentive Compensation. (/2/)Based on actual option term (10-year) and annual compounding at rates shown. The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without stock price appreciation, which will benefit all shareholders commensurately. A 0% gain in stock price appreciation will result in 0 dollars for the optionees. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
--------------------------------------------------------------------------------

The following table sets forth information with respect to the named Executive Officers concerning the exercise of options during the last fiscal year of the Company and unexercised options held as of the end of the fiscal year.

AGGREGATED NON-QUALIFIED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1998, YEAR-END NON-QUALIFIED STOCK OPTION VALUES

-----------------------------------------------------------------------------------------
                                          Number of Shares        Value of Unexercised,
                                       Underlying Unexercised     In-the-Money Options
              Shares                  Options Held at Year-End      at Year-End(/2/)
            Acquired On     Value     ------------------------- -------------------------
Name         Exercise   Realized(/1/) Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------
R. L.
 Adams             0      $      0           0            0      $      0     $      0
G. A.
 Davidson,
 Jr.          38,884       785,252      62,600       46,285       480,287      724,392
R. M.
 Sable,
 Jr.               0             0       8,065        5,748        97,287       37,309
D. M.
 Westfall        512         8,224      18,565        7,603       244,884      122,806
S. E.
 Williams      2,000        33,250      32,003       13,178       397,730      206,047

----------------
(/1/)Market value of underlying shares at time of exercise minus the exercise price.
(/2/)Market value of underlying shares at year-end market price of $54.00 per share minus the exercise price.
-------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR

In 1998, Restricted Stock Awards were granted pursuant to the 1996-1998 Long-Term Incentive Program in the following amounts to: Messrs. Adams, 325; Westfall, 475; and Williams, 325. Restrictions on this award lapse on March 1, 1999 and once vested, the shares must be held until March 1, 2001. Dividends are paid on the shares from the date of the grant. Restricted Stock Awards are based on an individual's level of responsibility. Also, in 1998, Performance Restricted Stock Awards were granted pursuant to the 1996-1998 Program in the following amounts to: Messrs. Adams, 1,700; Westfall, 2,175; and Williams, 1,700. Subject to achievement of performance levels described in the Human Resources Committee report, restrictions on this award lapse on March 1, 1999. Dividends on the shares are held by the Company from the date of the grant, subject to the achievement of performance levels. Performance Restricted Stock Awards are based on an individual's level of responsibility.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

On January 19, 1999, the Board of Directors revised existing change of control agreements for the named executive officers. In the event of certain terminations of employment, these executives shall receive severance payments equal to 3.00 times their respective base salary plus annual bonus, as defined. The agreements also provide for the Company to reimburse the employee for the payment of certain excise taxes and for a related tax gross-up payment, if any, payable in connection with compensation paid under such agreement as well as welfare benefits, outplacement support and enhanced retirement benefits.

  Mr. Davidson entered into an agreement with the Company dated December 22, 1998. This agreement provides for the following until Mr. Davidson's announced retirement date of August 1, 2000, or until such date as both parties agree:
(i) a base salary of $700,000 per year and an annual increase of the higher of five percent of base salary or the average executive percentage increase in base salary; (ii) short-term incentive compensation when payment of incentives is authorized by the Board pursuant to the Company's short-term incentive plan; (iii) Mr. Davidson will continue to participate in the Company's long-term incentive plans; and (iv) Mr. Davidson will receive all normal benefits and perquisites available to a senior executive of the Company. Mr. Davidson may not disclose any confidential knowledge or information of the Company or any of its subsidiaries.
  The agreement also states the Company's obligations to Mr. Davidson and/or his estate due to termination from permanent disability or death. The Company would be obligated to provide all compensation and benefits as described above, along with any applicable health insurance and other welfare benefits.
  Mr. Davidson may elect to resign prior to August 1, 2000, if the Company selects a successor or eliminates or reduces the duties of his position. In this case the Company is obligated to pay all the compensation and benefits as described above as if Mr. Davidson's employment had continued through August 1, 2000.

HUMAN RESOURCES COMMITTEE REPORT

SUMMARY

The Company's executive compensation programs are administered by the Human Resources Committee of the Board of Directors (the "Committee"), which is comprised of four non-employee Directors. The Committee reviews and approves all issues pertaining to executive compensation. Total compensation is designed in relationship to compensation paid by competitor organizations. Base salary and long-term incentive compensation are targeted to median market levels, and short-term incentive compensation is goal-based and structured to be comparable to that paid by competitor organizations. The objective of the Company's three compensation programs (base salary, short-term incentive and long-term incentive) is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders.
  Competitor organizations are defined annually as part of the compensation administration process and include fully integrated natural gas companies as well as broader industry comparatives, e.g., comparably sized general industrial companies and, where appropriate, specific energy companies.

BASE SALARY

The level of base salary paid to executives for 1998 was determined on the basis of performance and experience. The Company measures or identifies its base salary structure by a range of market reference points in comparison to base salaries offered by competitors. Salary levels are targeted to and, in 1998, correspond with the median range of compensation paid by competitor organizations. These are not the same companies that comprise the Peer Group index shown on the shareholder return performance presentation. The specific competitive marketplace that the Company and its subsidiaries use in base salary analysis is determined based on the nature and level of the positions being analyzed and the labor markets from which individuals would be recruited. The Committee also considered the competitiveness of the entire compensation package in its approval of salary levels paid to senior executives.

SHORT-TERM INCENTIVE COMPENSATION

Short-term incentive compensation plans are used at both CNG Corporate and Business Segment levels. Short-term incentive opportunity is structured so that awards are competitive at a level commensurate with the performance level achieved by the Company with consideration for the executive's performance and level of responsibility. The short-term incentive plan has threshold, target and maximum bonus levels for the various executive levels based on competitive data. For the named Executive Officers, the threshold bonus level is 14% to 24% of base pay, the target bonus level is 35% to 60% of base pay, and the maximum bonus level is 49% to 84% of base pay. At the executive level, the primary form of short-term incentive compensation is a cash bonus pool arrangement, for which all employees on the Company's system executive payroll are eligible.
  Individual Business Segment Pools and a CNG Corporate Pool are established if the Business Segments or the CNG System attain certain levels of performance. The CNG Corporate Pool is calculated as a percent of eligible base payroll, using the weighted differential between CNG System goals and actual performance. CNG Transmission's Pool is calculated using the weighted differential between its goals and actual performance.

  Executives participate in the bonus pools with payout opportunities determined by actual individual performance and the level of responsibility within their respective Business Segments and within the CNG System. A pool will not be established at Corporate unless 90% of the net income goal is achieved for the CNG System. A pool will not be established at CNG Transmission unless 90% of the net income goal is achieved for CNG Transmission. If the net income threshold is achieved and the total weighted average achievement for all goals is 85%, threshold bonus pools are created; at 100% of goal, target bonus pools are created; and, at 115% or greater of goal achievement, maximum bonus pools are created. At less than the threshold level, there are no bonus pools. The performance measures for the CNG Corporate Pool (weighted as indicated) are based on the System's return on equity vs. peers (20%), System net income (55%), and Corporate controllable operations and maintenance expenses (25%), with specific performance goals established based on the Company's annual long-range forecast, actual prior year performance and business plan objectives. The performance measures for CNG Transmission (weighted as indicated) are: net income (60%), controllable operations and maintenance expenses (30%) and net cash flow (10%). For the last fiscal year, CNG Corporate achieved 85% of its net income goal which was not sufficient to establish a bonus pool. CNG Transmission achieved 111.5% of its goals. Based on its performance, a bonus pool was established at CNG Transmission of $2,209,100.

CEO's COMPENSATION

Mr. Davidson's base salary was determined in the general context of the Summary and Base Salary sections above. Mr. Davidson's incentive compensation was determined according to the agreement dated December 22, 1998 (see the section above titled, "Employment Contracts and Termination of Employment Agreements") and Mr. Davidson's incentive compensation goal (summarized below):

------------------------------------------------
              Earnings Per Share   Bonus Level
------------------------------------------------
              Less than $3.20           0
              $3.20-$4.07          60% (Target)
              $4.08 and greater    84% (Maximum)
------------------------------------------------

  Based on the Company's 1998 earnings per share, the Committee did not award any short-term incentive compensation to Mr. Davidson for 1998.

LONG-TERM INCENTIVE COMPENSATION

Under the Long-Term Strategic Incentive Program, executives who are driving the strategy of the Company may be granted Performance Restricted Stock, Triannual Non-Qualified Stock Options (Triannual Options) and/or other awards in amounts which are intended to be competitive with comparable employers. Executives who are responsible for strategy implementation are granted Triannual Options in amounts which are intended to be competitive with comparable employers. Grants under the Long-Term Strategic Incentive Program can be made every three years. The first grants were made on January 2, 1996.

1996-1998 Long-Term Strategic Incentive Program
Performance Shares granted during the 1996-1998 performance period to a Corporate executive have been earned based upon the System's attainment of return on equity targets for this period. Performance criteria for a Corporate executive was based on the following: if the average annual return on equity for the System for the three-year period ended December 31, 1998 is (i) less than 11.3%, no Performance Shares will vest, (ii) at least 11.3% but less than 11.7%, one-half of such Performance Shares will vest on March 1, 1999, and
(iii) if at least 11.7%, all such Performance Shares will vest on March 1, 1999. Performance shares granted to a CNG Transmission executive included an additional goal of return on CNG Transmission's net assets. If return on net assets is (i) less than 12%, no Performance Shares will vest, or (ii) at least 12%, all such Performance Shares will vest on March 1, 1999. Return on equity for the period was 12.4% and CNG Transmission's return on net assets was 16.6%, therefore, the

Performance Shares will vest on March 1, 1999. The Committee reserves the right to reduce the number of Performance Shares that vest based on factors that it deems appropriate. Executives will not receive dividends on Performance Shares until they have vested, at which time, dividends otherwise payable prior to the vesting date will be paid to the executive without interest.
  Triannual Options granted during the 1996-1998 performance period to an executive have also been earned. Triannual Options were granted at the fair market value of a share on the date of grant. Performance criteria was based on the following: if the annual return on equity for the CNG System for the three-year period ended December 31, 1998 is (i) less than 11.3%, all of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, (ii) at least 11.3% but less than 11.7%, one-half of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, and one-half of the Triannual Options will vest and have an exercise period which will expire on January 2, 2006 and (iii) at least 11.7%, all of the Triannual Options vest and will expire on January 2, 2006. Options expire at the earlier of the expiration date of the option or, three years following separation from employment due to retirement, one year after separation from employment due to death or permanent disability or three months after separation from employment for any other reason. Grants of Triannual Options are based upon an executive's level within the Company.

1999-2001 Long-Term Strategic Incentive Program

Purpose
The purposes of the Program are to attract, retain and reward key employees; motivate these employees for superior performance and to align and strengthen their interests to the Company's shareholders.

Performance Criteria
Total Company shareholder return versus a sector-weighted index (the Peer Group) comprised of the S&P 500--Natural Gas Index (25%), S&P Midcap 400-- Natural Gas Utilities Index (50%) and the S&P Midcap 400--Oil & Gas Index (25%) will be used in determining the payout of the Program. Total shareholder return is defined as the share price change from the closing price on the last business day of 1998 compared with the closing price of the last business day of 2001 plus reinvested dividends paid over the three-year performance period. Awards under the Program will vest only if the Company's total shareholder return is greater than the Peer Group during the specified performance period; no vesting will occur if the Company's total shareholder return is less than the Peer Group during the specified performance period.

Administration

The Program Administrator (normally the Committee) will interpret the Program, prescribe, amend, and rescind rules relating to it, select eligible participants, and take all other actions necessary for its administration. These actions will be final and binding upon all participants. Notwithstanding anything in the Program to the contrary, the Program Administrator, in its absolute discretion, may bifurcate the Program so as to restrict, limit, or condition the applicability of any provision of the Program to the Chief Executive Officer and the Company's four highest compensated officers other than the Chief Executive Officer (the "covered employees") without so restricting, limiting, or conditioning the Program with respect to other participants.

Awards Under the Program
Awards under the Program may be granted as shares of Common Stock, common stock equivalents or such other awards allowed under the Program. For the three-year period, the maximum number of Performance Restricted Stock to any eligible employee is 84,000 shares, or common stock equivalents, and 280,000 shares issuable upon exercise of Triannual Non-Qualified Stock Options. Executives, including the covered employees, will not receive dividends on Performance Restricted Stock until the award has vested, at which time dividends otherwise payable prior to the vesting date will be paid to the executive without interest. If the performance criteria is met and vesting occurs the Company, in its discretion, will distribute the awards in Common Stock or cash.

Acceleration of Awards

Upon retirement, disability or death, the awards may be prorated based on the number of quarters, and any partial quarters, the executive was an active employee during the performance period; the awards will vest only if the performance criteria is met. Upon a Change of Control, the awards may be prorated based on the number of years, and any partial years, the executive was an active employee during the performance period and may then vest without regard whether or not the performance criteria is met. Retirement, disability, death and Change of Control are all terms defined in the 1997 Stock Incentive Plan and referred to in the award agreements.

COMPENSATION CONSULTANT

The Committee utilizes the services of an independent compensation consultant to assess market relativity of the executive compensation packages. Consistent with the Company's compensation philosophy, adjustments are made to any executive compensation components in order to achieve levels of compensation at the median market position.

TAX MATTERS

Section 162(m) of the Internal Revenue Code imposes a limitation on the Company's income tax deduction for annual compensation in excess of $1 million paid to certain employees, generally the Chief Executive Officer and the four other most highly compensated Executive Officers. The Human Resources Committee intends to structure compensation that rewards performance while preserving maximum deductibility of all compensation awards. Towards this end, the Board of Directors has recommended that the shareholders approve the Company's Performance Restricted Stock Awards granted under the 1999-2001 Long-Term Strategic Incentive Program. It is not currently anticipated that compensation realized by any Executive Officer will result in a material loss of tax deductions.

                                                         S. A. Minter, Chair
                                                         J. W. Connolly
                                                         P. E. Lego
                                                         M. A. McKenna

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly cumulative total shareholder return on CNG's Common Stock against the cumulative total return of the S&P 500 Stock Index and a sector weighted Peer Group Index comprised of the S&P 500--Natural Gas Index (25%), S&P Midcap 400--Natural Gas Utilities Index (50%) and S&P Midcap 400--Oil & Gas Index (25%) for the period of five years commencing December 31, 1993, and ended December 31, 1998.
  The Peer Group index shown is comprised of the companies listed in the above named indices. These companies are: S&P 500--Natural Gas Index: The Coastal Corporation, Columbia Energy Group, Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., NICOR Inc., ONEOK, Inc., Peoples Energy Corp., Sempra Energy, Sonat and Williams Companies, Inc.; S&P Midcap 400--Natural Gas Utilities Index: AGL Resources Inc., El Paso Energy, Indiana Energy, Inc., KN Energy, Keyspan Energy, MCN Energy Group Inc., National Fuel Gas Company, Questar Corp. and Washington Gas Light Co.; and S&P Midcap 400--Oil & Gas
Index: Murphy Oil Corporation, Noble Affiliates Inc., Ocean Energy, Inc., Pioneer Natural Resources Company, Quaker State Corp., Ranger Oil Limited, Seagull Energy Corporation, TOSCO Corporation, Ultramar Diamond Shamrock Corporation, Valero Energy Corp. and Varco Intl.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*



                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG CNG, S&P 500 INDEX, PEER GROUP INDEX AND VALUE LINE INDEX

Measurement period                      S&P 500        PEER GROUP    VALUE LINE
(Fiscal year Covered)       CNG         INDEX          INDEX         INDEX
---------------------       ----        -------        ----------    ----------
Measurement PT -
12/31/93                    $100        $100           $100          $100
FYE 12/31/94                $ 79        $101           $ 92          $ 87
FYE 12/31/95                $107        $139           $119          $119
FYE 12/31/96                $135        $171           $160          $152
FYE 12/31/97                $153        $229           $196          $186
FYE 12/31/98                $142        $294           $168          $188

*Assumes $100 investment on December 31, 1993, and reinvestment of dividends. Last year the Company included the Value Line Natural Gas Industry Index. The Value Line Index was replaced with the sector weighted Peer Group Index to better represent the Company's asset mix and market capitalization.

NON-EMPLOYEE DIRECTORS' COMPENSATION

Non-employee Directors are currently paid a $24,000 annual retainer, a $2,000 per diem fee for attending each Board meeting, including all Board Committee meetings held in conjunction with such Board meeting, and a $1,000 per diem fee for participating in telephonic Board or Board Committee meetings. Committee Chairpersons receive an additional annual fee of $3,000.
  Directors may elect to defer receipt of these payments until after retirement from the Board. Such payments are deferred in the form of cash credits or Consolidated Natural Gas Company Common Stock credits. Such stock credits are valued as Common Stock equivalents equal to the number of shares that could have been purchased at the closing price on the date the compensation was earned. As of the date any dividend is paid on the Company's Common Stock, a credit is made to each participant's deferred account equal to the number of shares of Common Stock that could have been purchased on such date with the dividend paid. Amounts deferred in the form of cash credits earn interest, compounded quarterly, at a rate equal to the closing prime commercial rate at The Chase Manhattan Bank N.A. on the last day of each quarter. Payments are made in cash, in a lump sum or in annual installments over a period not exceeding ten years. The entire undistributed deferred amount will be distributed in a lump sum upon a participating Director's death.
  Directors receive an annual grant of 200 shares of the Company's Common Stock, subject to restrictions, or the same amount of Consolidated Natural Gas Company Common Stock credits and options on 1,000 shares of the Company's Common Stock. Such grants are to be made on the date of the Annual Meeting of Stockholders. Newly elected Directors will receive an initial grant of 400 shares of the Company's Common Stock, subject to restrictions, or the same amount of Consolidated Natural Gas Company Common Stock credits and options on 2,000 shares of the Company's Common Stock. Such grants are to be made on the date of the Director's election to the Board. The restrictions on such stock shall lapse in 25% installments on the anniversary date of each grant or shall lapse in total upon the Director's retirement at age 70 or the Director's ceasing to serve due to death or disability. The Consolidated Natural Gas Company Common Stock credits are described above.
  Effective January 1, 1997, the Board of Directors voted to terminate the post-retirement retainer for newly elected non-employee Directors and all current directors elected to waive the post-retirement retainer and receive the present value of such benefit in deferred stock credits or restricted common stock of the Company. In the past, the annual retainer paid to non-employee Directors, as set by the Board of Directors from time to time, was continued to be paid for life to each non-employee Director retired at age 70, or at an earlier age due to disability, provided the non-employee Director served a minimum of four years and agreed to be generally available as a consultant. Payments under the continued post-retirement retainer arrangement cease at the death of the Director.
  Employee Directors do not receive any compensation for service as Directors.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1998, the following Directors served as members of the Human Resources
Committee: S. A. Minter, Chair, J. W. Connolly, P. E. Lego and M. A. McKenna.
  The Company now has a Credit Agreement totaling $775 million with a group of banks. Each participating bank is compensated with a fee of .04% on its respective commitment amounts.
  Currently, PNC Bank, Pittsburgh, Pennsylvania, the subsidiary of PNC Bank Corp., of which Messrs. Davidson and Simmons are Directors, provides a commitment of $100 million under the Credit Agreement. Mellon Bank, N.A., Pittsburgh, Pennsylvania, of which Mr. Connolly is a Director, provides a commitment of $102.5 million under the Credit Agreement. Key Bank, NA, Cleveland, Ohio, the subsidiary of KeyCorp of which Mr. Minter is a Director, provides a commitment of $100 million under the Credit Agreement. There were no borrowings under the Agreement in 1998.

BENEFIT PLANS

LIFE INSURANCE AND RELATED BENEFIT PLANS

The Company maintains a program composed of Split Dollar Life Insurance Plans and Supplemental Death Benefit Plans for employees on the executive payroll of the Company and its subsidiaries, as well as non-employee Directors, which provides death benefits to beneficiaries of those individuals. There were 135 eligible employees on December 31, 1998 and 80 were participating. Five non-employee Directors also were participating. The plans are under the general supervision of the Human Resources Committee of the Board. Continuation of the plans beyond retirement requires the Committee's approval. The costs for the Split Dollar Life Insurance Plans are shared by the Company and the participants. Each year an employee participant pays a premium based on age and amount of individual coverage, which is approximately twice annual salary. Each year, Director participants pay a premium based on age and amount of individual coverage. The Company pays all additional premiums and expects to receive proceeds approximately equal to its investment in the policy through the total coverage exceeding the participant's individual coverage. The Supplemental Death Benefit Plans provide for payments to a deceased participant's beneficiaries over a period of years.

RETIREMENT PROGRAMS

A non-contributory Pension Plan is maintained for employees who are not represented by a recognized union, including Officers of the Company and its subsidiaries. On December 31, 1998, all 2,822 eligible employees of the Company and its subsidiary companies were participating in the Pension Plan.
  The Company also maintains an unfunded Short Service Supplemental Retirement Plan for certain management employees whose commencement of service with the Company occurred after the employee had acquired experience of considerable value to the Company and who will have less than 32 years of service at normal retirement.
  The following table illustrates maximum annual benefits--including any supplemental payment described above but before being reduced by the required offset--at normal retirement date (age 65) on the individual life annuity basis for the indicated levels of final average annual salary and various periods of service.

PENSION PLAN TABLE

--------------------------------------------------------------------------------
                          Annual Pension Benefit for Years of Service Indicated
                          ------------------------------------------------------
Average Annual Salary            15         20         25         35         40
--------------------------------------------------------------------------------
$100,000................. $   34,000 $   45,300 $   55,000 $   59,500 $   68,000
 150,000.................     51,000     68,000     82,500     89,300    102,000
 200,000.................     68,000     90,700    110,000    119,000    136,000
 250,000.................     85,000    113,300    137,500    148,800    170,000
 300,000.................    102,000    136,000    165,000    178,500    204,000
 350,000.................    119,000    158,700    192,500    208,300    238,000
 400,000.................    136,000    181,300    220,000    238,000    272,000
 450,000.................    153,000    204,000    247,500    267,800    306,000
 500,000.................    170,000    226,700    275,000    297,500    340,000
 550,000.................    187,000    249,300    302,500    327,300    374,000
 600,000.................    204,000    272,000    330,000    357,000    408,000
 650,000.................    221,000    294,700    357,500    386,800    442,000
 700,000.................    238,000    317,300    385,000    416,500    476,000
--------------------------------------------------------------------------------

  The 1998 salaries, projected service to age 65, and estimated annual retirement benefits on the individual life form of annuity, assuming continuation of their December 1998 salaries until age 65 for each of the individuals in the Summary Compensation table, are as follows:

ESTIMATED ANNUAL RETIREMENT BENEFITS

--------------------------------------------------------------------------------
                                       Years of    Years of   Estimated Annual
                              1998    Service at    Service  Retirement Benefits
Name                         Salary  Year-End 1998 at Age 65      at Age 65
--------------------------------------------------------------------------------
R. L. Adams................ $283,500        2          28         $167,114
G. A. Davidson, Jr.........  689,700       32          37          437,430
R. M. Sable, Jr............  183,333       20          38          113,359
D. M. Westfall.............  331,867       29          43          257,925
S. E. Williams.............  275,967       24          39          181,658
--------------------------------------------------------------------------------

  The Company also maintains a Supplemental Retirement Benefit Plan under which payments may be made, at the sole discretion of the Human Resources Committee of the Board, to individuals comprising the executive payroll. As of December 31, 1998, there were 135 potentially eligible employees. The decision to grant a Supplemental Retirement Benefit is based on a review of the retiring employee's total available benefits. Payments under such plan during 1998 amounted to $448,900. The maximum annual supplemental annuity under this plan is 10% of an individual's final average annual salary. Assuming continuation of their December 1998 salaries until age 65, the individuals named in the Summary Compensation table would be eligible to receive the following maximum annual supplemental retirement benefits: Messrs. Adams, $31,360; Davidson, $70,000; Sable, $18,500; Westfall, $36,010 and Williams,
$28,250.
  The benefits described above have not been reduced by the limitations imposed on qualified plans by the Internal Revenue Code. As permitted by the Internal Revenue Code, the Board of Directors has adopted a policy whereby supplemental payments may be made, as necessary, to maintain the benefit levels earned under the benefit plans.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Based on the Company's review of copies of all Section 16(a) forms filed by the Officers and Directors of the Company, the Company believes that in 1998 there was compliance with all filing requirements applicable to its Officers and Directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has audited the accounts of the Company and its subsidiaries since 1943. On recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the stockholders, appointed PricewaterhouseCoopers LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 1999. Audit fees to PricewaterhouseCoopers LLP in 1998 incurred by the Company and its subsidiaries were approximately $1,685,000. A representative of PricewaterhouseCoopers LLP will be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so. Accordingly, the following resolutions will be offered at the Meeting:
  RESOLVED, That the appointment, by the Board of Directors of the Company, of PricewaterhouseCoopers LLP to audit the accounts of the Company and its subsidiary companies for the fiscal year 1999, effective upon ratification by the stockholders be, and it hereby is, ratified; and
  FURTHER RESOLVED, That a representative of PricewaterhouseCoopers LLP shall attend the next Annual Meeting and any special meetings of stockholders that may be held in the interim.

Vote Needed for Appointment of Independent Accountants
An affirmative vote of the holders of a majority of the Company's Common Stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for ratification. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Audit Committee and the Board of Directors.

Board Recommendation
The Board recommends that stockholders vote FOR Proposal 2, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 3
APPROVAL OF THE COMPANY'S PERFORMANCE RESTRICTED STOCK AWARDS GRANTED UNDER THE 1999-2001 LONG-TERM STRATEGIC INCENTIVE PROGRAM

Summary

Effective for the tax year ended December 31, 1994, the Internal Revenue Code was amended by the addition of Section 162(m), which limits the tax deduction available to a company with respect to compensation paid to certain Executive Officers, unless the compensation qualifies as "performance based." Triannual Non-Qualified Stock Options are granted to Executive Officers under a shareholder approved Plan, the 1997 Stock Incentive Plan, that complies with the requirements of Section 162(m) regarding performance based compensation. The Board of Directors through its Human Resources Committee (the "Committee") has adopted the 1999-2001 Long-Term Strategic Incentive Program. The Board believes that in light of Section 162(m), it is desirable to submit the Performance Restricted Stock Awards granted under the Program for Stockholder approval. This will enable the Awards to these executives to qualify as "performance based" compensation for purposes of Section 162(m), and thereby continue to be deductible by the Company without regard to the deduction limit otherwise imposed by such Section. All awards under the Program are issued pursuant to the 1997 Stock Incentive Plan and are subject to the provisions of the award agreement. If the Proposal is not approved by the shareholders, the Committee will consider whether it is appropriate to take any alternate action or actions that would allow the Company to award incentives to covered employees that are fully deductible by the Company under the Internal Revenue Code.

1999-2001 Long-Term Strategic Incentive Program

Purpose
The purposes of the Program are to attract, retain and reward key employees; motivate these employees for superior performance and to align and strengthen their interests to the Company's shareholders.

Performance Criteria
Total Company shareholder return versus a sector-weighted index (the Peer Group) comprised of the S&P 500--Natural Gas Index (25%), S&P Midcap 400-- Natural Gas Utilities Index (50%) and the S&P Midcap 400--Oil & Gas Index (25%) will be used in determining the payout of the Program. Total shareholder return is defined as the share price change from the closing price on the last business day of 1998 compared with the closing price of the last business day of 2001 plus reinvested dividends paid over the three-year performance period. Awards under the Program will vest only if the Company's total shareholder return is greater than the Peer Group during the specified performance period; no vesting will occur if the Company's total shareholder return is less than the Peer Group during the specified performance period.

Administration

The Program Administrator (normally the Committee) will interpret the Program, prescribe, amend, and rescind rules relating to it, select eligible participants, and take all other actions necessary for its administration. These actions will be final and binding upon all participants. Notwithstanding anything in the Program to the contrary, the Program Administrator, in its absolute discretion, may bifurcate the Program so as to restrict, limit, or condition the applicability of any provision of the Program to the Chief Executive Officer and the Company's four highest compensated officers other than the Chief Executive Officer (the "covered employees") without so restricting, limiting, or conditioning the Program with respect to other participants.

Awards Under the Program

Awards under the Program may be granted as shares of Common Stock, common stock equivalents or such other awards allowed under the Program. For the three-year period, the maximum number of Performance Restricted Stock to any eligible employee is 84,000 shares, or common stock equivalents, and 280,000 shares issuable upon exercise of Triannual Non-Qualified Stock Options. Executives, including the covered employees, will not receive dividends on Performance Restricted Stock until the award has vested, at which time dividends otherwise payable prior to the vesting date will be paid to the executive without interest. If the performance criteria is met and vesting occurs the Company, in its discretion, will distribute the awards in Common Stock or cash.

Acceleration of Awards

Upon retirement, disability or death, the awards may be prorated based on the number of quarters, and any partial quarters, the executive was an active employee during the performance period; the awards will vest only if the performance criteria is met. Upon a Change of Control, the awards may be prorated based on the number of years, and any partial years, the executive was an active employee during the performance period and may then vest without regard whether or not the performance criteria is met. Retirement, disability, death and Change of Control are all terms defined in the 1997 Stock Incentive Plan and referred to in the award agreements.

Vote Needed for Approval of the Proposal
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Board Recommendation
The Board recommends that stockholders vote FOR Proposal 3, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 4
STOCKHOLDER'S PROPOSAL CONCERNING BONUSES

Fred Wilson and Mazie M. Wilson, 3011 N. Miles Drive, Edmond, Oklahoma, who own 200 shares of the Company's Common Stock have submitted the resolution set forth below for inclusion in this proxy statement for the Company's 1999 Annual Meeting of Shareholders.

The Stockholder's Proposal
Bonus Resolution
"RESOLVED: That all bonuses be voted on by the shareholders and limited to 10% of the annual salaries of the executive officers compensations. The executive officers are identified as those filling the positions as follows:

  1. Chairman and Chief Executive Officer
  2. Vice President Accounting and Financial Control
  3. President CNG Producing Co.
  4. Senior Vice President & Chief Financial Officer
  5. Senior Vice President & General Counsel"

The Stockholder's Supporting Statement
It is my opinion that the executive officers are grossly overpaid. I believe that any man can live very comfortably on a lot less than what the executive officers are currently being paid. I am currently retired and on a fixed income with little or no incentive income prospects. These executives are not unique; as they all have great staffs and/or assistants at their disposal to advise them in all their decision making. It is therefore my opinion that the executives are not justified in receiving the unusually large bonuses which are apparently spontaneously awarded by the Board of Directors. It seems that the fine salaries should be sufficient justification and incentive for doing a good job.

Management's Comments
This proposal calls for certain Executive Officers' bonuses to be approved by the stockholders and to be limited to 10% of their salaries. Management strongly believes that this practice would not be in the interests of the stockholders.
  The objective of the Company's compensation programs is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders. The opportunity for an Executive Officer to earn a bonus is based on the nature of the position, its potential for contribution, the level of responsibility and the competitive environment.
  A bonus opportunity is established only if the Company attains a certain level of performance. Payments are made only upon the successful achievement of goals approved by the Human Resources Committee. The achievement of established goals directly aligns the financial interests of Executive Officers and others with those of the Shareholders. In management's view, limiting bonuses to below market levels would weaken this alignment and fail to serve the shareholders' interests.

Vote Needed for Approval of the Proposal
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Board Recommendation
The Board recommends that stockholders vote AGAINST Proposal 4, and the accompanying proxy will be so voted, unless a contrary specification is made.

OTHER MATTERS

Procedure for Submission of 2000 Stockholder Proposals
The 2000 Annual Meeting of Stockholders will be held on Tuesday, April 11, 2000. Proposals by stockholders for inclusion in the 2000 Annual Meeting Proxy Statement must be received by the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, prior to November 3, 1999. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.
  The SEC has amended Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "1934 Act") which governs the Company's use of discretionary proxy voting authority with respect to shareholder proposals that are not being included in the Company's proxy solicitation materials pursuant to Rule 14a-8 of the 1934 Act. Therefore, in the event a shareholder does not notify the Company at least 45 days before the date the Company mailed its proxy material for the prior year's annual meeting of shareholders (which date would be January 19, 2000 for the Company's 2000 Annual Meeting) of an intent to present such a proposal at the Company's Annual Meeting, the Company's management proxies will have the right to exercise their discretionary authority in connection with the matter submitted by the shareholder, without discussion of the matter in the Proxy Statement.

OTHER BUSINESS

The Board of Directors does not intend to bring any business before the Meeting other than that listed in the foregoing Notice and is not aware of any business intended to be presented to the Meeting by any other person. Should other matters properly come before the Meeting, the persons named in the accompanying proxy will vote said proxy in such manner as they may, in their discretion, determine.
                                                 /s/ E. J. Marks, III
                                                 E. J. Marks, III
                                                 Corporate Secretary

February 22, 1999


NOTE: YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN YOUR PROXY CARD,
      GIVE YOUR PROXY BY CALLING THE TOLL-FREE TELEPHONE NUMBER, OR ATTEND THE MEETING AND VOTE IN PERSON.

APPENDIX I
CONSOLIDATED NATURAL GAS COMPANY
1998 FINANCIAL STATEMENTS AND NOTES

(ENCLOSED)

Consolidated Natural Gas Company
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

Regulated Business
The East Ohio Gas Company
Cleveland, Ohio

The Peoples Natural Gas Company
Pittsburgh, Pennsylvania

Virginia Natural Gas, Inc.
Norfolk, Virginia

Hope Gas, Inc.
Clarksburg, West Virginia

CNG Transmission Corporation
Clarksburg, West Virginia

Nonregulated Business
CNG Producing Company
New Orleans, Louisiana

CNG Retail Services Corporation
Pittsburgh, Pennsylvania

International
CNG International Corporation
Reston, Virginia

LOGO CNG

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

             1998 Financial
                  Report




               Appendix I

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    1
Selected Financial Data...................................................   21
Report of Independent Accountants.........................................   22
Consolidated Statement of Income for the Years 1996 through 1998..........   23
Consolidated Balance Sheet at December 31, 1997 and 1998..................   24
Consolidated Statement of Cash Flows for the Years 1996 through 1998......   26
Consolidated Statement of Comprehensive Income for the Years 1996 through
 1998.....................................................................   27
Notes to Consolidated Financial Statements................................   28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All per share references, unless indicated, are stated as basic earnings per share. Prior year amounts have been restated, as applicable, to present continuing operations separate from discontinued operations.)

SUBSEQUENT EVENT

On February 22, 1999, Consolidated Natural Gas Company (the Company) and Dominion Resources, Inc. (DRI) announced that a definitive merger agreement (merger agreement) was approved by the boards of directors of both companies. Under the terms of the merger agreement, DRI intends to acquire all of the Company's shares of common stock in a stock-for-stock transaction. Reference is made to Note 19 to the consolidated financial statements, page 52, regarding this subsequent event.

RESULTS OF OPERATIONS

Net Income
Net income in 1998 was $238.8 million, or $2.52 a share, compared with net income of $304.4 million, or $3.21 a share, in 1997. Net income in 1996 was $298.3 million, or $3.17 a share. These results, however, reflect the Company's decision to discontinue its wholesale energy trading and marketing operations in 1998 (see Note 2 to the consolidated financial statements, page
30). The Company recognized a loss on discontinued operations in 1998 of $48.9 million, or $.51 a share. Losses from discontinued operations during 1997 and 1996 totaled $14.5 million and $11.1 million, respectively, or $.15 and $.12 a share.

Income From Continuing Operations
Income from continuing operations was $287.7 million, $318.9 million and $309.4 million for 1998, 1997 and 1996, respectively. On a per share basis, income from continuing operations was $3.03 in 1998, compared to $3.36 and $3.29 in 1997 and 1996, respectively.

  1998
Income from continuing operations declined $31.2 million in 1998. The effects of warm winter weather and lower average wellhead prices for gas and oil were only partially mitigated by ongoing cost reduction efforts and the impact of higher oil production. Weather in the Company's retail service areas was 17.8% warmer than normal and 19.3% warmer than 1997. The warmer than normal weather in 1998 reduced earnings by $.47 per share. Normal weather represents a measure of temperature experienced over an historical time frame, the length of which may differ depending on the regulatory jurisdiction. When compared to normal, 1998 was the second warmest year in the Company's history.

  1997
Income from continuing operations in 1997 increased $9.5 million from the prior year. The favorable impact of higher gas and oil production and continued cost containment efforts more than offset the effects of warmer weather and lower average wellhead prices for both gas and oil. Weather in the Company's retail service areas was 1.9% colder than normal but 4.3% warmer than 1996.

  1996
Income from continuing operations in 1996 reflected higher wellhead prices for natural gas and oil, increased gas and oil production, colder weather, cost controls and the full year impact of new rates in place for most of the Company's gas distribution customers. Weather in the Company's retail service areas was 5.6% colder than normal and 5.5% colder than 1995.

Operating Revenues
Operating revenues include revenues from gas and oil sales, transportation and storage of gas, gas and oil trading activities and by-product operations. Total operating revenues in 1998 were $2,760.4 million, a decrease of $416.7 million from 1997.
  Regulated gas sales revenues declined $477.3 million during 1998 compared to the prior year, to $1,373.7 million. Regulated sales volumes declined 64.9 billion cubic feet (Bcf), to 207.1 Bcf, due chiefly to warmer weather in 1998. Residential customers switching to transport service also caused a decline in sales volumes. In addition, lower average sales rates for all three major customer classes--residential, commercial and industrial--reflecting lower purchased gas costs contributed to the decline in revenues.
  Nonregulated gas sales revenues increased $61.0 million in 1998, to $494.4 million, with sales volumes increasing 36.1 Bcf, to 207.1 Bcf. The increased sales volumes in 1998 were due to gas sales by CNG Retail Services Corporation (CNG Retail), in its first full year of operation, and CNG Field Services Company (CNG Field Services).
  Gas transportation and storage revenues rose $53.8 million, to $545.9 million, in 1998. This improvement includes a $47.6 million increase associated with gas transportation revenues due largely to customers switching from sales to transport service at certain of the distribution subsidiaries.
  Other operating revenues declined $54.2 million in 1998, to $346.4 million, due primarily to lower revenues from oil production and oil trading activities as a result of declining oil prices during 1998.
  Regulated gas sales revenues of $1,851.0 million in 1997 were up $97.3 million compared to 1996, despite sales volumes decreasing 22.2 Bcf to 272.0 Bcf. The decline in volumes was due to warmer weather and the effect of the displacement of sales volumes to other suppliers, including CNG Retail. Sales revenues attributable to the Company's residential and commercial customers increased during 1997 as higher average sales rates, reflecting the recovery of previously deferred purchased gas costs, more than offset reduced volumes compared to 1996.
  Nonregulated gas sales revenues increased $37.3 million in 1997 to $433.4 million, with sales volumes increasing 11.3 Bcf to 171.0 Bcf. The increases in revenues and volumes reflect higher gas production at CNG Producing Company (CNG Producing). Gas transportation and storage revenues rose $12.5 million in 1997 compared to the prior year, to $492.1 million, reflecting both higher gas transportation and storage service revenues. Other operating revenues increased $74.6 million in 1997 to $400.6 million. Revenues from oil trading were up $39.7 million, while revenues from the sale of oil and condensate production increased $33.5 million. In both cases, the impact of higher volumes more than offset a decline in oil prices.

Operating Expenses
Operating expenses, including income taxes, decreased to $2,392.9 million in 1998, compared to $2,766.7 million and $2,555.7 million in 1997 and 1996, respectively.
  Purchased gas consistently represents the largest operating expense category for the Company. Purchased gas costs were $900.4 million in 1998, $1,114.1 million in 1997 and $963.2 million in 1996. This expense is influenced primarily by changes in gas sales requirements, the price of gas supplies, and the timing of recoveries of deferred purchased gas costs. The decline in 1998 was due primarily to decreased volume requirements in connection with the warm weather in 1998, while lower average purchase prices also contributed to the decrease. The recognition of previously deferred purchased gas costs and volumes sold by CNG Retail were the primary factors for the increase from 1996 to 1997.
  Liquids, capacity and other products purchased expense includes the cost of oil, condensate and by-products purchased for resale, electricity purchased for resale by CNG Retail, and pipeline capacity not associated with gas purchased. During 1998, this expense decreased $65.2 million due primarily to lower average purchase prices for oil traded by CNG Producing and less pipeline capacity purchased by CNG Transmission Corporation (CNG Transmission). This expense increased $31.2 million in 1997 due primarily to increased oil trading activity by CNG Producing.

  Combined operation and maintenance expense decreased $48.8 million in 1998 due largely to lower royalty expense, lower amortization expense related to abandoned facilities and lower general and administrative expenses. The decline in 1998 was partially offset by workforce reduction charges recognized in the fourth quarter of 1998 due principally to the plan to reorganize the management structure of the Company's regulated operations. Excluding the effect of workforce reduction charges included in the 1996 amounts, combined operation and maintenance expense increased $14.8 million in 1997. This increase was due in part to higher royalty expense and production-related costs. These costs were partially offset by lower employment costs.
  Total depreciation and amortization (DD&A) expense increased $5.3 million in 1998 due to higher oil production volumes and $21.7 million in 1997 due largely to higher gas and oil production volumes.
  Taxes, other than income taxes, declined $14.3 million in 1998 due chiefly to the timing of the recognition of certain tax expense by one of the distribution subsidiaries and were up $2.9 million in 1997 due in part to higher excise taxes.
  Income taxes declined $26.7 million in 1998 due to lower pretax income and a lower effective tax rate. Income taxes decreased $6.0 million in 1997 due largely to a lower effective tax rate.

Other Income
Total other income was $34.7 million in 1998, compared to $12.4 million in 1997 and $9.0 million in 1996. "Other-net" increased $20.8 million during 1998 due principally to increased earnings from equity investments at CNG International. The increase in "Other-net" in 1997 compared to 1996 is due largely to a charge of $5.0 million recognized in connection with an early extinguishment of debt in December 1996. Interest revenues increased $1.5 million in 1998 and decreased slightly in 1997.

Interest Charges
Interest on long-term debt increased $1.4 million in 1998 and $3.1 million in 1997. The 1998 increase was primarily due to a full year of interest expense on the $300 million of debentures issued in the fourth quarter of 1997, partially offset by reduced interest expense in 1998 resulting from the redemption of the convertible subordinated debentures. The increase in 1997 was due largely to a full year of interest expense related to the $300 million of debentures issued in the fourth quarter of 1996, partially offset by the redemption in early 1997 of $100 million of debentures and the early extinguishment of $53.1 million of debt in late 1996. Other interest expense increased $13.9 million in 1998 due primarily to interest on commercial paper borrowings. Other interest expense increased $2.4 million in 1997.

Fourth Quarter Results
Net income for the fourth quarter of 1998 was $95.0 million, or $1.00 per share, compared to $89.4 million, or $.94 per share, in 1997. Income from continuing operations for the fourth quarter of 1998 was $97.2 million, or $1.02 per share, compared to $89.1 million, or $.94 per share, in the prior year quarter. Results for 1998 reflect lower operating costs which helped offset significantly lower wellhead prices and warmer weather in that year. Also, the prior year quarter included a non-cash charge of $6.7 million after taxes, or $.07 per share, related to an impairment of Canadian oil producing properties. The change in other income/expenses--net reflects higher equity income from CNG International and gains on asset dispositions in 1998, while the 1997 fourth quarter includes a charge in connection with the decision to sell and write down the carrying value of the Company's interests in four independent power projects. The Company's 1998 average gas wellhead price was $2.17 per thousand cubic feet (Mcf), down $.37 per Mcf, while average oil wellhead prices declined $5.95 per barrel compared to the prior year quarter, to $9.74 per barrel. Weather in the fourth quarter of 1998 was 16.1% warmer than the prior year quarter.

--------------------------------------------------------------------------------

Quarters Ended December 31,                                      1998     1997
---------------------------------------------------------------------------------
                                                                 (In Millions)
Operating revenues............................................. $ 807.4  $ 940.9
Operating expenses.............................................  (654.4)  (781.2)
                                                                -------  -------
Operating income before income taxes...........................   153.0    159.7
Income taxes...................................................   (45.2)   (41.3)
Other income/expenses-net......................................   (10.6)   (29.3)
                                                                -------  -------
Income from continuing operations..............................    97.2     89.1
Income (loss) from discontinued operations.....................    (2.2)      .3
                                                                -------  -------
Net income..................................................... $  95.0  $  89.4
                                                                =======  =======
Earnings (loss) per common share--basic (in dollars)
 Continuing operations.........................................   $1.02    $ .94
 Discontinued operations.......................................    (.02)      --
                                                                -------  -------
Net income.....................................................   $1.00    $ .94
                                                                =======  =======
Earnings (loss) per common share--diluted (in dollars)
 Continuing operations.........................................   $1.01    $ .92
 Discontinued operations.......................................    (.02)      --
                                                                -------  -------
Net income.....................................................   $ .99    $ .92
                                                                =======  =======
---------------------------------------------------------------------------------

New Accounting Standards
During 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components. Reference is made to the Consolidated Statement of Comprehensive Income, page 27. Reference is also made to Notes 1 and 18 to the consolidated financial statements, pages 28 and 48, regarding SFAS No. 131. SFAS No. 132 revises the Company's disclosures about pension and other postretirement benefit plans. Reference is made to Note 7 to the consolidated financial statements, page 34, regarding SFAS No. 132. The adoption of SFAS Nos. 130, 131 and 132 did not have a material effect on the Company's financial position, results of operations or cash flows.
  Also during 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-1 establishes standards for accounting for costs incurred in developing or procuring computer software for internal use. SOP 98-5 requires that costs for start-up activities be expensed as incurred. The provisions of each SOP are effective beginning January 1, 1999, and the adoption of each SOP is not expected to have a material effect on the Company's financial position, results of operations or cash flows.
  The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in 1998. SFAS No. 133 establishes new accounting standards for derivative instruments and for hedging activities. The provisions of SFAS No. 133 are effective beginning January
1, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

SEGMENTS OF THE BUSINESS
Due to the regulated nature of the distribution and transmission segments of the Company's business, operating results can be affected by regulatory delays when price increases are sought through general rate filings to recover certain higher costs of operations. Weather is also an important factor since a major portion of the gas sold or transported by the distribution and transmission operations is ultimately used for space heating.
  Operating results for each of the Company's business segments, which include affiliated transactions, follow. Reference is made to Note 18 to the consolidated financial statements, page 48, for additional segment information.
-------------------------------------------------------------------------------

Operating Income Before Income Taxes                                       1998    1997    1996
-------------------------------------------------------------------------------------------------
                                                                             (In Millions)
Distribution............................................................. $208.2  $266.6  $258.4
Transmission.............................................................  183.6   180.9   181.6
Exploration and production...............................................  116.6   142.8   133.2
Other (a)................................................................   (1.4)   (7.3)    (.9)
Corporate and eliminations...............................................   (9.9)  (16.3)  (10.3)
                                                                          ------  ------  ------
 Total................................................................... $497.1  $566.7  $562.0
                                                                          ======  ======  ======

(a) Includes CNG International, CNG Products and Services, CNG Power, CNG
    Field Services (formerly CNG Storage Services), Consolidated LNG, CNG Research and CNG Coal. Amounts for 1998 and 1997 also include CNG Retail.
-------------------------------------------------------------------------------

Distribution
"Distribution" represents the results of the four retail gas distribution subsidiaries: The East Ohio Gas Company (East Ohio Gas), The Peoples Natural Gas Company (Peoples Natural Gas), Virginia Natural Gas, Inc. (Virginia Natural Gas) and Hope Gas, Inc. (Hope Gas).
  Sales growth in the Company's residential service areas in Ohio, Pennsylvania and West Virginia has generally been limited since such areas have experienced minimal population growth, and the vast majority of households in these areas already use natural gas for space heating. Opportunity for growth in the retail sales market is expected to continue at Virginia Natural Gas, due to customer conversions from other energy sources and the past and potential future expansion of its service territory. Since the Company's acquisition of this subsidiary in 1990, it has experienced an annual customer growth rate of about 4%, compared to a growth rate of less than 1% for the other distribution subsidiaries.
  Similar to the unbundling of the services provided by gas pipeline companies, gas distribution companies are adapting to the deregulation and unbundling of the retail energy market. Under open access programs, natural gas suppliers other than the local gas utility can use the utility's existing lines to deliver gas to customers.
  CNG Retail, created in 1997, markets natural gas, electricity, and consumer products and services to residential, commercial and small industrial customers, including those within the Company's traditional service territories. CNG Retail is expected to enable the Company to take advantage of emerging deregulated energy markets for both gas and electricity.
  During the spring of 1997, Peoples Natural Gas opened its system in Pennsylvania to customer choice. In addition, on July 2, 1997, the Public Utilities Commission of Ohio approved East Ohio Gas' "Energy Choice" (EOG Energy Choice) pilot program which allows approximately 15% of East Ohio Gas' residential and small business customers the opportunity to purchase their natural gas from competing suppliers, if they so choose.

  Distribution Operating Income Before Income Taxes

  1998
Operating income before income taxes declined $58.4 million in 1998, to $208.2 million, compared to 1997. The impact of warmer weather in 1998 was partially mitigated by lower operation expenses and the timing of the recognition of excise tax expense. Weather in the Company's retail service areas was 17.8% warmer than normal and 19.3% warmer than 1997. The 1998 period also included a $4.5 million charge for workforce reduction costs recognized in the fourth quarter in connection with the Company's plan to reorganize and centralize the management of its regulated operations.

  1997
Operating income before income taxes was $266.6 million in 1997, up $8.2 million from the prior year. However, the 1996 period included workforce reduction charges of $8.2 million. The effect of warmer weather in 1997 offset the impact of lower operation and maintenance expenses during the year. Weather in the Company's retail service areas was 1.9% colder than normal and 4.3% warmer than 1996.

  1996
Operating income before income taxes increased $50.9 million in 1996. Improved results for 1996 reflect colder weather, cost control efforts and the full year impact of general rate increases that went into effect in the latter part of 1995 at Peoples Natural Gas, Hope Gas and East Ohio Gas. Weather in the Company's retail service areas was 5.5% colder than 1995 and 5.6% colder than normal. Operating results for 1996 and 1995 include workforce reduction charges of $8.2 million and $22.3 million, respectively.

  Distribution Operating Revenues
Operating revenues decreased $414.8 million, to $1,611.8 million, in 1998. Average sales rates and volumes declined in 1998 compared to the prior year. Sales rates declined due to the pass-through of lower purchased gas costs. Lower volumes in 1998 reflected warmer weather during the year and the impact of former residential sales customers who now purchase gas from other suppliers, including CNG Retail. Gas transportation and storage revenues increased $44.0 million in 1998 due to both higher volumes and rates. The increase in gas transportation volumes reflects the switch by residential customers from sales to transport service.
  Operating revenues increased $121.1 million in 1997, to $2,026.6 million. Gas sales revenues increased $101.1 million as higher average sales rates, reflecting the recovery of previously deferred purchased gas costs, more than offset the effect of reduced sales volumes. Gas transportation and storage revenues increased $21.5 million in 1997 due to both higher volumes and rates.

  Distribution Throughput
Since distribution sales largely represent retail sales for space heating, changes in sales volumes from one period to another are primarily a function of the weather. In addition to sales service, the distribution operations provide gas transportation services to a wide range of customers, primarily commercial and industrial end users. Therefore, the volume of gas transported can be affected by changes in both economic and market conditions.
-------------------------------------------------------------------------------

Distribution Throughput                                    1998    1997    1996
--------------------------------------------------------------------------------
                                                         (In Billion Cubic Feet)
Sales...................................................   207.6   272.7   294.2
Transportation..........................................   198.9   189.4   174.2
                                                         ------- ------- -------
  Throughput............................................   406.5   462.1   468.4
                                                         ======= ======= =======
--------------------------------------------------------------------------------

  Gas sales volumes declined in 1998 compared to the prior year primarily as a result of warmer weather and the continued displacement of sales volumes to other suppliers. Residential gas sales volumes declined 47.9 Bcf in 1998, to
159.9 Bcf. The distribution subsidiaries transported 14.6 Bcf of gas in 1998, compared to 2.7 Bcf in 1997, on behalf of former residential sales customers who now purchase gas from other suppliers, including CNG Retail. Sales to commercial customers declined 15.4 Bcf to 44.3 Bcf while volumes transported to these customers decreased .3 Bcf to 43.0 Bcf, both declines being attributable to the warm weather. Total deliveries to industrial customers decreased 2.6 Bcf, to 135.7 Bcf. Industrial transport volumes were down .8 Bcf to 133.2 Bcf, while sales volumes declined 1.8 Bcf to 2.5 Bcf. Off-system transport volumes were down 1.3 Bcf in 1998, to 8.1 Bcf.
  Warmer weather and the effect of the displacement of sales volumes to other suppliers, including CNG Retail, were the reasons for the decrease in gas sales volumes in 1997 compared to 1996.

Residential gas sales volumes decreased 10.9 Bcf, to 207.8 Bcf, in 1997. Commercial sales decreased 7.1 Bcf while volumes transported to these customers were up 9.0 Bcf. Deliveries to industrial customers were lower in 1997, decreasing .5 Bcf to 138.3 Bcf. Sales to industrial customers declined
2.6 Bcf to 4.3 Bcf, while transportation volumes increased 2.1 Bcf to 134.0 Bcf. Transportation to off-system customers increased 4.1 Bcf in 1997.

Transmission
"Transmission" includes the results of the gas transmission, storage, by-product and certain other activities of CNG Transmission and the by-products business of CNG Power. Gas and oil production activities of CNG Transmission are included in the exploration and production segment.

  Transmission Operating Income Before Income Taxes

  1998
Operating income before income taxes was $183.6 million in 1998, an increase of $2.7 million compared to the prior year. The 1998 results include the impact of the favorable resolution of a regulatory contingency amounting to $13.9 million and a charge for workforce reduction costs of $1.1 million. Also, the 1997 results included a charge amounting to $5.8 million recognized in connection with CNG Transmission's withdrawal from participation in a gas storage development project.

  1997
Operating income before income taxes declined slightly in 1997, to $180.9 million. While the 1997 period included the charge for the storage project indicated above, 1996 results included a $5.1 million charge for workforce reduction costs.

  1996
Operating income before income taxes was $181.6 million in 1996. Cost control efforts and increased gas transportation and by-products revenues contributed to the improved results in 1996. Workforce reduction charges for these operations were about the same in 1996 and 1995.

  Transmission Operating Revenues
Total operating revenues increased $3.2 million during 1998, to $502.5 million. Gas transportation revenues increased $4.1 million, as higher average rates more than offset lower volumes, and gas storage service revenues increased $3.0 million. Revenues from the sale of by-products declined $18.2 million due to lower sales rates. Higher other operating revenues for 1998 include $13.9 million relating to the favorable resolution of a regulatory contingency.
  Total operating revenues declined $17.8 million in 1997, to $499.3 million. Gas transportation revenues declined $15.7 million due to both lower volumes and rates, and revenues from the sale of by-products decreased $5.1 million due primarily to lower sales rates. These decreases were partially offset by an increase of $2.8 million in gas storage service revenues.

  Transmission Throughput
The changing regulatory environment has created a number of opportunities for pipeline companies to expand and serve new markets. The Company has taken advantage of selected market expansion opportunities, concentrating its efforts primarily in the Northeast and along the East Coast. This expansion is supported by the Company's network of underground storage facilities and the location and nature of its gridlike pipeline system as a link between the country's major longline gas pipelines and the increasing energy demands of East Coast markets. A further expansion project in conjunction with East Ohio Gas and others will provide additional capacity at minimal cost. CNG Transmission's pipeline and storage facilities will continue to enable retail end users to take advantage of the accessibility of supplies nationwide in the evolving deregulation of the gas industry at the retail level (see "Distribution," page 5, and "Gas and Electric Industry Developments," page
11).

  Variations in weather conditions can also have a significant impact on the throughput of the transmission operations, since a substantial portion of the gas deliveries of these operations is ultimately used by space-heating customers. Also, transmission operations provide transportation services to a wide range of customers, including commercial and industrial end users, electric power generators, and local utility companies. Therefore, the volume of gas transported can also be affected by changes in economic and market conditions. However, due to the straight fixed variable rate design, operating income for the transmission operations is not significantly influenced by changes in throughput.
  Total throughput for the gas transmission operations, consisting entirely of transportation volumes, was 612.5 Bcf, 732.8 Bcf and 758.4 Bcf for the years 1998, 1997 and 1996, respectively.

Exploration and Production
"Exploration and production" (E&P) includes the results of CNG Producing and the gas and oil production activities of CNG Transmission.

  E&P Operating Income Before Income Taxes

  1998
Operating income before income taxes in 1998 was $116.6 million, a decline of $26.2 million from 1997. Results for 1998 reflect the impact of lower average gas and oil wellhead prices and lower gas production, partially offset by higher oil production. Both oil and gas production were negatively impacted during the third quarter of 1998 due to four hurricanes and tropical storms that forced temporary shutdowns of oil and natural gas wells in the Gulf of Mexico. These storms also delayed development efforts at the Nautilus complex, delaying initial production at that location until the first quarter of 1999. During 1998, CNG Producing added 374 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves and also purchased 39 Bcf of gas reserves from an affiliate, Peoples Natural Gas. The 1997 results include a non-cash, pretax charge of $10.4 million related to the Company's impairment of its Canadian oil producing properties.

  1997
Operating income before income taxes in 1997 was $142.8 million, up $9.6 million from 1996. As noted above, the 1997 results include an impairment charge of $10.4 million. The 1997 results reflect increased gas and oil production that more than offset the impact of lower average wellhead prices for gas and oil, higher royalty expense, increased operating costs related to bringing certain new production on line and increased workover activity. During 1997, the Company added 315 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves.

  1996
Operating income before income taxes in 1996 was $133.2 million, compared with an operating loss before income taxes of $200.5 million in 1995. However, the 1995 results reflect a non-cash charge of $226.2 million for the impairment of gas and oil producing properties and workforce reduction charges totaling $7.7 million. Excluding these special items, operating income before income taxes would have been $33.4 million in 1995. The effects of higher gas and oil wellhead prices and higher gas and oil production contributed to the significantly improved operating results in 1996. Higher prices and production also resulted in increased royalty expense and higher production-related costs compared to the prior year. The Company added 272 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves in 1996.

  Gas and Oil Production, Prices and Other Information
The following table sets forth the Company's gas and oil production, average wellhead prices and other information for the E&P operations for the last three years:

-------------------------------------------------------------------------------

                            1998    1997    1996
--------------------------------------------------
Gas (Bcf)
Nonregulated.............    154.9   155.3   144.5
Regulated*...............      2.6     2.8     3.0
                           ------- ------- -------
 Total...................    157.5   158.1   147.5
                           ======= ======= =======
Oil (000 Bbls)
Nonregulated.............  7,894.7 7,312.0 4,765.9
                           ======= ======= =======
Average Wellhead Prices--
Nonregulated
Gas (per Mcf)............   $ 2.26  $ 2.43  $ 2.46
Oil (per Bbl)............   $11.54  $16.07  $17.60

Other E&P Data--
Nonregulated
DD&A (per Mcf
equivalent)..............     $.89    $.88    $.93
Average production
(lifting) cost (per Mcf
equivalent)..............     $.31    $.33    $.32

* Cost-of-service. Cost-of-service gas reserves were held solely by Peoples Natural Gas and sold to CNG Producing during 1998.
-------------------------------------------------------------------------------
  The Company's average gas wellhead price was $2.26 per Mcf in 1998, down
$.17 from 1997 but still favorable compared to industry-wide prices in 1998 due to a market price hedging program. For 1999, the Company has used derivatives to effectively sell forward approximately 102.3 Bcf of gas production as of February 1, 1999 at an average price of $2.25 per Mcf. Gas production in 1998 was down .6 Bcf, to 157.5 Bcf, compared to 1997. Average oil wellhead prices were $11.54 per barrel in 1998, down $4.53 from 1997, while oil production increased nearly 600,000 barrels, to 7.9 million barrels. The increase in oil production in 1998 was due in part to a full year of production at Neptune, a deep-water project in the Gulf of Mexico which began production in March 1997.
  The Company's average gas wellhead price was $2.43 per Mcf in 1997, down slightly from 1996. Gas production for 1997 was 158.1 Bcf, an increase of 10.6 Bcf compared to the prior year. Production from several new fields in the Gulf of Mexico contributed to the 1997 increase. Oil wellhead prices averaged
$16.07 a barrel during 1997, down $1.53 from 1996, while production increased 53% compared to the prior year. The increase in oil production in 1997 was due largely to the impact of Neptune.

  E&P Operating Revenues
Total operating revenues for the E&P operations were $631.1 million in 1998, a decline of $74.6 million from 1997. Gas sales revenues decreased $9.4 million due to both lower volumes and lower average gas prices compared to 1997. Revenues from oil and condensate production and trading declined $71.9 million in 1998 as the effect of lower average sales prices outweighed the impact of higher sales volumes. Revenues from oil trading decreased $45.6 million and revenues from oil and condensate production declined $26.3 million. Other operating revenues increased $6.7 million in 1998.
  Total operating revenues were $705.7 million in 1997, an increase of $73.4 million compared to 1996. Gas sales revenues decreased $.5 million, as increased sales volumes were more than offset by the effect of lower average gas prices. Revenues from oil and condensate production and trading increased $73.0 million in 1997, with higher sales volumes more than offsetting the impact of lower rates. Revenues from oil trading rose $39.7 million and revenues from oil and condensate production increased $33.3 million.

Other
This component, as described in the operating results table on page 5, reported operating losses before income taxes of $1.4 million, $7.3 million and $.9 million in 1998, 1997 and 1996, respectively. Start-up costs of CNG Retail and CNG Products and Services are reflected in their combined losses of $5.3 million, $3.8 million and $1.5 million in 1998, 1997 and 1996, respectively. Partially offsetting the 1998 losses was $8.8 million of pretax operating income from CNG Field Services. Also helping to offset start-up costs somewhat was pretax operating income from Consolidated LNG of $.2 million, $1.4 million and

$2.6 million for the years 1998, 1997 and 1996, respectively, reflecting the recognition of deferred income pursuant to a regulatory order.
  Results of this component for 1998, 1997 and 1996 also reflect the operations of CNG International, which had pretax operating losses of $4.7 million, $6.8 million and $3.8 million, respectively. However, earnings from CNG International's operations are attributable to investments in foreign utilities and pipelines which are accounted for under the equity method and are excluded from the operating income amounts. CNG International reported net income of $2.5 million for 1998 and reported net losses of $3.8 million in 1997 and $2.6 million in 1996.

Discontinued Operations
During April 1998, management approved a plan to discontinue the Company's wholesale trading and marketing of natural gas and electricity, including integrated energy management. On July 31, 1998, the sale of the capital stock of CNG Energy Services Corporation, formerly a wholly-owned subsidiary of the Company, to Sempra Energy Trading, a subsidiary of Sempra Energy, was finalized. Included in the transaction were contracts for the purchase and sale of natural gas as well as rights to natural gas pipeline and storage capacity, mainly in the Northeast and Mid-Atlantic regions, and related working capital. Proceeds of $37.4 million were received from the sale of the stock, as adjusted for working capital items. The Company's transition out of the wholesale gas business was substantially complete at December 31, 1998.
  Losses from discontinued operations, net of applicable tax benefits, were $17.2 million, $14.5 million and $11.1 million for the years 1998, 1997 and 1996, respectively. In addition, during 1998 the Company recognized a loss on disposal of the discontinued operations, including a provision for operating losses during the phase out period, of $31.7 million, net of applicable tax benefit.

International Activities
During December 1997, CNG International acquired ownership interests in two gas utility holding companies, Sodigas Pampeana S.A. and Sodigas Sur S.A., and in an electric utility holding company, Buenos Aires Energy Company (BAECO), from CEI Citicorp Holdings S.A. in Argentina. The gas utility holding companies have ownership interests in two gas distribution companies, Camuzzi Gas Pampeana and Camuzzi Gas del Sur, and BAECO has an ownership interest in an electric distribution company, EDEA. The service territories of these companies span from Buenos Aires province to the southernmost tip of Argentina. In March 1998 CNG International purchased additional interests in Sodigas Pampeana S.A., Sodigas Sur S.A. and BAECO from Loma Negra, bringing the Company's ownership interests in these entities to 21.55%, 21.55% and 25%, respectively. Camuzzi Argentina S.A. maintains majority ownership interests in the holding companies. At December 31, 1998, CNG International's investments in the Argentine holding companies totaled $122.8 million.
  In March 1998 CNG International purchased a 33.3% ownership interest in the Dampier-to-Bunbury Natural Gas Pipeline (DBNGP) in Western Australia from the Western Australia Government. One of CNG International's partners in the purchase was El Paso Energy Corporation (El Paso), which also holds a 33.3% ownership interest. In connection with their investments in DBNGP, CNG International and El Paso formed DBNGP Finance Company LLC (DBNGP Finance). DBNGP Finance is owned 50% by CNG International and 50% by EPED Holding Company, a wholly-owned subsidiary of El Paso. Subsequent to the formation of DBNGP Finance, the equity ownership interests of CNG International and El Paso in DBNGP were transferred to this entity.
  In October 1998 DBNGP Finance borrowed $250 million under a Senior Term Loan Facility (Term Loan). The Term Loan matures October 2, 2001, can be extended in one-year increments to October 2, 2003, and will bear interest at a variable rate. Of the gross proceeds received by DBNGP Finance under the Term Loan, $100 million was distributed to CNG International. In connection with the Term Loan, CNG International entered into an Equity Contribution Agreement with DBNGP Finance. CNG International is contractually obligated to make equity contributions to DBNGP Finance equal to the Term Loan proceeds distributed to CNG International, plus interest on such proceeds, in the event that DBNGP

Finance is unable to service this debt. The Company is contractually obligated to cause CNG International to make such contributions.
  CNG International's investments in Australia at December 31, 1998, including DBNGP Finance, totaled $77.6 million.

Limitation on Capitalized Costs
As indicated in Note 1 to the consolidated financial statements, the Company follows the full cost method of accounting for its gas and oil producing activities prescribed by the Securities and Exchange Commission (SEC). Reference is made to Note 5 to the consolidated financial statements, page 33, regarding the Company's recognition under the SEC full cost rules of an impairment of its gas and oil producing properties at December 31, 1997.
  There are a number of factors, including prices, that determine whether or not an impairment is required. Because gas wellhead prices are subject to sudden and seasonal fluctuations, an impairment of these gas and oil properties is a possibility at any quarterly measurement date, unless other factors such as lower production costs or proved reserve additions mitigate the impact of a price decline.

Federal and State Regulatory Matters

  Gas and Electric Industry Developments
Gas industry competition at the retail level is receiving increased attention from both regulators and legislators. Governments in three of the states in which the Company operates distribution subsidiaries have enacted or considered legislation regarding deregulation of natural gas at the retail level. In Ohio, a 1996 law established customer choice as a state policy in the supply of natural gas services. Implementation of the law, which allows retail customers to obtain gas from an array of suppliers, is under way. In Pennsylvania, pending legislation would unbundle gas utility merchant functions and permit the Pennsylvania Public Utility Commission to certify marketers, in addition to gas utilities, as suppliers of last resort, creating competition in a traditional gas utility function. Most recently, Virginia has begun to consider gas unbundling legislation.
  In addition to restructuring of the gas industry, the emerging unbundling of services provided by electric utilities is leading toward the convergence of the two industries to create one overall, highly competitive marketplace for a customer's total energy needs. Regulators and legislators at the federal level and in many states are considering, or are already implementing, initiatives to promote increased competition in the electric industry. A major development was the issuance in 1996 of FERC Orders 888 and 889. By requiring open access to the national electric transmission grid, Order 888 fosters increased competition in both the generation of electricity and the supply of bulk power to major wholesale customers. The companion order, Order 889, addresses the timing, information access and other administrative details associated with the FERC deregulation initiative. Congress also is considering legislation intended to facilitate the move to competition in the electric industry.
  Although progress status varies, pro-competition electric legislation is at least under consideration in many states. In Ohio, leaders of the General Assembly have predicted passage in 1999 of a bill to assure customer choice. In Pennsylvania, the 1996 Electric Generation Customer Choice and Competition Act required the transition to a competitive retail electric market to begin in January 1999, with full competition by 2001. In Virginia, the General Assembly may enact a restructuring bill which would phase in retail competition starting on January 1, 2002. Regulators and legislators in West Virginia are also debating issues related to electric industry restructuring.
  Reflecting the evolution to a more competitive energy environment, the pace and size of business combinations among natural gas and electric utilities has increased in recent years (reference is made to Note 19 to the consolidated financial statements, page 52, regarding the Company's proposed merger with
DRI). These business combinations have generally been initiated to provide benefits from economies of scale, to reduce costs by the elimination of duplicate facilities and processes, and to improve the strategic and competitive position of the surviving entity.

  Recent and pending regulatory actions may serve to further facilitate more business combinations in the energy industry. The FERC has streamlined its regulatory review process regarding pending mergers. In addition, Congress has considered legislation to conditionally repeal the Public Utility Holding Company Act of 1935 (PUHCA), to which the Company is subject. While it seems unlikely that Congress will enact PUHCA legislation on a stand-alone basis, it appears more likely that any comprehensive electric restructuring bill will include a PUHCA repeal provision. If legislation to repeal or significantly modify the provisions of the PUHCA becomes law, certain federal restrictions related to diversification activities, including business combinations, for gas and electric companies subject to the PUHCA may be eased.
  To focus the distribution and transmission operations on being more responsive to customer needs and to enable them to more effectively seize growth opportunities in the competitive marketplace, the Company announced a significant reorganization of the management structure of its regulated businesses in December 1998. The new structure brings all five regulated subsidiaries--CNG Transmission, East Ohio Gas, Peoples Natural Gas, Virginia Natural Gas and Hope Gas--under the leadership of a single management team. This new team will manage by business process rather than by company. However, all five companies will remain separate legal entities and will retain their names.

  Federal and State Regulatory Issues
On April 29, 1998, the Virginia State Corporation Commission issued a final order in connection with the September 25, 1996 expedited rate application of Virginia Natural Gas. The order resulted in an annual revenue increase of $7.2 million, retroactive to October 25, 1996, the date new rates went into effect subject to refund. Customer refunds resulting from the order were made in 1998. The order reflects an imputed return on equity of 10.9%. In its filing, Virginia Natural Gas had requested a $13.9 million increase in annual revenues and a return on equity of 11.3%.
  On July 28, 1998, the Public Service Commission of West Virginia approved a settlement agreement filed by Hope Gas in connection with its January 5, 1998 general rate filing. The new rates became effective November 1, 1998. Under the settlement, Hope Gas is not permitted to request an increase in rates prior to January 1, 2002, nor is it obligated to file for new rates after that date. The approved settlement agreement grants Hope Gas a combined $6.5 million annual revenue increase for both base rates and gas costs. Hope Gas had originally proposed a $14.5 million annual increase in revenues.
  On November 24, 1998, the FERC approved a settlement filed by CNG Transmission in connection with its July 1, 1997 general rate filing. The settlement resolves the outstanding issues in the case and maintains the preexisting level of annual revenues. The settlement reflects an imputed return on equity of 10.7%. CNG Transmission made interim customer refunds amounting to $39.2 million in December 1998, and expects to make a final settlement refund of approximately $19 million by the end of the first quarter of 1999. In its filing, CNG Transmission had requested a $71 million increase in annual revenues and a return on equity of 14.5%.

Environmental Matters
The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites formerly owned or operated by the subsidiaries, or their predecessors.
  Reference is made to Note 16 to the consolidated financial statements, page 46, for a detailed description of environmental matters.
  Estimates of liability in the environmental area are based on current environmental laws and regulations and existing technology. The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Additional environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

Effects of Inflation
Although inflation rates have been low to moderate in recent years, any change in price levels has an effect on operating results due to the capital intensive and regulated nature of the Company's major business components. The Company attempts to minimize the effects of inflation through cost control, productivity improvements and regulatory actions where appropriate.

FINANCIAL CONDITION

Dividend and Common Stock Matters
In December 1998, the Board of Directors continued the quarterly dividend on the common stock at $.485 a share. Total dividends paid to common shareholders in 1998 were $185.9 million compared with $184.6 million in 1997 and $183.0 million in 1996.
  During 1998, a total of 335,333 original issue shares were issued through various Company-sponsored plans, including 282,273 shares acquired by employees through the exercise of outstanding stock options.
  Under the Company's stock repurchase plan, up to 10 million shares of the Company's common stock can be repurchased in the open market. Shares may also be purchased in private transactions. The Company may also acquire shares of its common stock through certain provisions of the various stock incentive plans. The shares repurchased or acquired are held as treasury stock and are available for reissuance for general corporate purposes or in connection with various employee benefit plans. In January 1998, the Company purchased approximately 4.6 million shares of its common stock in a private transaction for use in satisfying the conversion rights of debentures called for redemption (see "Call of Debentures," Page 14). The Company acquired 220,462 shares in 1997 at a cost of $12.3 million, or an average price of $55.73 a share, primarily to fund certain nonqualified benefit plans via a grantor trust. At December 31, 1998 and 1997, a total of 495,123 and 659 shares, respectively, were being held as treasury stock.

Capital Spending
The current capital spending program for 1999 is estimated at $524.5 million, a 31% decrease compared with total capital spending in 1998. The estimated 1999 budget has been allocated as follows: exploration and production, $337.0 million; distribution, $128.4 million; transmission, $51.3 million; and corporate and other, $7.8 million. The decreased level of capital expenditures planned for 1999 anticipates lower spending for international projects, which will be evaluated on a case-by-case basis. Exploration and production operations reflect increased spending on deep-water projects and increased conventional onshore and offshore drilling. Transmission and distribution operations expenditures will primarily be limited to spending for enhancements and improvements in the pipeline system and related facilities. The "corporate and other" category includes expenditures to upgrade information systems technology.
  Funds required for the capital spending program, as well as for other general corporate purposes, are expected to be obtained principally from internal cash generation. The Company may require long-term financing in 1999 to support capital spending, and may also utilize the capital markets to take advantage of other opportunities, including exploration and production acquisitions, or to increase its financial flexibility.

Capital Resources and Liquidity
Because of the seasonal nature of the regulated subsidiaries' heating business, a substantial portion of the Company's cash receipts are realized in the first half of the year. However, cash requirements for capital expenditures, dividends, debt retirements and other working capital needs do not track this pattern of cash receipts. Consequently, additional cash needs are satisfied through the sale of short-term commercial paper notes or by the issuance of long-term debt. As shown in the Consolidated Statement of Cash Flows, net cash provided by operating activities from continuing operations was $767.4 million, $784.1 million and $424.9 million for the years 1998, 1997 and 1996, respectively. The increase in net cash provided by operating activities in 1997 was due in part to higher gas sales revenues in 1997, including the recovery of previously deferred purchased gas costs by the distribution subsidiaries, and the payment of customer refunds in 1996 that did not recur in 1997.
  In October 1998, the Company sold $200 million of 6% Debentures Due October 15, 2010. The proceeds were used for general corporate purposes including capital expenditures, reduction of short-term debt, repurchase of Company stock, and the acquisition, retirement or redemption of debt securities.
  The Company has a shelf registration with the SEC which would allow it to sell up to an additional $338.3 million of debt or equity securities. The amount and timing of any future sale of these securities will depend on capital requirements, including financing necessary to enable the Company to pursue asset acquisition opportunities, and financial market conditions.
  The Company's embedded long-term debt cost, excluding current maturities, at year-end 1998 was 6.96%, compared with 7.20% for 1997 and 7.27% for 1996. The long-term debt to capitalization ratio was 36.5%, 39.7% and 39.3% at the end of 1998, 1997 and 1996, respectively. Under the provisions of one of the indentures covering the Company's outstanding senior debenture issues, the ratio cannot exceed 60%. The Company's senior debentures are rated A2 by Moody's Investors Service, AA-- by Standard & Poor's, AA-- by Duff and Phelps, and AA by Fitch Investors Service.
  At December 31, 1998, the Company had a short-term credit agreement with a group of banks for $775 million. The Company made no borrowings under this agreement during 1998 and there were no amounts outstanding under any credit agreements at December 31, 1998 or 1997.
  The Company utilizes short-term borrowings to finance gas inventories and other working capital requirements. Funds from the sale of commercial paper notes were used for these purposes in 1998, of which $558.9 million was outstanding at year-end. The Company may utilize unused portions of its credit agreements to provide support for commercial paper notes.

  Call of Debentures
In January 1998 the Company called for redemption the entire principal amount outstanding of its 7 1/4% Convertible Subordinated Debentures, totaling $246.2 million. These debentures were convertible into shares of the Company's common stock at an initial conversion price of $54 per share. The redemption price was 102.18% of the principal amount plus accrued interest payable on February 23, 1998. In anticipation of the call, in January 1998 the Company purchased approximately 4.6 million shares of its common stock in a private transaction to satisfy the potential conversion obligation. The right to convert expired on February 13, 1998, and approximately 1.6 million of the acquired shares were issued on conversion. The remaining acquired shares were sold in two underwritten offerings during February and March 1998.

Year 2000 Technology Issue
Similar to all business entities, the Company will be impacted by the inability of some computer application software programs to distinguish between the year 1900 and 2000 due to a commonly-used programming convention.
  In the early 1990s, the Company identified business systems in need of technology updates to successfully adapt to changes in the business climate and the emerging competitive marketplace. These changes required the Company to move toward common, integrated systems and computing platforms. Accordingly, many systems representing older technology, which were not year 2000 ready, were targeted for replacement. This plan is being executed through major initiatives such as a company-wide implementation of Oracle Financial Applications, the development of a new revenue and customer information system for the distribution subsidiaries called "CAMP," and the development and implementation of applications for gas control management and asset and facilities mapping. Through these initiatives over 75 application systems, including associated technical infrastructure, are being replaced.
  In 1997, the Company formalized its approach to year 2000 issues with the creation of a Year 2000 Project Office (Project Office) at the corporate level to coordinate company-wide year 2000 activities. All of the Company's operating subsidiaries are participating in this effort under the direction of the Project Office.

  The Company is addressing year 2000 issues via a systematic methodology that mitigates risk and incorporates a thorough due diligence process. This strategy recognizes that the definition of "year 2000 compliance" varies broadly depending on the industry, component, vendor, and/or device. The Company's strategy prioritizes the critical areas of the business to eliminate any potential impact on safety, and to mitigate or eliminate any adverse effect on revenues, assets, customer service and the environment that may result from the date change event.

  Project Description and Activities
The major areas of focus of the Company's year 2000 efforts include application systems, process control components, technical infrastructure, physical infrastructure, and business partner and vendor relationships. These project areas are summarized below:
  Application Systems. Application systems encompass all automated systems, including those developed internally and those purchased from vendors. These systems include traditional business applications, as well as operations and engineering applications.
  Process Control Components (embedded technology). Process control devices automate certain production, transportation and delivery functions in connection with natural gas, oil and liquids. These devices, such as flow computers and pressure regulators, generally include embedded computer technology.
  Technical Infrastructure. This category represents the underlying technical architecture which supports the Company's application systems, e-mail, and similar infrastructure. This infrastructure includes mainframe hardware and software, application servers, local and wide area networks, desktop personal computers and telecommunications.
  Physical Infrastructure. This category represents the Company's physical plant, including office buildings. Building infrastructure such as elevators, HVAC systems, security and fire alarm systems are examples of components included in this category.
  Business Partner and Vendor Relationships. This area involves analysis of critical business partner and vendor relationships and third party commitment to addressing year 2000 issues via discussion, contract reviews and additional detailed assessment as considered necessary.
  For each of the areas described above, the Company employs a five-phase process methodology as follows:

  (1) Inventory: In this phase, the Company compiles comprehensive inventories of each of the major project areas.
  (2) Assessment and Analysis: This phase is performed to determine the extent to which year 2000 issues exist in any of the inventoried areas and, if so, whether the issue is controllable (can be remedied by the Company) or non-controllable (is dependent upon vendor representation and/or remediation and can only be tested by the Company).
  (3) Repair and Replacement: Renovations, replacements, and upgrades are made during this phase to remedy year 2000 issues.
  (4) Testing: During this phase, independent testing is performed to ensure year 2000 issues have been mitigated.
  (5) Continuity Planning: This phase is focused on ensuring continuity of major and critical business processes that could be affected by year 2000 events. This effort includes "zero-day" (December 31, 1999), contingency, and recovery planning in combination to consider and mitigate the effects of unknown internal and external year 2000 risks.

  The Company utilizes a multi-vendor strategy to maximize the effectiveness of its year 2000 efforts. The Company's primary external consultants include Compuware Inc. (analysis and renovation of mainframe and client/server application systems, tools for testing of application systems and professional services for application systems test planning) and Keane, Inc. (process control component analysis, test planning and execution; operations and engineering application systems inventory and analysis; continuity planning; and facilities/physical infrastructure inventory and analysis).

Project Status
The following summarizes the Company's progress in the major project areas through December 31, 1998:
-------------------------------------------------------------------------------

                                              Phase


  Project Area      Inventory  Assessment    Repair/     Testing   Continuity
                                             Replace                Planning

---------------
  Application      Complete    Complete    In progress In progress In progress
  Systems
------------------------------------------------------------------------------
  Process Control  Complete    Complete    In progress In progress In progress
  Components
------------------------------------------------------------------------------
  Technical        Complete    Complete    In progress In progress In progress
  Infrastructure
------------------------------------------------------------------------------
  Physical         In progress In progress In planning In planning In planning
  Infrastructure
------------------------------------------------------------------------------
  Business         Ongoing     Ongoing     Not         Not         In progress
  Partners and     process     process     applicable  applicable
  Suppliers

-------------------------------------------------------------------------------
  Application Systems. During the assessment phase, approximately 80 application systems were identified requiring some degree of repair or replacement. However, the Company's actions to upgrade to newer, more functional versions of vendor software have mitigated many existing year 2000 issues. These upgrade activities will continue through mid-1999. Repair and replacement activities for internally developed application systems began in March 1998 and are substantially complete at year end 1998, with testing continuing through mid-1999. Reference is made to "Risks," page 17, for information on the status of CAMP.
  Process Control Components. For process control components inventoried by the Company, approximately 43% are not date sensitive, and therefore are not affected by year 2000 issues. For date sensitive components, the Company estimates a year 2000 failure rate of approximately 10% to 12%. Replacement of a small number of non-compliant components will continue through early 1999, while testing of components believed to be year 2000 ready continues and is approximately 44% complete.
  Technical Infrastructure. Technical infrastructure has been analyzed directly with vendors and via the use of an external vendor research database service. This information is being used to guide year 2000 upgrades of infrastructure as necessary. Repair, replacement and testing activities are approximately 92% complete for all categories of technical infrastructure, while efforts in the critical area of application servers are 93% complete.
The Company had completed a substantial portion of year 2000 upgrades by the end of 1998, and is continuing with testing into 1999.
  The Company has developed plans to determine the status of year 2000 readiness of its desktop personal computers. Inventory activities began in December 1998, and are expected to continue through February 1999, after which any repair or replacement activities will commence. Updated desktop infrastructure continues to be deployed that is year 2000 ready concurrent with the implementation of many new application systems described above. The Company plans to confirm year 2000 readiness of this infrastructure via testing, which is expected to be completed by mid-1999.

  Physical Infrastructure. The Company has completed the inventorying of non-gas related physical infrastructure components that may be subject to year 2000 problems, and is currently verifying its inventory of gas-related facilities. Critical physical infrastructure components that are related to process control have been inventoried and assessed in the process control area of the project. Repair activities, if necessary, will follow the verification process. Where facilities are leased, the Company is identifying and working with building managers/lessors to ensure they are actively addressing the year 2000 issue as a primary effort in continuity planning.
  Business Partner and Vendor Relationships. Strategic business partner and vendor relationships have been given priority in the inventory phase, and assessment continues via questionnaires and interviews. Over 1,000 strategic relationships had been identified and queried by the end of 1998. The Company will continue to prioritize, identify and assess business partner and vendor relationships until significant areas of risk have been identified and mitigated, and is also preparing contingency plans in the event mitigation efforts are not successful. The Company had performed a preliminary analysis of all significant relationships by the end of 1998, including the year 2000 status of operations in Argentina and Australia in which the Company has investments.
  Continuity Planning. The Company has completed development of a continuity planning methodology and has identified critical business processes. Business continuity managers have been identified and will be trained in the continuity planning methodology in early 1999. Continuity plans are expected to be developed commencing February 1999, drawing upon an extensive inventory of contingency and recovery plans already in operation.

Costs
Based upon project status as described above, the Company expects to spend a total of approximately $22.6 million in connection with its Project Office efforts, its use of external consultants and the remediation of affected application systems. This estimate includes $6.8 million of capitalized costs for hardware and software used (or expected to be used) in the testing phase, and for application system and technical infrastructure replacements. This estimate excludes costs incurred or expected to be incurred in connection with the development and installation of major new application systems which are expected to be year 2000 ready, the Company's potential share of year 2000 costs that may be incurred by partnerships and joint ventures in which the Company participates but is not the operator, and internal labor costs other than those of the core Project Office. As of December 31, 1998, the Company has incurred costs approximating $5.4 million (of which $1.5 million has been capitalized) in connection with its year 2000 efforts. Total costs incurred as of December 31, 1998, as a proportion of the total year 2000 budget, is not indicative of the overall completion rate of the project, which is estimated to be over 50%.

Risks
Significant progress has been made in the development of CAMP for use at Hope Gas and EOG Energy Choice. However, previous technical difficulties and delays have caused the Company to invoke a contingency plan which involves renovation of the current revenue application system for the other distribution subsidiaries and 20 related application systems to make such systems year 2000 ready. These current systems collectively address the business processes which were to be handled by CAMP. Renovation activities have been completed in connection with this contingency plan and implementation, including testing, is scheduled to be completed by August 1999. Under a worst case scenario, the current revenue application systems would not be year 2000 ready by the end of 1999 for the other distribution subsidiaries and CAMP would not be successfully implemented or year 2000 ready at Hope Gas and EOG Energy Choice. The estimate of $22.6 million referred to above includes approximately $2.3 million of costs in connection with the CAMP contingency plan. Concurrent with this effort, the Company is continuing the development of CAMP and has capitalized $53.0 million related to this project as of December 31, 1998. The CAMP core software is a licensed product of the Company's independent accountants, PricewaterhouseCoopers LLP (PwC), and PwC is the primary information systems consultant on this project.

  If a material year 2000 problem is not corrected in a timely manner, an interruption in, or a failure of, certain normal business activities or operations of the Company could occur. Such instances could materially and adversely affect the Company's financial position, cash flows and/or results of operations. Due to the uncertainty inherent in the year 2000 issue, including the uncertainty of year 2000 readiness of third party vendors, business partners and customers, the Company cannot determine at this time whether the consequences of any year 2000 failures will have a material impact on its financial position, cash flows or results of operations. However, the Company's Project Office activities and the implementation of new application systems are expected to reduce the risk of a material year 2000 failure.

Price Risk Management Activities
In the normal course of business, certain of the Company's operations are subject to market risk and credit risk in connection with the production, purchase and sale of natural gas and oil and stored gas inventories. In addition, the Company's foreign equity investments are subject to foreign currency risk. Reference is made to Note 15 to the consolidated financial statements, Page 45, regarding the fair value of the Company's long-term debt which is comprised of fixed-rate instruments.

  Market and Credit Risk
Price risk management activities expose the Company to market risk. Market risk represents the potential loss that can be caused by the change in market value of a particular commitment. The Company has appropriate operating procedures in place that are administered by experienced management to help ensure that proper internal controls are maintained. In addition, the Company has established an independent function at the Corporate level to monitor compliance with the price risk management policies of all subsidiaries.
  Price risk management activities also expose the Company to credit risk. Credit risk represents the potential loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company maintains credit policies with respect to its counterparties that management believes minimize overall credit risk. Such policies include the evaluation of a prospective counterparty's financial condition, collateral requirements where deemed necessary, and the use of standardized agreements which facilitate the netting of cash flows associated with a single counterparty. The Company also monitors the financial condition of existing counterparties on an ongoing basis. Considering the system of internal controls in place and credit reserve levels at December 31, 1998, the Company believes it unlikely that a material adverse effect on its financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.
  The Company uses over-the-counter (OTC) price swap agreements, exchange-traded futures contracts, and option contracts to manage market risk inherent in the production, purchase and sale of natural gas and oil and stored gas inventories. The level of market risk exposure from these activities is maintained within risk management guidelines.

  Use of Derivatives--Natural Gas
Information as of December 31, 1998 and 1997 for derivatives that are sensitive to changes in natural gas prices follow. Net notional quantities are used to calculate the payments and quantities to be exchanged under the contractual terms of the futures contracts and swap agreements and are not a measure of the Company's exposure to the use of these derivatives. It should also be noted that these disclosures exclude information about the Company's natural gas commodity purchase and sale commitments which are sensitive to changes in natural gas prices, and information related to firm transportation and storage agreements for which the Company must make specified minimum payments each month. Therefore, the information presented regarding the use of derivatives by the Company does not reflect the earnings impact of the physical transactions that may offset the financial gains and losses arising from the use of derivatives.

  The following table presents net notional quantities and weighted average settlement prices by expected maturity date for futures contracts used to hedge natural gas price risk. All of the contracts included in the table below have been designated as hedges of the future production, purchase and/or sale of natural gas. At December 31, 1998, the Company held no futures contracts with maturity dates extending beyond 2001.

-------------------------------------------------------------------------------
                                Expected Maturity Date             Unrealized
                               -------------------------              Gain
Exchange-                        1999      2000    2001  Total   at 12/31/98
Traded Futures Contracts
-------------------------------------------------------------------------------
                                                                 (In Thousands)
Contract volumes (in 10,000
mmbtu), purchased (sold)......   (7,048)     314      51 (6,683)    $16,418
Weighted average settlement
price (per mmbtu).............    $2.18    $2.17   $2.29
-------------------------------------------------------------------------------

  At December 31, 1997, the Company held futures contracts related to natural gas purchase and sale commitments and storage inventory covering 2.9 Bcf of gas on a net basis maturing through 2000 having a net unrealized loss of $1.1 million.
  The following table presents natural gas price swap information for agreements in which the Company is obligated to pay or receive a fixed price in exchange for receiving or paying a variable price at a location, and those in which the Company pays or receives an amount based on prices at different locations. At December 31, 1998, the Company had not entered into any price swap agreements extending beyond 2003. All of the swap agreements included in the table below have been entered into to hedge the risk of market price changes in connection with the future production, purchase and/or sale of natural gas. The weighted average variable pay and receive forward prices are based upon quotes obtained from third party brokers and dealers that are active in the respective markets.

---------------------------------------------------------------------------------
Price Swap Agreements
                                 Expected Maturity Date
(Quantities in 10,000 mmbtu)  -----------------------------          Fair Value
(Rates per mmbtu)             1999  2000  2001  2002  2003  Total   at 12/31/98
---------------------------------------------------------------------------------
                                                                   (In Thousands)
Pay Fixed, Receive Variable
---------------------------
Net notional quantities.....  7,922 4,734 3,958             16,614    $(23,491)
 Weighted average pay rate..  $ .99 $ .97 $1.31
 Weighted average receive
 rate.......................  $ .78 $ .88 $1.24

Receive Fixed, Pay Variable
---------------------------
Net notional quantities.....  4,540 2,708 1,854 1,718 1,704 12,524    $ 13,388
 Weighted average pay rate..  $1.27 $1.68 $2.12 $2.22 $2.27
 Weighted average receive
 rate.......................  $1.57 $1.68 $2.08 $2.23 $2.28
---------------------------------------------------------------------------------

  At December 31, 1997, the Company had price swap agreements of varying duration outstanding to exchange monthly payments on net notional quantities of gas over the ensuing five years. Net notional quantities and related fair value at that date for swap agreements in which the Company pays a fixed price in exchange for a variable price totaled 324.5 Bcf and $(26.3) million, respectively. For swap agreements in which the Company pays a variable price in exchange for a fixed price, net notional quantities and related fair value at December 31, 1997 totaled 297.2 Bcf and $28.7 million, respectively.

  Use of Derivatives--Other
At December 31, 1998, the Company was not a party to price swap agreements, futures or option contracts in connection with the production or sale of crude oil.
  At December 31, 1997, the Company held futures contracts expiring in 1998 covering the sale of 1,750,000 barrels of oil with a weighted average settlement price of $18.24 per barrel and an aggregate unrealized gain of approximately $4.4 million. Also at December 31, 1997, the Company had a foreign currency swap agreement with an aggregate notional amount of $51.0 million and an unrealized gain of $4.5 million. The Company terminated its involvement in this swap agreement during 1998 in connection with the sale of its wholesale marketing business.

Forward-Looking Information
Certain matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere herein are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such statements may address future events and conditions concerning the Company's proposed merger with DRI, capital expenditures, earnings, risk management, litigation, the year 2000 technology issues and costs, environmental matters, rate and other regulatory matters, liquidity and capital resources, and financial accounting and reporting matters. Actual results in each instance could differ materially from those currently anticipated in such statements, due to factors such as: natural gas and electric industry restructuring, including ongoing state and federal activities; the weather; demographics, general economic conditions and specific economic conditions in the Company's distribution service areas; developments in the legislative, regulatory and competitive environment in which the Company operates; and other circumstances affecting anticipated revenues and costs.
  Risks in connection with the Company's year 2000 efforts include the Company's ability to successfully identify, correct and test, in a timely manner, potential year 2000 problems which could have a significant impact on specific business functions or processes, and the ability of third party vendors, business partners and customers to ensure year 2000 readiness of their systems and business operations.

Summary of Financial Data
The Company's Summary of Financial Data is on page 21.

SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

Summary of Financial Data (Thousand $)          1998        1997      1996(b)     1995(b)       1994
-------------------------------------------------------------------------------------------------------
Earnings (a)
Gas sales..................................  $1,868,110  $2,284,384  $2,149,771  $1,837,159  $2,402,861
Gas transportation, storage and other......     892,296     892,726     805,687     666,416     633,167
  Total operating revenues.................   2,760,406   3,177,110   2,955,458   2,503,575   3,036,028
Purchased gas..............................     900,401   1,114,080     963,217     864,591   1,424,020
Liquids, capacity and other products            145,277     210,575     179,307      87,434     107,094
 purchased.................................
Operation and maintenance..................     708,378     757,220     757,321     719,273     689,575
Depreciation and amortization..............     329,913     324,638     302,883     255,949     279,317
Impairment of gas and oil producing                  --      10,351          --     226,209          --
 properties................................
Taxes, other than income taxes.............     179,299     193,584     190,683     190,716     192,617
  Operating income before income taxes.....     497,138     566,662     562,047     159,403     343,405
Income taxes...............................     129,649     156,269     162,315       7,381      82,427
Other income-net...........................      34,700      12,442       8,975      10,661       9,694
Write-down of coal properties..............          --          --          --      31,266          --
Interest charges...........................     114,478     103,927      99,325     102,584      87,501
Income from continuing operations..........     287,711     318,908     309,382      28,833     183,171
Discontinued Operations (Note 2)
Loss from discontinued energy marketing
 services operations, net of applicable tax
 benefit...................................     (17,238)    (14,528)    (11,109)     (7,489)         --
Loss from disposal of energy marketing
 services operations, including provision
 for operating losses during the phase out
 period, net of applicable tax benefit.....     (31,707)         --          --          --          --
Net Income.................................     238,766     304,380     298,273      21,344     183,171
Earnings per common share--basic
Income from continuing operations..........       $3.03       $3.36       $3.29        $.31       $1.97
Loss from discontinued operations..........        (.18)       (.15)       (.12)       (.08)         --
Loss from disposal of discontinued
 operations................................        (.33)         --          --          --          --
Net Income.................................       $2.52       $3.21       $3.17        $.23       $1.97
Earnings per common share--diluted
Income from continuing operations..........       $3.00       $3.30       $3.24        $.31       $1.97
Loss from discontinued operations..........        (.18)       (.15)       (.11)       (.08)         --
Loss from disposal of discontinued
 operations................................        (.33)         --          --          --          --
Net Income.................................       $2.49       $3.15       $3.13        $.23       $1.97
Return on average stockholders' equity.....       10.0%       13.3%       14.0%        1.0%        8.4%
Times fixed charges earned.................        4.03        4.90        5.04        1.32        3.53
-------------------------------------------------------------------------------------------------------
Dividends--Cash
Paid per common share......................       $1.94       $1.94       $1.94       $1.94       $1.94
  Payout ratio.............................       77.0%       60.4%       61.2%      843.5%       98.5%
Declared per common share..................       $1.94       $1.94       $1.94       $1.94       $1.94
-------------------------------------------------------------------------------------------------------
Assets
Total assets...............................  $6,361,900  $6,313,694  $6,000,605  $5,418,293  $5,518,673
Property, plant and equipment
  Total investment.........................   9,172,465   8,714,758   8,304,205   7,929,350   7,676,956
  Accumulated depreciation.................   4,734,001   4,491,955   4,226,905   4,016,945   3,650,310
Capital expenditures and acquisitions......     762,916     609,373     560,293     439,393     437,785
-------------------------------------------------------------------------------------------------------
Capital Structure
Total common stockholders' equity..........  $2,399,608  $2,358,318  $2,205,152  $2,045,818  $2,184,334
Long-term debt.............................   1,379,729   1,552,890   1,426,315   1,291,811   1,151,973
                                             ----------  ----------  ----------  ----------  ----------
  Total capitalization.....................  $3,779,337  $3,911,208  $3,631,467  $3,337,629  $3,336,307
                                             ==========  ==========  ==========  ==========  ==========
Long-term debt ratio.......................       36.5%       39.7%       39.3%       38.7%       34.5%
Shares outstanding at year-end.............  95,449,428  95,622,622  94,933,631  93,591,623  93,027,847
Common stockholders' equity per share......      $25.14      $24.66      $23.23      $21.86      $23.48
-------------------------------------------------------------------------------------------------------

(a) Amounts for the years 1995 through 1997 have been restated, as applicable, to present continuing operations separate from discontinued operations.
(b) Certain amounts and ratios are not comparable with prior years due to special charges.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Consolidated Natural Gas Company

In our opinion, the consolidated financial statements appearing on pages 23 through 58 of this Appendix I to the proxy statement for the 1999 annual meeting of stockholders present fairly, in all material respects, the financial position of Consolidated Natural Gas Company and subsidiaries (collectively, the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 9, 1999, except for Note 19,
which is as of February 22, 1999

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------

    For the Years Ended December 31,           1998        1997        1996
-------------------------------------------------------------------------------
                                                 (Thousands of Dollars)
Operating Revenues
Regulated gas sales........................ $1,373,691  $1,851,001  $1,753,667
Nonregulated gas sales.....................    494,419     433,383     396,104
                                            ----------  ----------  ----------
  Total gas sales..........................  1,868,110   2,284,384   2,149,771
Gas transportation and storage.............    545,933     492,080     479,588
Other......................................    346,363     400,646     326,099
                                            ----------  ----------  ----------
  Total operating revenues (Note 4)........  2,760,406   3,177,110   2,955,458
                                            ----------  ----------  ----------
Operating Expenses
Purchased gas..............................    900,401   1,114,080     963,217
Liquids, capacity and other products
purchased..................................    145,277     210,575     179,307
Operation expense (Note 6).................    618,010     666,612     667,254
Maintenance................................     90,368      90,608      90,067
Depreciation and amortization (Note 5).....    329,913     324,638     302,883
Impairment of gas and oil producing
properties (Note 5)........................         --      10,351          --
Taxes, other than income taxes.............    179,299     193,584     190,683
                                            ----------  ----------  ----------
  Subtotal.................................  2,263,268   2,610,448   2,393,411
                                            ----------  ----------  ----------
  Operating income before income taxes.....    497,138     566,662     562,047
Income taxes (Note 8)......................    129,649     156,269     162,315
                                            ----------  ----------  ----------
  Operating income.........................    367,489     410,393     399,732
                                            ----------  ----------  ----------
Other Income
Interest revenues..........................      3,165       1,663       2,024
Other-net..................................     31,535      10,779       6,951
                                            ----------  ----------  ----------
  Total other income.......................     34,700      12,442       8,975
                                            ----------  ----------  ----------
  Income before interest charges...........    402,189     422,835     408,707
                                            ----------  ----------  ----------
Interest Charges
Interest on long-term debt.................    106,307     104,927     101,814
Other interest expense.....................     19,659       5,774       3,374
Allowance for funds used during
construction...............................    (11,488)     (6,774)     (5,863)
                                            ----------  ----------  ----------
  Total interest charges...................    114,478     103,927      99,325
                                            ----------  ----------  ----------
Income From Continuing Operations..........    287,711     318,908     309,382
Discontinued Operations (Note 2)
Loss from discontinued energy marketing
 services operations, net of applicable
 tax benefit...............................    (17,238)    (14,528)    (11,109)
Loss from disposal of energy marketing
 services operations, including provision
 for operating losses during the phase out
 period, net of applicable tax benefit.....    (31,707)         --          --
                                            ----------  ----------  ----------
Net Income................................. $  238,766  $  304,380  $  298,273
                                            ==========  ==========  ==========
Earnings per common share--basic
 Income from continuing operations (Note
  3).......................................      $3.03       $3.36       $3.29
 Loss from discontinued operations.........       (.18)       (.15)       (.12)
 Loss from disposal of discontinued
  operations...............................       (.33)         --          --
                                            ----------  ----------  ----------
Net Income.................................      $2.52       $3.21       $3.17
                                            ==========  ==========  ==========
Earnings per common share--diluted
 Income from continuing operations (Note
  3).......................................      $3.00       $3.30       $3.24
 Loss from discontinued operations.........       (.18)       (.15)       (.11)
 Loss from disposal of discontinued
  operations...............................       (.33)         --          --
                                            ----------  ----------  ----------
Net Income.................................      $2.49       $3.15       $3.13
                                            ==========  ==========  ==========
-------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

At December 31,                                          1998         1997
-------------------------------------------------------------------------------
                                                      (Thousands of Dollars)
Assets
Property, Plant and Equipment (Note 5)
Gas utility and other plant.......................... $ 5,091,793  $ 5,004,139
Accumulated depreciation and amortization............  (1,999,484)  (1,949,483)
                                                      -----------  -----------
  Net gas utility and other plant....................   3,092,309    3,054,656
                                                      -----------  -----------
Exploration and production properties................   4,080,672    3,710,619
Accumulated depreciation and amortization............  (2,734,517)  (2,542,472)
                                                      -----------  -----------
  Net exploration and production properties..........   1,346,155    1,168,147
                                                      -----------  -----------
  Net property, plant and equipment..................   4,438,464    4,222,803
                                                      -----------  -----------
Current Assets
Cash and temporary cash investments..................     135,453       65,035
Accounts receivable
 Customers...........................................     363,503      804,015
 Unbilled revenues and other.........................     221,833      176,787
 Allowance for doubtful accounts.....................     (23,039)     (29,590)
Inventories, at cost
 Gas stored--current portion (Note 9)................     120,665      139,157
 Materials and supplies (average cost method)........      27,940       30,256
Unrecovered gas costs (Note 4).......................      34,860       55,062
Deferred income taxes--current (net) (Note 8)........      21,786           --
Prepayments and other current assets.................     258,899      212,919
                                                      -----------  -----------
  Total current assets...............................   1,161,900    1,453,641
                                                      -----------  -----------
Regulatory and Other Assets
Other investments....................................     302,307      223,900
Deferred charges and other assets (Notes 4, 6, 7, 8
and 16)..............................................     459,229      413,350
                                                      -----------  -----------
  Total regulatory and other assets..................     761,536      637,250
                                                      -----------  -----------
  Total assets....................................... $ 6,361,900  $ 6,313,694
                                                      ===========  ===========
-------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

--------------------------------------------------------------------------------

At December 31,                                          1998         1997
-------------------------------------------------------------------------------
                                                      (Thousands of Dollars)
Stockholders' Equity and Liabilities
Capitalization
Common stockholders' equity (Note 10)
 Common stock, par value $2.75 per share
  Authorized--400,000,000 shares
  Issued, 1998--95,944,551 shares, 1997--95,623,281
   shares............................................ $   263,848  $   262,964
 Capital in excess of par value......................     571,972      566,755
 Retained earnings (Note 12).........................   1,591,543    1,539,587
 Treasury stock, at cost (1998--495,123 shares,
  1997--659 shares)..................................     (26,359)         (38)
 Unearned compensation...............................      (1,396)     (10,950)
                                                      -----------  -----------
  Total common stockholders' equity..................   2,399,608    2,358,318
Long-term debt (Note 13).............................   1,379,729    1,552,890
                                                      -----------  -----------
  Total capitalization...............................   3,779,337    3,911,208
                                                      -----------  -----------
Current Liabilities
Current maturities on long-term debt.................     111,125      154,000
Commercial paper (Note 14)...........................     558,900      238,700
Accounts payable.....................................     423,695      651,365
Estimated rate contingencies and refunds (Note 4)....      78,266       29,112
Amounts payable to customers (Note 4)................      48,339          880
Taxes accrued........................................     122,788      125,056
Deferred income taxes--current (net) (Note 8)........          --       13,735
Dividends declared...................................      46,277       46,377
Other current liabilities............................     154,947      127,016
                                                      -----------  -----------
  Total current liabilities..........................   1,544,337    1,386,241
                                                      -----------  -----------
Deferred Credits
Deferred income taxes (Note 8).......................     780,928      712,118
Accumulated deferred investment tax credits..........      24,475       26,658
Deferred credits and other liabilities (Notes 4, 7
and 8)...............................................     232,823      277,469
                                                      -----------  -----------
  Total deferred credits.............................   1,038,226    1,016,245
                                                      -----------  -----------
Commitments and Contingencies (Note 17)
                                                      -----------  -----------
  Total stockholders' equity and liabilities......... $ 6,361,900  $ 6,313,694
                                                      ===========  ===========
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

       For the Years Ended December 31,              1998       1997       1996
-----------------------------------------------------------------------------------
                                                      (Thousands of Dollars)
Cash Flows From Operating Activities
Income from continuing operations................  $ 287,711  $ 318,908  $ 309,382
Adjustments to reconcile income from continuing
 operations to net cash
 provided by operating activities
  Depreciation and amortization..................    329,913    324,638    302,883
  Impairment of gas and oil producing properties.         --     10,351         --
  Pension cost (credit)-net......................    (56,496)   (46,011)   (24,317)
  Stock award amortization.......................      7,460      8,209      7,774
  Deferred income taxes-net......................     17,901      4,186     62,164
  Investment tax credit..........................     (2,171)    (2,193)    (2,201)
  Changes in current assets and current
   liabilities
   Accounts receivable-net.......................      4,244    (14,953)   (54,040)
   Inventories...................................     (2,584)    38,125    (55,277)
   Unrecovered gas costs.........................     20,202     52,954    (82,893)
   Accounts payable..............................     92,795     (1,511)     3,064
   Estimated rate contingencies and refunds......     49,154      7,510    (37,761)
   Amounts payable to customers..................     47,459        880    (40,315)
   Taxes accrued.................................       (614)    23,834    (17,063)
   Other-net.....................................    (40,282)     3,517      6,791
  Changes in other assets and other liabilities..     14,716     55,750     46,985
  Other-net......................................     (2,015)       (70)      (252)
                                                   ---------  ---------  ---------
   Net cash provided by continuing operations....    767,393    784,124    424,924
Net cash provided by (or used in) discontinued
 operations......................................     44,735    (42,016)   (17,759)
                                                   ---------  ---------  ---------
   Net cash provided by operating activities.....    812,128    742,108    407,165
                                                   ---------  ---------  ---------
Cash Flows Used in Investing Activities
Plant construction and other property additions..   (561,654)  (514,705)  (434,247)
Proceeds from dispositions of property, plant and
 equipment-net...................................     (1,267)     1,056      9,067
Cost of other investments-net....................   (104,233)   (86,763)   (88,214)
                                                   ---------  ---------  ---------
   Net cash used in continuing operations........   (667,154)  (600,412)  (513,394)
Net cash provided by (or used in) discontinued
 operations......................................     35,605     (6,256)    (4,751)
                                                   ---------  ---------  ---------
   Net cash used in investing activities.........   (631,549)  (606,668)  (518,145)
                                                   ---------  ---------  ---------
Cash Flows Provided by (or Used in) Financing
 Activities
Issuance of common stock.........................     11,719     28,722     37,726
Issuance of debentures...........................    196,888    294,945    299,567
Repayments of long-term debt.....................   (327,323)  (119,625)   (72,750)
Commercial paper-net.............................    318,159   (134,368)    37,853
Dividends paid...................................   (185,858)  (184,608)  (183,020)
Purchase of treasury stock.......................   (280,863)   (12,286)    (8,144)
Sale of treasury stock...........................    162,763     12,266      8,142
Other-net........................................     (2,987)        25       (147)
                                                   ---------  ---------  ---------
   Net cash provided by (or used in) financing
    activities...................................   (107,502)  (114,929)   119,227
                                                   ---------  ---------  ---------
   Net increase in cash and temporary cash
    investments..................................     73,077     20,511      8,247
Cash and Temporary Cash Investments at January 1.     65,035     44,524     36,277
                                                   ---------  ---------  ---------
Cash and Temporary Cash Investments at December
 31..............................................  $ 138,112  $  65,035  $  44,524
                                                   =========  =========  =========
Continuing operations............................  $ 135,453  $  49,566  $  21,583
Discontinued operations..........................      2,659     15,469     22,941
                                                   ---------  ---------  ---------
   Total cash and temporary cash investments at
    December 31..................................  $ 138,112  $  65,035  $  44,524
                                                   =========  =========  =========
Supplemental Cash Flow Information
Cash paid for
 Interest (net of amounts capitalized)...........  $ 121,924  $ 114,314  $ 109,602
 Income taxes (net of refunds)...................  $  92,380  $ 126,372  $ 108,742
Non-cash financing activities
 Issuance of common stock under benefit plans....  $    (240) $   2,742  $  25,570
 Conversion of 7 1/4% Convertible Subordinated
  Debentures.....................................  $  88,467  $      40  $      --
-----------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

For the Years Ended December 31,                     1998      1997      1996
-------------------------------------------------------------------------------
                                                     (Thousands of Dollars)
Net Income........................................ $238,766  $304,380  $298,273
Other comprehensive income, net of tax
  Pension liability adjustment....................       60      (309)      116
  Foreign currency translation adjustment.........   (1,112)   (4,166)       --
                                                   --------  --------  --------
Comprehensive Income.............................. $237,714  $299,905  $298,389
                                                   ========  ========  ========
-------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Methods of allocating costs to accounting periods by the subsidiaries subject to federal or state accounting and rate regulation may differ from methods generally applied by nonregulated companies. However, when the accounting allocations prescribed by regulatory authorities are used for ratemaking, the economic effects thereof determine the application of generally accepted accounting principles. Significant accounting policies of Consolidated Natural Gas Company (the Parent Company) and subsidiaries (collectively, the Company) within this framework are summarized in this Note.

Use of Estimates
The consolidated financial statements reflect certain estimates and assumptions made by management that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented.

Principles of Consolidation
The Parent Company owns all of the capital stock of its subsidiaries. The consolidated financial statements represent the accounts of the Company after the elimination of intercompany transactions.
   The Company follows the equity method of accounting for investments in partnerships and corporate joint ventures when the Company is able to influence the financial and operating policies of the investee. For all other investments, the cost method is applied.

Segment Information
In 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and replaces an "industry segment" disclosure approach with a "management" approach. SFAS No. 131 requires the internal organization used by management for making operating decisions and assessing performance to be the basis of the Company's reportable segments.

Revenue Recognition
Revenues from sales and transportation services are recognized in the same period in which the related volumes are delivered to customers. The Company bills and recognizes sales revenues from residential and certain commercial and industrial customers on the basis of scheduled meter readings. In addition, revenues are recorded for estimated deliveries of gas to these customers from the meter reading date to the end of the accounting period. For wholesale and other commercial and industrial customers, revenues are based upon actual deliveries to the end of the period.

Unrecovered Gas Costs
Where permitted by regulatory authorities, the Company defers the difference between the cost of gas (including certain related costs) and the amount of such costs included in current rates. The differences are accounted for as either unrecovered gas costs or amounts payable to customers. Unrecovered amounts are recognized as purchased gas costs in future periods when the costs are recovered through adjusted rates.

Price Risk Management Activities
In the normal course of business, the Company utilizes derivative financial instruments and derivative commodity instruments to manage exposure to price risk in connection with the production, purchase and sale of natural gas and oil, and for stored gas inventories. These derivatives include exchange-traded futures and options contracts, which permit settlement by physical delivery of the commodity, and over-the-counter (OTC) commodity price swap agreements and options, which require settlement in cash.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   For derivatives that qualify (based on correlation to price movements of gas and oil) and are designated as hedges, related gains or losses are deferred and subsequently recognized in income, as revenues or expense, in the same period the hedged transaction occurs.
   Under the OTC price swap agreements, the Company makes payments to, or receives payments from, counterparties generally based on the difference between fixed and variable gas and oil prices or on prices at different receipt points as specified in the contracts. Settlement takes place under the swap agreements on a monthly basis for the portion of the swap that has expired, and amounts received or paid are recognized as an adjustment to gas and oil sales revenues, purchased gas expense or transport capacity costs in the applicable settlement month.
   Cash flows from price risk management activities are reported in the Consolidated Statement of Cash Flows as an operating activity--consistent with the category of the cash flows from the underlying physical transaction.

Property, Plant and Equipment and Depreciation

  Gas Utility and Other Plant
The property, plant and equipment accounts are stated at the cost incurred or, where required by regulatory authorities, "original cost." Additions and betterments are charged to the property accounts at cost. Upon normal retirement of a plant asset, its cost is charged to accumulated depreciation together with costs of removal less salvage. Maintenance, repairs and related costs are charged principally to expense as incurred.

  Exploration and Production Properties
The Company follows the full cost method of accounting for gas and oil producing activities prescribed by the SEC. Under the full cost method, all costs directly associated with property acquisition, exploration, and development activities are capitalized, with the principal limitation that such amounts not exceed the present value of estimated future net revenues to be derived from the production of proved gas and oil reserves. If net capitalized costs exceed the estimated value at the end of any quarterly period, then a permanent write-down of the assets must be recognized in that period. The limitation test is performed separately for each cost center, with cost centers established on a country-by-country basis.

  Depreciation and Amortization
Depreciation and amortization are recorded over the estimated service lives of plant assets by application of the straight-line method or, in the case of gas and oil producing properties, the unit-of-production method.
   Under the full cost method of accounting, amortization is also accrued on estimated future costs to be incurred in developing proved gas and oil reserves, and on estimated dismantlement and abandonment costs net of projected salvage values. However, the costs of investments in unproved properties and major development projects are excluded from amortization until it is determined whether or not proved reserves are attributable to such properties.

Allowance for Funds Used During Construction
The subsidiaries subject to cost-of-service rate regulation capitalize the estimated costs of funds used during the construction of major projects. Under regulatory practices, those companies are permitted to include the costs capitalized in rate base for rate-making purposes when the completed facilities are placed in service. The remaining subsidiaries capitalize interest costs as part of the cost of acquiring certain assets. Generally, interest is capitalized on unproved properties and major construction and development projects on which amortization is not yet being recognized.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   In determining the allowance for funds used during construction, the following ranges of rates reflect the pretax cost of borrowed funds used to finance construction expenditures: 1998--5 1/2% to 7 1/8%; 1997--5 5/8% to 7 5/8% and 1996--5 1/2% to 8 1/8%. Equity funds capitalized in those years were not significant.

Income Taxes
The current provision for income taxes represents amounts paid or currently payable. Investment tax credits which were required to be deferred by regulatory authorities are being amortized as credits to income over the estimated service lives of the related properties.

Pension and Other Benefit Programs
The Company has qualified noncontributory defined benefit pension plans covering substantially all employees. Benefits payable under the plans are based primarily on each employee's years of service, age and base salary during the five years prior to retirement. Net pension costs are determined by an independent actuary, and the plans are funded on an annual basis to the extent such funding is deductible under federal income tax regulations. Plan assets consist primarily of equity securities, fixed income securities and insurance contracts. The pension program also includes the payment of supplemental pension benefits to certain retirees and the payment of benefits to certain retired executives under company-sponsored nonqualified employee benefit plans. Certain of these nonqualified plans are funded through contributions to a grantor trust.
   The Company also sponsors defined benefit postretirement plans, covering both salaried and hourly employees and certain dependents, that provide medical and life insurance coverage benefits. These benefits are provided through insurance companies and other providers with the annual cash outlays based on the claim experience of the related plans. Employees who retire on or after attaining age 55 and having rendered at least 15 years of service, or employees retiring on or after attaining age 65, are eligible to receive benefits under the plans. The plans are both contributory and noncontributory, depending on age, retirement date, the plan elected by the employee, and whether the employee is covered under a collective bargaining agreement. Most of the medical plans contain cost-sharing features such as deductibles and coinsurance. For certain of the contributory medical plans, retiree contributions and cost-sharing features are adjusted annually.

Environmental Expenditures
Environmental-related expenditures associated with current operations are generally expensed as incurred. Expenditures for the assessment and/or remediation of environmental conditions related to past operations are charged to expense or are deferred pending probable recovery in future rate-making proceedings. In this connection, a liability is recognized when the assessment or remediation effort is probable and the future costs are estimable. Estimated future costs for the abandonment and restoration of gas and oil properties are accrued currently through charges to depreciation.
   Claims for recovery of environmental-related costs from insurance carriers and other third parties or through regulatory procedures are recognized separately as assets when future recovery is considered probable.

Temporary Cash Investments
Temporary cash investments consist of short-term, highly liquid investments that are readily convertible to cash and present no significant interest rate risk. For purposes of the Consolidated Statement of Cash Flows, temporary cash investments are considered to be cash equivalents.

2.DISCONTINUED OPERATIONS

During April 1998, management approved a plan to discontinue the Company's wholesale trading and marketing of natural gas and electricity, including integrated energy management. On July 31, 1998, the

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

sale of the capital stock of CNG Energy Services Corporation, formerly a wholly-owned subsidiary of the Company, to Sempra Energy Trading, a subsidiary of Sempra Energy, was finalized. Included in the transaction were contracts for the purchase and sale of natural gas as well as rights to natural gas pipeline and storage capacity, mainly in the Northeast and Mid-Atlantic regions, and related working capital. Proceeds of $37.4 million were received from the sale of the stock, as adjusted for working capital items. The Company's transition out of the wholesale gas business was substantially complete at December 31, 1998. The remaining net liabilities associated with discontinued operations at December 31, 1998 were not material.
   The results of operations of these activities for the years ended December 31, 1998, 1997 and 1996 are classified as "Discontinued Operations" in the Consolidated Statement of Income. Cash flows in connection with operating and investing activities for discontinued operations are reported separately in the Consolidated Statement of Cash Flows. There were no cash flows provided by, or used in, financing activities related to discontinued operations for the years ended December 31, 1998, 1997 or 1996.
   Summarized results of operations of the discontinued operations are as follows:

-------------------------------------------------------------------------------
Years Ended December 31,                       1998        1997        1996
-------------------------------------------------------------------------------
                                                     (In Thousands)
Total operating revenues.................... $ 792,586  $ 2,532,910  $ 838,851
Operating expenses..........................  (818,105)  (2,554,386)  (852,924)
                                             ---------  -----------  ---------
 Operating loss before income taxes.........   (25,519)     (21,476)   (14,073)
Income tax benefit..........................     9,011        9,216      6,485
Other income................................        80        1,074        329
Interest charges............................      (810)      (3,342)    (3,850)
                                             ---------  -----------  ---------
Loss from discontinued operations........... $ (17,238) $   (14,528) $ (11,109)
                                             =========  ===========  =========
Loss from disposal before income taxes...... $ (48,263) $        --  $      --
Income tax benefit..........................    16,556           --         --
                                             ---------  -----------  ---------
Net loss from disposal...................... $ (31,707) $        --  $      --
                                             =========  ===========  =========
-------------------------------------------------------------------------------

3.EARNINGS PER SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share," and restated earnings per share (EPS) amounts for all prior annual and quarterly periods presented. The adoption of SFAS No. 128 did not have a material effect on the Company's EPS for any of the periods presented.
   A reconciliation of the income from continuing operations and common stock share amounts used in the calculation of basic and diluted EPS for each of the years ended December 31, 1998, 1997 and 1996 follows (income and share amounts in thousands):

-------------------------------------------------------------------------------
                                                   Income From
                                                   Continuing         Per Share
                                                   Operations  Shares  Amount
-------------------------------------------------------------------------------
For the year ended December 31, 1998
Basic EPS.........................................  $287,711   94,836   $3.03
                                                    ========   ======   =====
Effect of dilutive securities:
 Exercise of stock options........................                511
 Vesting of performance shares....................                374
 Conversion of 7 1/4% Convertible Subordinated
  Debentures......................................     1,578      614
                                                    --------   ------
Diluted EPS.......................................  $289,289   96,335   $3.00
                                                    ========   ======   =====
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

-------------------------------------------------------------------------------
                                                  Income From
                                                  Continuing          Per Share
                                                  Operations  Shares   Amount
-------------------------------------------------------------------------------
For the year ended December 31, 1997
Basic EPS........................................  $318,908    94,868   $3.36
                                                   ========   =======   =====
Effect of dilutive securities:
 Exercise of stock options.......................                 674
 Vesting of performance shares...................                 359
 Conversion of 7 1/4% Convertible Subordinated
  Debentures.....................................    12,128     4,559
                                                   --------   -------
Diluted EPS......................................  $331,036   100,460   $3.30
                                                   ========   =======   =====
-------------------------------------------------------------------------------
For the year ended December 31, 1996
Basic EPS........................................  $309,382    94,076   $3.29
                                                   ========   =======   =====
Effect of dilutive securities:
 Exercise of stock options.......................                 482
 Vesting of performance shares...................                  98
 Conversion of 7 1/4% Convertible Subordinated
  Debentures.....................................    11,823     4,559
                                                   --------   -------
Diluted EPS......................................  $321,205    99,215   $3.24
                                                   ========   =======   =====
-------------------------------------------------------------------------------

   Performance shares are considered contingent shares as defined by SFAS No.
128. Although such shares are issued and outstanding, they are excluded from the calculation of basic earnings per share.

4.RATE MATTERS

The Company accounts for its regulated operations in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." When the accounting allocations prescribed by regulatory authorities are used for ratemaking, the allocation of costs among accounting periods by the Company's regulated subsidiaries resulted in the recognition of regulatory assets and liabilities at December 31, 1998 and 1997 as follows:

-------------------------------------------------------------------------------
December 31,                                                    1998     1997
-------------------------------------------------------------------------------
                                                               (In Thousands)
Regulatory assets:
 Unrecovered gas costs (Note 1).............................. $ 34,860 $ 55,062
 Order 636 transition costs..................................    6,461   17,020
 Workforce reduction costs (Note 6)..........................    9,275    8,832
 Other postretirement benefits (Note 7)......................   52,142   55,070
 Deferred income taxes (Note 8)..............................  102,797  103,323
 Environmental-related expenditures (Note 16)................    7,291    7,322
 Other.......................................................   11,642   19,215
                                                              -------- --------
  Total regulatory assets.................................... $224,468 $265,844
                                                              ======== ========
Regulatory liabilities:
 Amounts payable to customers (Note 1)....................... $ 48,339 $    880
 Estimated rate contingencies and refunds....................   78,266   29,112
 Income taxes refundable to customers-net (Note 8)...........   27,170   55,035
                                                              -------- --------
  Total regulatory liabilities............................... $153,775 $ 85,027
                                                              ======== ========
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   The Company assesses on an ongoing basis the recoverability of costs recognized as regulatory assets and its ability to continue to apply SFAS No. 71 to its regulated operations. In the event that all or a portion of these operations ceased to meet the requirements of SFAS No. 71, the Company would be required to assess the carrying value of certain assets and liabilities previously subject to regulation.

Estimated Rate Contingencies and Refunds
Certain increases in prices by the Company and other rate-making issues are subject to final modification in regulatory proceedings. The related accumulated provisions pertaining to these matters were $59.9 million and $15.7 million at December 31, 1998 and 1997, including interest. These amounts are reported in the Consolidated Balance Sheet under "Estimated rate contingencies and refunds" together with $18.4 million and $13.4 million, respectively, which are primarily refunds received from suppliers and refundable to customers under regulatory procedures.

Order 636 Transition Costs
The distribution subsidiaries have incurred obligations to upstream pipeline companies for costs resulting from the pipeline companies' transition to restructured services under FERC Order 636. The total estimated liability for such costs was $6.5 million and $17.0 million at December 31, 1998 and 1997, respectively. Additional amounts, if any, to be accrued in the future are not expected to be material. These transition costs are being passed through to customers of the Company's distribution subsidiaries.

5.PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Impairment of Gas and Oil Producing Properties
As described in Note 1, the Company follows the full cost method of accounting for gas and oil producing activities. Under these rules, the Company recognized an impairment of its Canadian oil producing properties at December 31, 1997, due primarily to the decline in market prices for heavy oil production. This non-cash charge amounted to $10.4 million and reduced 1997 net income by $6.7 million, or $.07 per share.

Depreciation and Amortization
Amortization of capitalized costs under the full cost method of accounting for the Company's exploration and production operations amounted to $.89 per Mcf equivalent of gas and oil produced in 1998, $.88 in 1997 and $.93 in 1996.
   Costs of unproved properties capitalized under the full cost method of accounting that are excluded from amortization at December 31, 1998, and the years in which such excluded costs were incurred, follow:

--------------------------------------------------------------------------------
                              December 31, Incurred in Years Ended December 31,
                                           -------------------------------------
                                  1998        1998      1997      1996    Prior
--------------------------------------------------------------------------------
                                                (In Thousands)
Property acquisition costs...   $ 59,315   $  20,874 $  31,164 $  4,181 $  3,096
Exploration costs............     48,679      23,469    18,121    2,316    4,773
Capitalized interest.........      9,995       1,604     5,363    1,181    1,847
                                --------   --------- --------- -------- --------
  Total......................   $117,989   $  45,947 $  54,648 $  7,678 $  9,716
                                ========   ========= ========= ======== ========
--------------------------------------------------------------------------------

   There are no significant properties, as defined by the SEC, excluded from amortization at December 31, 1998. As gas and oil reserves are proved through drilling or as properties are judged to be impaired, excluded costs and any related reserves are transferred on an ongoing, well-by-well basis into the amortization calculation.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.WORKFORCE REDUCTION COSTS

During the fourth quarter of 1998, the Company recorded a provision for severance and other employee-related costs in connection with actions to improve efficiencies and reorganize business processes at both its corporate and regulated subsidiaries. The Company anticipates that these actions will be substantially completed during 1999.
   During 1996, unions at two subsidiaries implemented a workforce reduction program that consisted of a voluntary early retirement program and a voluntary separation program. A voluntary early retirement program for West Ohio Gas (now a division of East Ohio Gas) was also offered during 1996. In conjunction with these programs, 119 eligible employees elected to accept early retirement offers and an additional 57 were separated from the Company. In addition, during the fourth quarter of 1996 the Company recorded a provision for severance and related benefits to be paid to affected employees in connection with the Company's efforts to combine and streamline certain business functions.
   As a result of its workforce reduction programs, the Company recorded charges in 1998 and 1996 amounting to $9.4 million and $15.2 million, respectively. These charges reduced 1998 and 1996 net income by $6.1 million, or $.06 per share, and $9.9 million, or $.10 per share, respectively. In addition, certain of the regulated subsidiaries have deferred, as a regulatory asset, a portion of workforce reduction costs from previous years' programs pending recovery in rates. The balance of these deferrals was $9.3 million at December 31, 1998.

7.PENSION AND OTHER POSTRETIREMENT BENEFIT COSTS

The following table provides reconciliations of the changes in the Company's pension and other postretirement benefit plan obligations and asset fair values for each of the years ended December 31, 1998 and 1997, and a statement of the funded status as of December 31, 1998 and 1997:

-------------------------------------------------------------------------------
                                       Pension          Other Postretirement
                                    Benefit Plans           Benefit Plans
                                ----------------------  ----------------------
Years Ended December 31,           1998        1997          1998        1997
-------------------------------------------------------------------------------
                                              (In Thousands)
Change in benefit obligation:
Benefit obligation--January 1.. $1,037,728  $  959,951  $  358,748  $  378,435
Service cost...................     24,852      21,374      10,021       9,901
Interest cost..................     69,320      68,635      23,714      25,854
Participant contributions......         --          --       3,027       3,000
Plan amendments................         --          --        (569)     (6,723)
Actuarial (gain) loss..........     60,981      55,378     (11,331)    (29,342)
Curtailment (gain).............     (1,658)         --        (130)         --
Benefit payments...............    (67,539)    (67,610)    (21,407)    (22,377)
                                ----------  ----------  ----------  ----------
Benefit obligation--December
31............................. $1,123,684  $1,037,728  $  362,073  $  358,748
                                ==========  ==========  ==========  ==========
Change in plan assets:
Fair value of plan assets--
January 1...................... $1,804,852  $1,539,039  $   79,740  $   53,153
Actual return on plan assets...    328,928     330,296       5,207       2,972
Employer contributions.........      2,911       3,127      45,326      42,992
Participant contributions......         --          --       3,027       3,000
Benefit payments...............    (67,539)    (67,610)    (21,407)    (22,377)
                                ----------  ----------  ----------  ----------
Fair value of plan assets--
December 31.................... $2,069,152  $1,804,852  $  111,893  $   79,740
                                ==========  ==========  ==========  ==========
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

-------------------------------------------------------------------------------
                                        Pension         Other Postretirement
                                     Benefit Plans          Benefit Plans
                                  --------------------  ----------------------
December 31,                        1998       1997          1998        1997
-------------------------------------------------------------------------------
                                               (In Thousands)
Funded status:
Funded status--December 31....... $ 945,468  $ 767,124  $ (250,180) $ (279,008)
Unrecognized net obligation
(asset)..........................   (33,195)   (40,237)    158,231     170,102
Unrecognized (gain) loss-net.....  (774,732)  (649,740)     11,711      24,253
Unrecognized prior service cost..     4,755      5,720      (5,562)     (6,178)
                                  ---------  ---------  ----------  ----------
Net amount recognized............ $ 142,296  $  82,867  $  (85,800) $  (90,831)
                                  =========  =========  ==========  ==========
-------------------------------------------------------------------------------

   Amounts recognized in the Consolidated Balance Sheet at December 31 consist of the following:

Prepaid benefit cost............... $ 159,317  $  97,527  $      --  $      --
Accrued benefit liability..........   (28,536)   (27,607)   (85,800)   (90,831)
Intangible asset...................     9,006     10,346         --         --
Accumulated other comprehensive
income.............................     2,509      2,601         --         --
                                    ---------  ---------  ---------  ---------
Net amount recognized.............. $ 142,296  $  82,867  $ (85,800) $ (90,831)
                                    =========  =========  =========  =========
-------------------------------------------------------------------------------

   The Company has nonqualified pension and supplemental pension plans which do not have "plan assets" as defined by generally accepted accounting principles. The total projected benefit obligation for these plans was $33.3 million and $32.3 million at December 31, 1998 and 1997, respectively, and is included in the table above. The minimum liability recognized relating to these plans was $11.5 million and $12.9 million at December 31, 1998 and 1997. The related intangible asset recognized as of those dates amounted to $9.0 million and $10.3 million, respectively. Adjustments of the minimum liability and intangible asset due to changes in assumptions or the financial status of these plans resulted in a credit (charge) to other comprehensive income of $.1 million, $(.3) million and $.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.
   The majority of estimated other postretirement benefit costs (SFAS No. 106 costs) and related transition obligation is attributable to the rate-regulated subsidiaries. Pending the expected recovery of SFAS No. 106 costs and related deferrals in regulatory proceedings, these subsidiaries have deferred the differences between SFAS No. 106 costs and amounts included in rates. The rate-regulated subsidiaries have obtained approval for recovery in rates from their respective regulatory commissions for the increased level of expense resulting from SFAS No. 106. The amount of SFAS No. 106 costs deferred at December 31, 1998 and 1997, was $52.1 million and $55.1 million, respectively.
   The FERC and certain state regulatory authorities have indicated that when SFAS No. 106 costs are recovered in rates, amounts collected must be deposited in irrevocable trust funds dedicated for the sole purpose of paying postretirement benefits. Accordingly, four subsidiaries fund postretirement benefit costs via voluntary employees' beneficiary associations (VEBAs). The remaining subsidiaries do not prefund postretirement benefit costs, but rather pay claims as presented. Assets held by the VEBAs consist primarily of short-term fixed income securities.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   Weighted average assumptions used in the determination of the benefit obligations include the following:

--------------------------------------------------------------------------------
                                                                      Other
                                                      Pension    Postretirement
                                                   Benefit Plans  Benefit Plans
                                                   ------------- ---------------
December  31,                                       1998   1997   1998    1997
--------------------------------------------------------------------------------
Discount rate.....................................   6.5%   7.0%    6.5%    7.0%
Expected return on plan assets....................   9.0%   9.0%    6.5%    6.5%
Rate of compensation increase.....................   5.5%   5.5%    5.5%    5.5%
--------------------------------------------------------------------------------

   Net periodic benefit costs, as determined by independent actuaries, included the following components:

-------------------------------------------------------------------------------------
                                                            Other Postretirement
                              Pension Benefit Plans             Benefit Plans
                          -------------------------------  -------------------------
Years Ended December 31,    1998       1997       1996      1998     1997     1996
-------------------------------------------------------------------------------------
                                             (In Thousands)
Service cost............  $  24,852  $  21,374  $  23,741  $10,021  $ 9,901  $11,940
Interest cost...........     69,320     68,635     67,426   23,714   25,854   26,450
Expected return on
 assets.................   (131,640)  (118,671)  (108,753)  (4,413)  (2,859)    (645)
Prior service cost
 amortization...........        965      1,125      1,128     (406)    (408)    (406)
Actuarial (gain) loss...    (11,315)   (10,402)    (3,545)     206      271    2,689
Transition obligation
 amortization...........     (7,042)    (7,929)    (7,789)  11,302   11,418   11,801
Curtailment and special
 termination benefits...     (1,658)        --      3,644     (215)      --    1,292
Special voluntary
 retirement programs....        800        800        800       --       --       --
                          ---------  ---------  ---------  -------  -------  -------
Net periodic benefit
 cost (credit)..........  $ (55,718) $ (45,068) $ (23,348) $40,209  $44,177  $53,121
                          =========  =========  =========  =======  =======  =======
-------------------------------------------------------------------------------------

   For measurement purposes, a 6.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4% for 2003 and remain at that level thereafter.
   Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on 1998 service and interest cost and the accumulated postretirement benefit obligation at December 31, 1998:

-------------------------------------------------------------------------------
                                                        1% Increase 1% Decrease
-------------------------------------------------------------------------------
                                                            (In Thousands)
Effect on aggregate service and interest cost
 components of net
 periodic cost.........................................   $ 4,014    $ (3,587)
Effect on the health care component of the accumulated
 postretirement benefit obligation.....................   $28,564    $(25,247)
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


8.INCOME TAXES

"Income taxes" in the Consolidated Statement of Income include the following:

-------------------------------------------------------------------------------
Years Ended December 31,                            1998      1997      1996
-------------------------------------------------------------------------------
                                                        (In Thousands)
Income tax expense attributable to continuing
operations:
 Current provision
  Federal........................................ $ 96,295  $136,095  $ 88,447
  State..........................................   17,624    18,181    13,904
 Deferred income taxes-net
  Federal........................................   21,390     4,175    59,619
  State..........................................   (3,489)       11     2,546
 Investment tax credit...........................   (2,171)   (2,193)   (2,201)
                                                  --------  --------  --------
Income tax expense attributable to continuing
operations.......................................  129,649   156,269   162,315
Income tax benefit attributable to discontinued
operations.......................................  (25,567)   (9,216)   (6,485)
                                                  --------  --------  --------
  Total.......................................... $104,082  $147,053  $155,830
                                                  ========  ========  ========
-------------------------------------------------------------------------------

   Income taxes differed from the amounts shown in the next table that were computed by applying the statutory federal income tax rate of 35% to reported pretax income from continuing operations. The reasons for the differences follow:

-------------------------------------------------------------------------------
Years Ended December 31,                            1998      1997      1996
-------------------------------------------------------------------------------
                                                        (In Thousands)
Income before taxes--continuing operations....... $417,360  $475,177  $471,697
                                                  ========  ========  ========
Computed "expected" tax expense--continuing
operations....................................... $146,076  $166,312  $165,094
Increases (or reductions) in tax resulting from:
 Production tax credit...........................  (11,351)  (10,359)   (9,344)
 Investment tax credit...........................   (2,171)   (2,193)   (2,201)
 State income taxes..............................    9,188    11,825    10,693
 Miscellaneous...................................  (12,093)   (9,316)   (1,927)
                                                  --------  --------  --------
Income taxes attributable to continuing
 operations...................................... $129,649  $156,269  $162,315
                                                  ========  ========  ========
 Effective tax rate..............................    31.1%     32.9%     34.4%
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   The current and noncurrent deferred income taxes reported in the Consolidated Balance Sheet at December 31, 1998 and 1997 represent the net expected future tax consequences attributable to temporary differences between the carrying amounts of nontax assets and liabilities and their tax bases. These temporary differences and the related tax effect were as follows:

----------------------------------------------------------------------------------
                                     1998                         1997
                         ---------------------------- ----------------------------
                           Deferred   Deferred Income   Deferred   Deferred Income
December 31,             Income Taxes  Taxes-Current  Income Taxes  Taxes-Current
----------------------------------------------------------------------------------
                                              (In Thousands)
Deferred tax
liabilities:
 Excess of tax over book
  depreciation..........   $559,430      $     --       $537,684       $    --
 Exploration and
  intangible well
  drilling costs........    244,832            --        225,111            --
 Unrecovered gas costs..         --        15,908             --        19,424
 Net pension credits....     78,212            --         52,420            --
 Other..................     36,145            --         25,721            --
                           --------      --------       --------       -------
  Total liabilities.....    918,619        15,908        840,936        19,424
                           --------      --------       --------       -------
Deferred tax assets:
 Tax basis step-up in
  connection with
  acquisition of
  subsidiary............     18,096            --         18,619            --
 Deferred investment tax
  credits...............     14,443            --         15,854            --
 Overheads capitalized
  for tax purposes......     11,138            --          8,226            --
 Supplier and other
  refunds...............         --        18,503             --           187
 Other..................     94,014        19,191         86,119         5,502
 Valuation allowance....         --            --             --            --
                           --------      --------       --------       -------
  Total assets..........    137,691        37,694        128,818         5,689
                           --------      --------       --------       -------
  Total deferred tax
   liability (asset)....   $780,928      $(21,786)      $712,118       $13,735
                           ========      ========       ========       =======
----------------------------------------------------------------------------------

   A regulatory liability amounting to $27.2 million has been recorded at December 31, 1998 representing the reduction to previously recorded deferred income taxes associated with rate-regulated activities that are expected to be refundable to customers, net of certain taxes collectible from customers. Also, a regulatory asset corresponding to the recognition of additional deferred income taxes not previously recorded because of past rate-making practices amounting to $102.8 million has been recorded at December 31, 1998.

9.GAS STORED

The distribution subsidiaries, except Virginia Natural Gas, value their stored gas inventory under the LIFO method. Based upon the average price of gas purchased during 1998, the current cost of replacing the inventory of "Gas stored--current portion" exceeded the amount stated on a LIFO basis by approximately $171.3 million at December 31, 1998. Virginia Natural Gas and CNG Retail value their stored gas inventory under the weighted average cost method.
   A portion of gas in underground storage used as a pressure base and for operational balancing is included in "Property, Plant and Equipment" in the amount of $126.4 million at December 31, 1998 and 1997.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.COMMON STOCKHOLDERS' EQUITY

A summary of the changes in stockholders' equity follows:

------------------------------------------------------------------------------------------------------------------------
                              Common Stock         Capital in Excess
                                 Issued              of Par Value                                     Treasury Stock
                           ------------------  --------------------------                           -------------------
                            Number    Value                                 Retained     Unearned    Number
                           of Shares  at Par   Paid-In    Other   Total     Earnings   Compensation of Shares   Cost
------------------------------------------------------------------------------------------------------------------------
                                                                (In Thousands)
 Balance at December 31,
  1995...................   93,592   $257,377  $438,255  $40,280 $478,535  $1,309,906    $     --        --   $      --
 Net income..............       --         --        --       --       --     298,273          --        --          --
 Cash dividends declared
  Common stock ($1.94 per
   share)................       --         --        --       --       --    (183,671)         --        --          --
 Common stock issued
  Stock options..........      769      2,113    29,662       --   29,662          --          --        --          --
  Performance shares-net.      378      1,040    16,336       --   16,336          --     (17,376)       --          --
  Stock awards-net.......       98        270     4,404       --    4,404          --      (4,560)       --          --
  DRP*...................       97        268     4,688       --    4,688          --          --        --          --
  Amortization and
   adjustment............       --         --     3,520       --    3,520          --       4,394        --          --
 Purchase of treasury
  stock..................       --         --        --       --       --          --          --      (147)     (8,144)
 Sale of treasury stock
  and other..............       --         --      (143)      --     (143)         --          --       147       8,144
 Pension liability
  adjustment (Note 7)....       --         --        --       --       --         116          --        --          --
                            ------   --------  --------  ------- --------  ----------    --------    ------   ---------
 Balance at December 31,
  1996...................   94,934    261,068   496,722   40,280  537,002   1,424,624     (17,542)       --          --
 Net income..............       --         --        --       --       --     304,380          --        --          --
 Cash dividends declared
  Common stock ($1.94 per
   share)................       --         --        --       --       --    (184,942)         --        --          --
 Common stock issued
  Stock options..........      612      1,683    23,615       --   23,615          --          --        --          --
  DRP*...................       62        171     3,244       --    3,244          --          --        --          --
  Stock awards-net.......       25         69     1,318       --    1,318          --      (1,350)       --          --
  Conversion of
   debentures............        1          2        38       --       38          --          --        --          --
  Performance shares-net.      (11)       (29)     (106)      --     (106)         --         135        --          --
  Amortization and
   adjustment............       --         --     1,490       --    1,490          --       7,807        --          --
 Purchase of treasury
  stock..................       --         --        --       --       --          --          --      (220)    (12,286)
 Sale of treasury stock
  and other..............       --         --       154       --      154          --          --       219      12,248
 Pension liability
  adjustment (Note 7)....       --         --        --       --       --        (309)         --        --          --
 Cumulative translation
  adjustment.............       --         --        --       --       --      (4,166)         --        --          --
                            ------   --------  --------  ------- --------  ----------    --------    ------   ---------
 Balance at December 31,
  1997...................   95,623    262,964   526,475   40,280  566,755   1,539,587     (10,950)       (1)        (38)
 Net income..............       --         --        --       --       --     238,766          --        --          --
 Cash dividends declared
  Common stock ($1.94 per
   share)................       --         --        --       --       --    (185,758)         --        --          --
 Common stock issued
  Stock options..........      282        777    11,548       --   11,548          --          --        --          --
  Stock awards-net.......       32         86     1,364       --    1,364          --      (1,283)       --          --
  Performance shares-net.        8         21       402       --      402          --        (423)       --          --
  Amortization and
   adjustment............       --         --    (2,393)      --   (2,393)         --      11,321        --          --
 Purchase of treasury
  stock..................       --         --        --       --       --          --          --    (5,081)   (280,326)
 Sale of treasury stock
  and other..............       --         --    (3,863)      --   (3,863)         --         (61)    2,949     163,290
 Conversion of
  debentures.............       --         --    (1,841)      --   (1,841)         --          --     1,638      90,715
 Pension liability
  adjustment (Note 7)....       --         --        --       --       --          60          --        --          --
 Cumulative translation
  adjustment.............       --         --        --       --       --      (1,112)         --        --          --
                            ------   --------  --------  ------- --------  ----------    --------    ------   ---------
 Balance at December 31,
  1998...................   95,945   $263,848  $531,692  $40,280 $571,972  $1,591,543    $ (1,396)     (495)  $ (26,359)
                            ======   ========  ========  ======= ========  ==========    ========    ======   =========
------------------------------------------------------------------------------------------------------------------------

*Dividend Reinvestment Plan.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Shareholder Rights Plan
During 1995, the Board of Directors adopted a shareholder rights plan and on January 23, 1996, declared a dividend of one right (Right) for each share of common stock outstanding at the close of business on February 28, 1996. If the Rights become exercisable, each holder may exercise a Right and receive common stock (or, in certain cases, cash, property or other securities) of the Company or common stock of the acquiring company having a value equal to twice the Right's then current Purchase Price.
   Also, under certain conditions, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (and/or other securities, cash or other assets having the same value as a share of common stock) per Right, subject to adjustment, or may redeem the Rights in whole at a price of $0.01 per Right. Until a Right is exercised or exchanged for common stock, the holder, as such, is not a stockholder of the Company. Unless earlier exercised or redeemed, the Rights will expire on February 28, 2006.

Unissued Shares
At December 31, 1998, 304,055,449 shares of common stock were unissued. Shares have been registered with the SEC for possible issuance under various benefit plans or to shareholders under the Dividend Reinvestment Plan. Shares acquired pursuant to these plans can consist of original issue shares, treasury shares or shares purchased in the open market. In addition, at December 31, 1998, the Company has a shelf registration with the SEC which would allow it to sell up to an additional $338.3 million of debt or equity securities.

Treasury Stock
Under a plan approved by the Board of Directors, the Company can purchase in the open market up to 10,000,000 shares of its common stock. The Company may also acquire shares of its common stock through certain provisions of the Company's various stock incentive plans. Shares repurchased or acquired are held as treasury stock and are available for reissuance for general corporate purposes or in connection with various employee benefit plans. When treasury shares are reissued, the difference between the market value at reissuance and the cost of shares is reflected in "Capital in excess of par value." At December 31, 1998 and 1997, a total of 495,123 and 659 shares, respectively, were being held as treasury stock.

Pre-1997 Stock Award and Option Plans
Prior to 1997, stock awards, stock options and other stock-based awards were granted to employees under the Long-Term Incentive Plan, the 1991 Stock Incentive Plan (1991 Plan) and the 1995 Employee Stock Incentive Plan (1995
Plan). The Long-Term Incentive Plan terminated by its terms on November 9, 1991. In addition, there were no shares authorized for issuance under either the 1991 Plan or the 1995 Plan at December 31, 1998. However, the provisions of these plans continue with respect to stock awards granted whose restrictions have not yet lapsed and stock options granted which have not been exercised at December 31, 1998.

1997 Stock Incentive Plan
The 1997 Stock Incentive Plan (1997 Plan) provides for the granting of stock awards, stock options and other stock-based awards to employees and directors of the Company effective January 1, 1997, including grants made on or after that date pursuant to the Long-Term Strategic Incentive Program described below. The maximum number of shares authorized for issuance in each calendar year is determined in accordance with a formula contained in the 1997 Plan. At December 31, 1998, 6,235,017 shares were authorized for issuance under the 1997 Plan.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   Stock awards granted under the plan may be in the form of restricted stock or deferred stock. Shares issued as restricted stock awards are held by the Company until the attached restrictions lapse. Deferred stock awards generally consist of a right to receive shares at the end of specified deferral periods. The market value of the stock award on the date granted is recorded as compensation expense over the applicable restriction or deferral period.
   Stock options granted under the plan allow the purchase of common shares at a price not less than fair market value at the date of grant and not less than par value. These options, other than tri-annual options granted under the Long-Term Strategic Incentive Program, generally are exercisable in four equal annual installments commencing with the second anniversary of the grant and expire after 10 years from the date of grant.
   The granting of stock awards constitutes a non-cash financing activity of the Company.

  Long-Term Strategic Incentive Program
Grants under the Long-Term Strategic Incentive Program, consisting of performance restricted stock awards (performance shares or performance stock credits) and stock options, are expected to be made every three years, with the first such grants made on January 2, 1996.
   Performance shares will vest contingent upon attainment of certain strategic business results over a three-year period. The market value of the performance shares on the grant date, as adjusted quarterly for changes in the current market price of the Company's common stock, is recorded as compensation expense over the three-year vesting period.
   Stock options granted under this program (tri-annual options) vest after three years and will be exercisable from the vesting date until ten years from the grant date if certain strategic business results are attained during the vesting period. However, the exercise period will be reduced to one day for all or a portion of the options granted if such results are not achieved. As the number of options are known and the option price equals the market price at the grant date, no compensation expense is recognized for these options under generally accepted accounting principles.

Accounting for Stock Awards and Stock Options
As permitted by generally accepted accounting principles, the Company follows Accounting Principles Board Opinion No. 25 and related interpretations (APB No. 25) for accounting for stock-based compensation. The Company granted stock awards, including performance shares, totaling 54,000 shares in 1998, 98,000 shares in 1997, and 507,000 shares in 1996 with weighted average market prices per share on award dates of $49.54, $52.53 and $46.19, respectively. The Company recorded compensation expense of $9.4 million, $9.7 million and $8.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, in connection with its performance shares, restricted stock and other stock compensation awards. In accordance with APB No. 25, no compensation expense has been recognized for the Company's stock options.
   In addition, performance stock credits equal to 475,400 shares of common stock were granted January 4, 1999, related to the 1999-2001 performance period.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   A summary of stock option activity for the years ended December 31, 1996 through 1998, follows:

--------------------------------------------------------------------------------
                                                                Weighted Average
                                                     Number       Option Price
                                                   of Shares       Per Share
--------------------------------------------------------------------------------
                                                 (In Thousands)
Shares under option:
  At January 1, 1996............................     2,948           $41.25
  Granted (1)...................................     3,534           $45.53
  Exercised.....................................      (769)          $41.37
  Cancelled (1).................................      (196)          $43.13
                                                     -----
  At December 31, 1996..........................     5,517           $43.90
  Granted (2)...................................       885           $54.09
  Exercised.....................................      (612)          $41.33
  Cancelled (2).................................      (583)          $45.74
                                                     -----
  At December 31, 1997..........................     5,207           $45.73
  Granted (3)...................................       914           $58.34
  Exercised.....................................      (309)          $41.73
  Cancelled (3).................................      (307)          $51.32
                                                     -----
  At December 31, 1998..........................     5,505           $47.73
                                                     =====

(1) Includes 3,006,000 tri-annual options granted and 65,000 tri-annual options cancelled.
(2) Includes 332,084 tri-annual options granted and 367,883 tri-annual options cancelled.
(3) Includes 106,750 tri-annual options granted and 96,114 tri-annual options cancelled.

Options were exercisable for the purchase of 734,741 shares, 599,534 shares and 673,305 shares at December 31, 1998, 1997 and 1996, respectively.
Effective January 4, 1999, additional options for the purchase of 3,662,000 shares were granted to eligible employees.
-------------------------------------------------------------------------------

   The following table summarizes information about stock options outstanding at December 31, 1998.
-------------------------------------------------------------------------------

                                       Options Outstanding                    Options Exercisable
                          ---------------------------------------------- -----------------------------
                                         Weighted Average    Weighted                      Weighted
                              Number        Remaining        Average         Number        Average
Range of Exercise Prices   Outstanding   Contractual Life Exercise Price  Exercisable   Exercise Price
------------------------------------------------------------------------------------------------------
                          (In Thousands)                                 (In Thousands)
$34.75--
$40.00                          549         5.48 yrs.         $37.06          230           $36.69
$40.01--
$50.00                        3,088         6.58 yrs.         $44.97          440           $44.93
$50.01--
$59.94                        1,868         7.69 yrs.         $56.00           65           $50.87
------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   The following table presents the weighted-average fair value of stock options granted during 1996 through 1998 and the weighted-average assumptions used to compute fair values under the Black-Scholes option-pricing model:

-------------------------------------------------------------------------------
Years Ended December 31,                                    1998   1997   1996
-------------------------------------------------------------------------------
Option fair value......................................... $10.49 $ 8.96 $ 5.84
Assumptions
  Dividend yield..........................................   3.3%   3.6%   4.3%
  Expected volatility.....................................  19.8%  16.8%  17.5%
  Risk-free interest rate.................................   5.7%   6.4%   5.4%
  Expected option life (years)............................ 4.8    4.8    4.9
-------------------------------------------------------------------------------

   If compensation expense for the Company's stock options granted during 1996 through 1998 had been determined based on the fair value at the grant dates for such awards, the effect on the Company's net income and EPS for each of the years would have been as follows:

--------------------------------------------------------------------------------
Years Ended December 31,                                     1998   1997   1996
--------------------------------------------------------------------------------
Net income (In Millions):
  As reported.............................................. $238.8 $304.4 $298.3
  Pro forma................................................ $231.7 $298.8 $294.1
Basic EPS:
  As reported.............................................. $ 2.52 $ 3.21 $ 3.17
  Pro forma................................................ $ 2.44 $ 3.15 $ 3.13
Diluted EPS:
  As reported.............................................. $ 2.49 $ 3.15 $ 3.13
  Pro forma................................................ $ 2.42 $ 3.10 $ 3.08
--------------------------------------------------------------------------------

11.PREFERRED STOCK

The Company's authorized preferred stock consists of 5,000,000 shares at a par value of $100 each. There were no shares of preferred stock issued or outstanding at December 31, 1998 or 1997.

12.DIVIDEND RESTRICTIONS

One of the Company's indentures relating to senior debenture issues contains restrictions on dividend payments by the Company and acquisitions of its capital stock. Under the indenture provisions, $493.1 million of consolidated retained earnings was free from such restrictions at December 31, 1998. The indenture also imposes dividend limitations on the subsidiaries, but at December 31, 1998, these limitations did not restrict their ability to pay dividends to the Company.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.LONG-TERM DEBT

Long-term debt, excluding current maturities, follows:

--------------------------------------------------------------------------------
December 31,                                                1998        1997
--------------------------------------------------------------------------------
                                                            (In Thousands)
Debentures
  6%,Due October 15, 2010............................... $  200,000  $       --
  6.8%,Due December 15, 2027............................    300,000     300,000
  6 5/8%, Due December 1, 2008..........................    150,000     150,000
  6 7/8%, Due October 15, 2026..........................    150,000     150,000
  7 3/8%, Due April 1, 2005.............................    150,000     150,000
  6 5/8%, Due December 1, 2013..........................    150,000     150,000
  5 3/4%, Due August 1, 2003............................    150,000     150,000
  8 3/4%, Due October 1, 2019...........................    142,875     150,000
  8 3/4%, Due June 1, 1999..............................         --     100,000
  8 5/8%, Due December 1, 2011..........................         --      15,625
  Unamortized debt discount, less premium...............    (13,146)    (11,319)
Convertible Subordinated Debentures
  7 1/4%, Due December 15, 2015.........................         --     246,165
  Unamortized debt discount.............................         --      (1,581)
9.94% Unsecured loan due January 1, 1999................         --       4,000
                                                         ----------  ----------
    Total............................................... $1,379,729  $1,552,890
                                                         ==========  ==========
--------------------------------------------------------------------------------

   Discounts and premiums and the expenses incurred in connection with the issuance of debentures are being amortized on a basis which will equitably distribute the amount to "Interest on long-term debt" over the life of each debenture issue.
   The aggregate principal amounts of the Company's debentures maturing in the years 1999 through 2003 are: $107.1 million; $7.1 million; $7.1 million; $7.1 million and $157.1 million.
   In January 1998 the Company called for redemption the entire principal amount outstanding of its 7 1/4% Convertible Subordinated Debentures, totaling $246.2 million. These debentures were convertible into shares of the Company's common stock at an initial conversion price of $54 per share. The redemption price was 102.18% of the principal amount plus accrued interest payable on February 23, 1998. In anticipation of the call, in January 1998 the Company purchased approximately 4.6 million shares of its common stock in a private transaction to satisfy the potential conversion obligation. The right to convert expired on February 13, 1998, and approximately 1.6 million of the acquired shares were issued on conversion. The remaining acquired shares were sold in two underwritten offerings during February and March, 1998.
   In March 1998, CNG International purchased a 33.3% ownership interest in the Dampier-to-Bunbury Natural Gas Pipeline (DBNGP) in Western Australia from the Western Australia Government. One of CNG International's partners in the purchase was El Paso Energy Corporation (El Paso), which also holds a 33.3% ownership interest. In connection with their investments in DBNGP, CNG International and El Paso formed DBNGP Finance Company LLC (DBNGP Finance). DBNGP Finance is owned 50% by CNG International and 50% by EPED Holding Company, a wholly-owned subsidiary of El Paso. Subsequent to the formation of DBNGP Finance, the equity ownership interests of CNG International and El Paso in DBNGP were transferred to this entity.
   In October 1998, DBNGP Finance borrowed $250.0 million under a Senior Term Loan Facility (Term Loan). The Term Loan matures October 2, 2001, can be extended in one-year increments to October 2, 2003, and bears interest at a variable rate. Of the gross proceeds received by DBNGP Finance under the

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Term Loan, $100.0 million was distributed to CNG International. In connection with the Term Loan, CNG International entered into an Equity Contribution Agreement with DBNGP Finance. CNG International is contractually obligated to make equity contributions to DBNGP Finance equal to the Term Loan proceeds distributed to CNG International, plus interest on such proceeds, in the event that DBNGP Finance is unable to service this debt. The Company is contractually obligated to cause CNG International to make such equity contributions.

14.SHORT-TERM BORROWINGS

The weighted average interest rate on the Company's commercial paper notes outstanding at December 31, 1998 and 1997, was 5.22% and 6.21%, respectively.
   The Company has a $775.0 million credit agreement with a group of banks. Borrowings under this agreement are in the form of revolving credits and may, at the option of the Company, be structured either as syndicated loans by a group of participating banks or money market loans by individual banks. The loans may be borrowed, paid or repaid and reborrowed on a few days notice. Varying interest rate options are available for syndicated loans, while the interest rate on money market loans is determined from quotes rendered by the participating banks. This agreement may be used for general corporate purposes, including the support of commercial paper notes. This agreement is currently scheduled to expire on June 25, 1999; however, the Company expects that the agreement will be renewed or replaced by a comparable agreement. A facility fee is charged under this agreement but is not considered significant. There were no borrowings under this agreement at December 31, 1998.

15.FINANCIAL INSTRUMENTS

Fair Values
The estimated fair value of the Company's long-term debt, including current maturities, was as follows at December 31, 1998 and 1997:

--------------------------------------------------------------------------------
                                             1998                  1997
                                                           ---------------------
                                     ---------------------
                                      Carrying     Fair     Carrying     Fair
December 31,                           Amount     Value      Amount     Value
--------------------------------------------------------------------------------
                                                   (In Thousands)
Long-term debt...................... $1,504,000 $1,584,633 $1,719,790 $1,789,577
--------------------------------------------------------------------------------

   The fair values were estimated based upon closing transactions and/or quotations for the Company's debentures as of those dates. Temporary cash investments and commercial paper notes are stated at amounts which approximate fair value due to the short maturities of those financial instruments.

Derivatives and Price Risk Management Activities
The Company's price risk management activities include exchange-traded futures and options contracts, which can be settled through the purchase or delivery of commodities, and OTC price swap agreements and options, which require settlement in cash. These instruments are used to manage commodity price risk regarding the production, purchase and sale of natural gas and oil and for stored gas inventories.

  Futures Contracts
At December 31, 1998, the Company had natural gas futures contracts related to gas purchase and sale commitments and gas storage inventory covering 66.8 Bcf of gas on a net basis maturing through 2001. As these contracts qualify and have been designated as hedges, any gains or losses resulting from market price changes are expected to be generally offset by the related physical transaction. The Company's net unrealized gain related to futures contracts was approximately $16.4 million at December 31, 1998.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


  Swap Agreements
In addition to futures and options contracts, the Company enters into OTC price swap agreements to manage its exposure to commodity price risk under existing sales commitments. At December 31, 1998, the Company had swap agreements of varying duration outstanding with several counterparties to exchange monthly payments on net notional quantities of gas over the ensuing five years. Net notional quantities at December 31, 1998 related to those swap agreements in which the Company pays a fixed price in exchange for a variable price totaled 166.1 Bcf, while net notional quantities related to agreements in which the Company pays a variable price in exchange for a fixed price totaled 125.2 Bcf. Net notional quantities or amounts do not represent the quantities or amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of monthly notional quantities and other terms of the agreements. The Company's net unrealized loss related to swap agreements was approximately $10.1 million at December 31, 1998. Profits expected on anticipated sales related to the hedged transactions should generally offset the estimated unrealized losses on the swap agreements.

  Market and Credit Risk
Price risk management activities expose the Company to market risk. Market risk represents the potential loss that can be caused by the change in market value of a particular commitment. The Company has appropriate operating procedures in place that are administered by experienced management to help ensure that proper internal controls are maintained. In addition, the Company has established an independent function at the Corporate level to monitor compliance with the price risk management policies of all subsidiaries.
   Price risk management activities also expose the Company to credit risk. Credit risk represents the potential loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company maintains credit policies with respect to its counterparties that management believes minimize overall credit risk. Such policies include the evaluation of a prospective counterparty's financial condition, collateral requirements where deemed necessary, and the use of standardized agreements which facilitate the netting of cash flows associated with a single counterparty. The Company also monitors the financial condition of existing counterparties on an ongoing basis. Considering the system of internal controls in place and credit reserve levels at December 31, 1998, the Company believes it unlikely that a material adverse effect on its financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

16.ENVIRONMENTAL MATTERS

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites formerly owned or operated by the subsidiaries, or their predecessors.
   The Company has taken a proactive position with respect to environmental concerns. As part of normal business operations, subsidiaries periodically monitor their properties and facilities to identify and resolve potential environmental matters, and the Company conducts general environmental audits on a continuing basis at its operating facilities to monitor compliance with environmental laws and regulations. As part of this process, voluntary surveys at subsidiary sites have been conducted to determine the extent of any possible soil contamination due to hazardous substances, such as mercury, and when contamination has been discovered remediation efforts are undertaken. Further, on August 16, 1990, CNG Transmission entered into a Consent Order and Agreement with the Commonwealth of Pennsylvania Department of Environmental Resources (DER) in which CNG Transmission has agreed with the DER's determination of certain violations of the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams Law and the rules and regulations promulgated thereunder. No civil penalties

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

have been assessed. Pursuant to the Order and Agreement, CNG Transmission continues to perform sampling, testing and analysis, and conducts a program of remediation at some of its Pennsylvania facilities. Total remediation costs in connection with these sites and the Order and Agreement are not expected to be material with respect to the Company's financial position, results of operations or cash flows. The Company has recognized an estimated liability amounting to $10.0 million at December 31, 1998, for future costs expected to be incurred to remediate or mitigate hazardous substances at these sites and at facilities covered by the Order and Agreement.
   Inasmuch as certain environmental-related expenditures are expected to be recoverable in future regulatory proceedings, a regulatory asset has been recognized amounting to $7.3 million at December 31, 1998. Also, uncontested claims amounting to $1.5 million at December 31, 1998, were recognized for environmental-related costs probable for recovery through joint-interest operating agreements.
   The total amounts included in operating expenses for remediation and other environmental-related costs, and the components of such costs, are as follows:

--------------------------------------------------------------------------------
Years Ended December 31,                                1998   1997   1996
--------------------------------------------------------------------------------
                                                            (In Thousands)
Recurring costs for ongoing operations................ $2,595 $3,430 $4,174
Mandated remediation and other compliance costs.......  3,538  1,473   (419)
Voluntary remediation costs...........................     11    228  2,705
Other.................................................    195     14      3
                                                       ------ ------ ------
  Total............................................... $6,339 $5,145 $6,463
                                                       ====== ====== ======
--------------------------------------------------------------------------------

   CNG Transmission and certain of the distribution subsidiaries are subject to the Federal Clean Air Act (Clean Air Act) and the Federal Clean Air Act Amendments of 1990 (1990 amendments) which added significantly to the existing Clean Air Act requirements. As a result of the 1990 amendments, these subsidiaries were required to install Reasonably Available Control Technology at some compressor stations to reduce nitrogen oxide emissions and to acquire Title V permits for major facilities. Progress is on schedule for these permits, with no major expenditures anticipated.
   The 1990 amendments will also require installation of Maximum Available Control Technology (MACT) to control the emissions of certain hazardous air pollutants from compressor engines. The Company cannot estimate what its expenditures for MACT-related controls will be. However, the mandated controls will not affect a large number of its compressor engines and the related costs are not expected to be material.
   Additionally, the Company may be required, under an Environmental Protection Agency nitrogen oxide state implementation program call, to include additional compressor engines in the control mandates for the 1990 Amendments. The estimated costs of such federal and/or state imposed hardware additions are not expected to be material.
   The total capital expenditures required to comply with the 1990 amendments are expected to be recoverable through future regulatory proceedings.
   The Company has determined that it is associated with 16 former manufactured gas plant sites, five of which are currently owned by subsidiaries. Studies conducted by other utilities at their former manufactured gas plants have indicated that their sites contain coal tar and other potentially harmful materials. None of the 16 former sites with which the Company is associated is under investigation by any state or federal environmental agency, and no investigation or action is currently anticipated. At this time it is not known if, or to what degree, these sites may contain environmental contamination. Therefore, the Company is not able to estimate the cost, if any, that may be required for the possible remediation of these sites.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   Estimates of liability in the environmental area are based on current environmental laws and existing technology. The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Additional environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

17.COMMITMENTS AND CONTINGENCIES

Lease arrangements of the Company are principally for office space, business machines and transportation equipment. None of these arrangements, individually or in the aggregate, are material capital leases. Rental expense incurred in the years 1996 through 1998 was not material, and future rental payments required under leases in effect at December 31, 1998, are not material.
   It is estimated that the Company's 1999 capital spending program will amount to $524.5 million, and that approximately $337.0 million of that amount will be directed to gas and oil producing activities. In connection with the capital spending program, the Company has entered into certain contractual commitments.
   The Company has claims and suits arising in the ordinary course of business pending against it, but, in the opinion of management and counsel, the ultimate liability will not have a material effect on its financial position, results of operations or cash flows.

18.SEGMENT INFORMATION

As indicated in Note 1, in 1998 the Company adopted the provisions of SFAS No.
131. The Company is organized primarily on the basis of products and services sold in the United States.
   The operations of the four retail gas distribution subsidiaries have been aggregated into the "Distribution" segment. These subsidiaries sell gas and/or provide transportation services to residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia and West Virginia, and are subject to price regulation by their respective state utility commissions.
   Transmission operations include the activities of CNG Transmission, an interstate pipeline company regulated by the FERC which provides gas transportation, storage and related services to affiliates and to utilities and end users in the Midwest, the Mid-Atlantic states and the Northeast. CNG Transmission also holds a 16% general partnership interest in the Iroquois Gas Transmission System, L.P., a limited partnership that owns and operates an interstate natural gas pipeline that transports Canadian gas to utility and power generation customers in New York and New England. Transmission operations also include the by-products business of CNG Power.
   Exploration and production includes the results of CNG Producing and the gas and oil production activities of CNG Transmission. These operations are located throughout the United States and in the Gulf of Mexico. CNG Producing also owns a working interest in a heavy oil program in Alberta, Canada.
   The activities of CNG International, CNG Field Services, CNG Retail, CNG Products and Services Company (CNG Products and Services), CNG Power, Consolidated LNG, CNG Research Company and CNG Coal are included in the "Other" category. CNG International engages in energy-related activities outside of the United States and holds equity investments in Australia, Argentina and Latin America. CNG Retail was established in 1997 to pursue opportunities arising from the deregulation of the energy industry at the retail level. CNG Products and Services provides certain energy-related services to customers of the Company's distribution subsidiaries and others.
   The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Transactions between affiliates are recognized at prices which approximate market value. Significant transactions between the operating components are eliminated to reconcile the segment information to consolidated amounts.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents segment information pertaining to the Company's operations:

------------------------------------------------------------------------------------------------------
                                                    Exploration            Corporate
                                                        and                   and
                          Distribution Transmission Production   Other    Eliminations   Total
------------------------------------------------------------------------------------------------------
                                                        (In Thousands)
1998
Operating revenues
Nonaffiliated
 Regulated gas sales....   $1,372,568   $       --  $       --  $  1,123    $     --   $1,373,691
 Nonregulated gas sales.           --           --     369,736   124,683          --      494,419
 Gas transportation and
  storage...............      197,888      347,600         436         9          --      545,933
 Liquid sales...........           --           --     204,030        --          --      204,030
 Other..................       35,498       54,887      34,042    12,899       5,007      142,333
                           ----------   ----------  ----------  --------    --------   ----------
  Total nonaffiliated...    1,605,954      402,487     608,244   138,714       5,007    2,760,406
Affiliated..............        5,855      100,060      22,860    23,684    (152,459)          --
                           ----------   ----------  ----------  --------    --------   ----------
  Total operating
   revenues.............    1,611,809      502,547     631,104   162,398    (147,452)   2,760,406
Operating expenses
Purchased gas...........      835,222       46,559      39,972   125,223    (146,575)     900,401
Liquids, capacity and
 other
 products purchased.....           --       24,662     115,397     5,218          --      145,277
Operation expense.......      311,154      128,701     156,024    25,406      (3,275)     618,010
Maintenance.............       50,579       28,011       9,823       245       1,710       90,368
Depreciation and
 amortization...........       75,064       57,343     185,902     6,769       4,835      329,913
Taxes, other than income
 taxes..................      131,575       33,684       7,344       916       5,780      179,299
                           ----------   ----------  ----------  --------    --------   ----------
  Operating income
   before income taxes..      208,215      183,587     116,642    (1,379)     (9,927)     497,138
                           ----------   ----------  ----------  --------    --------   ----------
Income taxes............       58,314       60,708      23,117      (300)    (12,190)     129,649
Interest revenues.......          703        4,394       1,118     2,379      (5,429)       3,165
Equity in earnings of
 equity investees.......           --        8,667       4,791    11,917          --       25,375
Other revenues-net......        6,678        1,122         250     1,699      (3,589)       6,160
Interest charges........       46,847       25,098      21,650     8,249      12,634      114,478
                           ----------   ----------  ----------  --------    --------   ----------
Income from continuing
 operations.............   $  110,435   $  111,964  $   78,034  $  6,667    $(19,389)  $  287,711
                           ==========   ==========  ==========  ========    ========   ==========
------------------------------------------------------------------------------------------------------
Other significant non-
 cash items:
 Pension cost (credit)-
  net...................   $  (42,529)  $  (15,801) $    1,423  $    213    $    198   $  (56,496)
 Stock award
  amortization..........   $    1,039   $      634  $    1,708  $    322    $  3,757   $    7,460
------------------------------------------------------------------------------------------------------
Investment in equity
 investees..............   $       --   $   36,785  $   47,834  $210,608    $     --   $  295,227
Total assets............   $2,946,758   $1,553,518  $1,523,936  $350,258    $(12,570)  $6,361,900
Capital expenditures....   $  146,563   $   56,748  $  352,781  $193,118    $ 11,903   $  761,113
------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------------------------
                                                    Exploration            Corporate
                                                        and                   and
                          Distribution Transmission Production   Other    Eliminations   Total
--------------------------------------------------------------------------------------------------
                                                      (In Thousands)
1997
Operating revenues
Nonaffiliated
 Regulated gas sales....   $1,844,221   $       --  $       --  $  6,780   $      --   $1,851,001
 Nonregulated gas sales.           --           --     396,282    37,101          --      433,383
 Gas transportation and
  storage...............      153,904      337,475         701        --          --      492,080
 Liquid sales...........           --           --     275,902        --          --      275,902
 Other..................       24,577       60,639      27,287     5,787       6,454      124,744
                           ----------   ----------  ----------  --------   ---------   ----------
  Total nonaffiliated...    2,022,702      398,114     700,172    49,668       6,454    3,177,110
Affiliated..............        3,859      101,179       5,508    12,962    (123,508)          --
                           ----------   ----------  ----------  --------   ---------   ----------
  Total operating
   revenues.............    2,026,561      499,293     705,680    62,630    (117,054)   3,177,110
Operating expenses
Purchased gas...........    1,158,721        8,592      31,535    34,817    (119,585)   1,114,080
Liquids, capacity and
 other products
 purchased..............           --       53,203     157,101       271          --      210,575
Operation expense.......      324,150      133,681     166,990    34,056       7,735      666,612
Maintenance.............       50,533       28,426       9,604        47       1,998       90,608
Depreciation and
 amortization...........       77,389       62,258     181,356       406       3,229      324,638
Impairment of gas and
 oil producing
 properties.............           --           --      10,351        --          --       10,351
Taxes, other than income
 taxes..................      149,198       32,263       5,917       347       5,859      193,584
                           ----------   ----------  ----------  --------   ---------   ----------
  Operating income
   before income taxes..      266,570      180,870     142,826    (7,314)    (16,290)     566,662
                           ----------   ----------  ----------  --------   ---------   ----------
Income taxes............       74,699       64,512      31,686    (2,940)    (11,688)     156,269
Interest revenues.......        1,172        2,011       1,330     2,322      (5,172)       1,663
Equity in earnings of
 equity investees.......           --        8,929       3,275     5,462          --       17,666
Other revenues-net......       (2,152)         (86)        217    (6,996)      2,130       (6,887)
Interest charges........       48,419       24,051      22,372     1,983       7,102      103,927
                           ----------   ----------  ----------  --------   ---------   ----------
Income from continuing
 operations.............   $  142,472   $  103,161  $   93,590  $ (5,569)  $ (14,746)  $  318,908
                           ==========   ==========  ==========  ========   =========   ==========
--------------------------------------------------------------------------------------------------
Other significant non-
 cash items:
 Impairment of gas and
  oil producing
  properties............   $       --   $       --  $   10,351  $     --   $      --   $   10,351
 Pension cost (credit)-
  net...................   $  (33,335)  $  (12,819) $    1,257  $     81   $  (1,195)  $  (46,011)
 Stock award
  amortization..........   $    1,201   $      836  $    1,847  $    279   $   4,046   $    8,209
--------------------------------------------------------------------------------------------------
Investment in equity
 investees..............   $       --   $   34,518  $   38,558  $143,122   $      --   $  216,198
Total assets............   $2,879,312   $1,501,640  $1,360,068  $827,497   $(254,823)  $6,313,694
Capital expenditures....   $  147,213   $   49,300  $  299,897  $ 95,801   $  10,906   $  603,117
--------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------------------------
                                                    Exploration            Corporate
                                                        and                   and
                          Distribution Transmission Production   Other    Eliminations   Total
--------------------------------------------------------------------------------------------------
                                                      (In Thousands)
1996
Operating revenues
Nonaffiliated
 Regulated gas sales....   $1,746,650   $       --  $       --  $  7,017   $      --   $1,753,667
 Nonregulated gas sales.           --           --     396,104        --          --      396,104
 Gas transportation and
  storage...............      132,486      346,570         532        --          --      479,588
 Liquid sales...........           --           --     202,907        --          --      202,907
 Other..................       26,377       65,713      26,456     1,878       2,768      123,192
                           ----------   ----------  ----------  --------   ---------   ----------
  Total nonaffiliated...    1,905,513      412,283     625,999     8,895       2,768    2,955,458
Affiliated..............           (1)     104,891       6,288    13,299    (124,477)          --
                           ----------   ----------  ----------  --------   ---------   ----------
  Total operating
   revenues.............    1,905,512      517,174     632,287    22,194    (121,709)   2,955,458
Operating expenses
Purchased gas...........    1,025,186        7,421      51,691        --    (121,081)     963,217
Liquids, capacity and
 other products
 purchased..............           --       63,599     115,708        --          --      179,307
Operation expense.......      352,706      142,265     147,851    22,369       2,063      667,254
Maintenance.............       53,774       24,494      10,791        11         997       90,067
Depreciation and
 amortization...........       74,132       60,394     165,715       154       2,488      302,883
Taxes, other than income
 taxes..................      141,293       37,403       7,299       545       4,143      190,683
                           ----------   ----------  ----------  --------   ---------   ----------
  Operating income
   before income taxes..      258,421      181,598     133,232      (885)    (10,319)     562,047
                           ----------   ----------  ----------  --------   ---------   ----------
Income taxes............       76,334       63,105      34,609     1,760     (13,493)     162,315
Interest revenues.......        1,051        4,244       4,359     2,073      (9,703)       2,024
Equity in earnings of
 equity investees.......           --        7,199       1,967     3,792          --       12,958
Other revenues-net......         (503)         177         125        53      (5,859)      (6,007)
Interest charges........       44,853       23,962      20,130     1,842       8,538       99,325
                           ----------   ----------  ----------  --------   ---------   ----------
Income from continuing
 operations.............   $  137,782   $  106,151  $   84,944  $  1,431   $ (20,926)  $  309,382
                           ==========   ==========  ==========  ========   =========   ==========
--------------------------------------------------------------------------------------------------
Other significant non-
 cash items:
 Pension cost (credit)-
  net...................   $  (19,142)  $   (6,494) $    1,900  $     --   $    (581)  $  (24,317)
 Stock award
  amortization..........   $      876   $      546  $    1,225  $     --   $   5,127   $    7,774
--------------------------------------------------------------------------------------------------
Investment in equity
 investees..............   $       --   $   34,389  $   31,460  $ 72,820   $      --   $  138,669
Total assets............   $2,900,620   $1,496,976  $1,264,453  $519,861   $(181,305)  $6,000,605
Capital expenditures....   $  143,050   $   85,904  $  271,392  $ 48,570   $   6,135   $  555,051
--------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.SUBSEQUENT EVENT

On February 22, 1999, the Company and Dominion Resources, Inc. (DRI) announced that a definitive merger agreement (merger agreement) was approved by the boards of directors of both companies. Under the terms of the merger agreement, DRI intends to acquire all of the Company's shares of common stock in a stock-for-stock transaction. Pursuant to the merger agreement, each share of the Company's common stock will be converted into 1.52 shares of DRI common stock. The transaction is conditioned, among other things, upon approvals of shareholders of both companies, opinions of independent accountants that the transaction will be treated as a pooling of interests for accounting purposes, approvals of various federal regulatory agencies and the completion of regulatory processes in states where the combined company will operate. DRI is a holding company with businesses in regulated and competitive electric power, natural gas and oil development and selected financial services. DRI's principal business subsidiary is Virginia Electric and Power Company, a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina.

20.SUPPLEMENTARY FINANCIAL INFORMATION--UNAUDITED

(A)Gas and Oil Producing Activities (Excluding Cost-of-Service Rate-Regulated Activities)
The following disclosures exclude the Company's gas producing activities subject to cost-of-service rate regulation. Certain disclosures about these activities are included under "Cost-of-Service Properties" in this Note (A).

  Capitalized Costs
The aggregate amounts of costs capitalized by subsidiaries for their gas and oil producing activities, and related aggregate amounts of accumulated depreciation and amortization, follow:
-------------------------------------------------------------------------------

December 31,                                                 1998       1997
-------------------------------------------------------------------------------
                                                             (In Thousands)
Capitalized costs of
 Proved properties....................................... $3,594,042 $3,293,851
 Unproved properties.....................................    389,977    328,174
                                                          ---------- ----------
  Subtotal...............................................  3,984,019  3,622,025
                                                          ---------- ----------
Accumulated depreciation of
 Proved properties.......................................  2,542,026  2,367,105
 Unproved properties.....................................    160,222    146,417
                                                          ---------- ----------
  Subtotal...............................................  2,702,248  2,513,522
                                                          ---------- ----------
  Net capitalized costs.................................. $1,281,771 $1,108,503
                                                          ========== ==========
-------------------------------------------------------------------------------

   As described in Note 5, the Company recognized an impairment of its Canadian oil producing properties at December 31, 1997. The non-cash charge amounted to $10.4 million and is reflected in the amounts included above.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Total Costs Incurred
The following costs were incurred by subsidiaries in their gas and oil producing activities during the years 1996 through 1998:
-------------------------------------------------------------------------------

Years Ended December 31,                               1998     1997     1996
-------------------------------------------------------------------------------
                                                           (In Thousands)
Property acquisition costs
 Proved properties.................................. $ 20,597 $ 14,142 $ 42,880
 Unproved properties................................   29,512   43,951   17,911
                                                     -------- -------- --------
  Subtotal..........................................   50,109   58,093   60,791
Exploration costs...................................  115,429  101,891   49,622
Development costs...................................  176,220  118,746  125,139
                                                     -------- -------- --------
  Total............................................. $341,758 $278,730 $235,552
                                                     ======== ======== ========
-------------------------------------------------------------------------------

  Results of Operations
The Company cautions that the following standardized disclosures required by the FASB do not represent the results of operations based on its historical financial statements. In addition to requiring different determinations of revenues and costs, the disclosures exclude the impact of interest expense and corporate overheads.
-------------------------------------------------------------------------------

Years Ended December 31,                               1998    1997*    1996*
-------------------------------------------------------------------------------
                                                           (In Thousands)
Revenues (net of royalties) from:
 Sales to nonaffiliated companies................... $357,729 $403,233 $360,973
 Transfers to other operations......................   24,785    7,973   13,158
                                                     -------- -------- --------
  Total.............................................  382,514  411,206  374,131
                                                     -------- -------- --------
Less:Production (lifting) costs.....................   62,937   65,286   55,679
   Depreciation and amortization....................  176,587  172,046  157,358
   Impairment of producing properties...............       --   10,351       --
   Income tax expense...............................   40,977   48,987   49,367
                                                     -------- -------- --------
Results of operations............................... $102,013 $114,536 $111,727
                                                     ======== ======== ========

*Certain amounts reclassified to reflect discontinued operations.
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Company-Owned Reserves (Non-Cost-of-Service Reserves)
Estimated net quantities of proved gas and oil (including condensate) reserves in the United States and Canada at December 31, 1996 through 1998, and changes in the reserves during those years, are shown in the two schedules which follow:
-------------------------------------------------------------------------------

Years Ended December 31,                                    1998   1997   1996
--------------------------------------------------------------------------------
                                                                (In Bcf)
Proved developed and undeveloped reserves*--Gas
  At January 1............................................. 1,141  1,040    985
  Changes in reserves
   Extensions, discoveries and other additions.............   214    210    124
   Revisions of previous estimates.........................    70     31      5
   Production..............................................  (155)  (155)  (145)
   Purchases of gas in place**.............................    43     29     96
   Sales of gas in place...................................    --    (14)   (25)
                                                            -----  -----  -----
  At December 31........................................... 1,313  1,141  1,040
                                                            =====  =====  =====
Proved developed reserves*--Gas
  At January 1.............................................   925    900    717
  At December 31........................................... 1,052    925    900

*Net before royalty.
**Amount for 1998 includes 39 Bcf of reserves transferred by sale to CNG
  Producing from an affiliate, Peoples Natural Gas.
-------------------------------------------------------------------------------
  The preceding proved developed and undeveloped gas reserves at December 31, 1998, 1997 and 1996, include United States reserves of 1,312, 1,140 and 1,039 Bcf which, together with the Canadian reserves and the gas reserves reported under "Cost-of-Service Properties," are as contained in reports of Ralph E. Davis Associates, Inc., independent geologists.
-------------------------------------------------------------------------------

Years Ended December 31,                                  1998    1997    1996
--------------------------------------------------------------------------------
                                                          (In Thousand Bbls)
Proved developed and undeveloped reserves*--Oil
  At January 1.......................................... 50,627  50,457  45,791
  Changes in reserves
   Extensions, discoveries and other additions.......... 11,275   4,582   5,976
   Revisions of previous estimates......................  2,960   1,741   2,711
   Production........................................... (7,895) (7,312) (4,766)
   Purchases of oil in place............................    107   1,182     804
   Sales of oil in place................................     --     (23)    (59)
                                                         ------  ------  ------
  At December 31........................................ 57,074  50,627  50,457
                                                         ======  ======  ======
Proved developed reserves*--Oil
  At January 1.......................................... 37,568  24,989  19,838
  At December 31........................................ 42,750  37,568  24,989

*Net before royalty.
-------------------------------------------------------------------------------
  The foregoing proved developed and undeveloped oil reserves at December 31, 1998, 1997 and 1996 include United States reserves of 51,230, 44,160 and
41,818 thousand barrels, respectively. These, together with the Canadian reserves, are as contained in reports of Ralph E. Davis Associates, Inc.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Standardized Measure of Discounted Future Net Cash Flows and Changes Therein The following tabulation has been prepared in accordance with the FASB's rules for disclosure of a standardized measure of discounted future net cash flows relating to Company-owned proved gas and oil reserve quantities.
-------------------------------------------------------------------------------

December 31,                                      1998       1997       1996
-------------------------------------------------------------------------------
                                                        (In Thousands)
Future cash inflows........................... $2,562,741 $3,197,532 $4,022,381
Less:Future development and production costs..    756,352    658,281    711,067
   Future income tax expense..................    482,585    766,233  1,049,234
                                               ---------- ---------- ----------
Future net cash flows.........................  1,323,804  1,773,018  2,262,080
Less annual discount (10% a year).............    435,540    606,509    830,083
                                               ---------- ---------- ----------
Standardized measure of discounted future net
cash flows.................................... $  888,264 $1,166,509 $1,431,997
                                               ========== ========== ==========
-------------------------------------------------------------------------------

   In the foregoing determination of future cash inflows, sales prices for gas were based on contractual arrangements or market prices at each year-end. Prices for oil were based on average prices received from sales in the month of December each year. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year end, assuming the continuation of existing economic conditions. Future income taxes were computed by applying the appropriate year-end or future statutory tax rate to future pretax net cash flows, less the tax basis of the properties involved, and giving effect to tax deductions, or permanent differences and tax credits.
   It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, present costs and prices are used in the determinations and no value may be assigned to probable or possible reserves.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   The following tabulation is a summary of changes between the total standardized measure of discounted future net cash flows at the beginning and end of each year.
-------------------------------------------------------------------------------

Years Ended December 31,                       1998        1997        1996
-------------------------------------------------------------------------------
                                                     (In Thousands)
Standardized measure of discounted future
 net cash flows at January 1............... $1,166,509  $1,431,997  $  841,743
Changes in the year resulting from
 Sales and transfers of gas and oil
  produced
  during the year, less production costs...   (319,577)   (345,920)   (318,583)
 Prices and production and development
  costs
  related to future production.............   (657,675)   (660,014)    632,118
 Extensions, discoveries and other
  additions,
  less production and development costs....    144,595     256,366     295,236
 Previously estimated development costs
  incurred during the year.................     71,172      38,409      62,706
 Revisions of previous quantity estimates..     38,015     101,352     106,800
 Accretion of discount.....................    166,707     209,210     119,555
 Income taxes..............................    180,611     159,528    (306,290)
 Purchases and sales of proved reserves in
  place-net................................     35,639      40,815     112,601
 Other (principally timing of production)..     62,268     (65,234)   (113,889)
                                            ----------  ----------  ----------
Standardized measure of discounted future
 net cash flows at December 31............. $  888,264  $1,166,509  $1,431,997
                                            ==========  ==========  ==========
-------------------------------------------------------------------------------

  Cost-of-Service Properties
As previously stated, activities subject to cost-of-service rate regulation, consisting solely of gas reserves and related production, are excluded from the foregoing information. In December 1998, Peoples Natural Gas, a subsidiary, transferred by sale all of its remaining gas production properties to CNG Producing, a nonregulated subsidiary. At December 31, 1997, net capitalized costs of cost-of-service properties amounted to $8.4 million. Related proved reserves of gas are located in the United States and amounted to 42 and 43 Bcf at December 31, 1997 and 1996. Gas production for the years 1998, 1997 and 1996 amounted to 2, 3 and 3 Bcf, respectively.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(B)Quarterly Financial Data
A summary of the quarterly results of operations for the years 1998 and 1997 follows. Because a major portion of the gas sold or transported by the Company's distribution and transmission operations is ultimately used for space heating, both revenues and earnings are subject to seasonal fluctuations, and third quarter results are usually the least significant of the year for the Company. Seasonal fluctuations are further influenced by the timing of price relief granted under regulation to compensate for certain past cost increases.
-------------------------------------------------------------------------------

                                                        Quarter
                                          ------------------------------------
                                           First     Second   Third    Fourth
-------------------------------------------------------------------------------
                                                    (In Thousands)
1998
Total operating revenues................. $999,165  $530,428 $423,448 $807,365
Operating income before income taxes..... $234,850  $ 83,710 $ 25,516 $153,062
Income from continuing operations........ $138,033  $ 46,814 $  5,627 $ 97,237
Discontinued operations (Note 2)
 Loss from discontinued energy marketing
  services operations, net of applicable
  tax benefit............................ $(17,238) $     -- $     -- $     --
 Income (loss) from disposal of energy
  marketing services operations,
  including provision for operating
  losses during the phase out period,
  net of applicable tax or tax benefit... $(42,900) $ 10,989 $  2,425 $ (2,221)
Net income............................... $ 77,895  $ 57,803 $  8,052 $ 95,016
Earnings per common share--basic*
 Income from continuing operations.......    $1.48      $.49     $.06    $1.02
 Loss from discontinued operations.......     (.18)       --       --       --
 Income (loss) from disposal of
  discontinued operations................     (.46)      .12      .02     (.02)
                                          --------  -------- -------- --------
Net income...............................    $ .84      $.61     $.08    $1.00
                                          ========  ======== ======== ========
Earnings per common share--diluted*
 Income from continuing operations.......    $1.45      $.49     $.06    $1.01
 Loss from discontinued operations.......     (.18)       --       --       --
 Income (loss) from disposal of
  discontinued operations................     (.45)      .11      .02     (.02)
                                          --------  -------- -------- --------
Net income...............................    $ .82      $.60     $.08    $ .99
                                          ========  ======== ======== ========
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)
-------------------------------------------------------------------------------

                                                      Quarter
                                       ----------------------------------------
                                         First      Second    Third     Fourth
-------------------------------------------------------------------------------
                                                  (In Thousands)
1997
Total operating revenues.............. $1,143,768  $629,418  $462,980  $940,944
Operating income before income taxes.. $  283,358  $ 90,130  $ 33,536  $159,638
Income from continuing operations..... $  173,028  $ 48,036  $  8,761  $ 89,083
Discontinued operations (Note 2)
 Income (loss) from discontinued
  energy marketing services
  operations, net of applicable tax or
  tax benefit......................... $   (1,537) $ (9,051) $ (4,223) $    283
Net income............................ $  171,491  $ 38,985  $  4,538  $ 89,366
Earnings per common share--basic*
 Income from continuing operations....      $1.83     $ .51     $ .09      $.94
 Income (loss) from discontinued
  operations..........................       (.02)     (.10)     (.04)       --
                                       ----------  --------  --------  --------
Net income............................      $1.81     $ .41     $ .05      $.94
                                       ==========  ========  ========  ========
Earnings per common share--diluted*
 Income from continuing operations....      $1.76     $ .50     $ .09      $.92
 Income (loss) from discontinued
  operations..........................       (.02)     (.09)     (.04)       --
                                       ----------  --------  --------  --------
Net income............................      $1.74     $ .41     $ .05      $.92
                                       ==========  ========  ========  ========
-------------------------------------------------------------------------------

*The sum of the quarterly amounts does not equal the year's amount because the quarterly calculations are based on a changing number of average shares.

(C)Common Stock Market Prices and Related Matters
At December 31, 1998, there were 33,121 holders of the Company's common stock. The principal market for the stock is the New York Stock Exchange. Quarterly price ranges and dividends declared on the common stock for the years 1998 and 1997 follow. Restrictions on the payment of dividends are discussed in Note
12.
-------------------------------------------------------------------------------

                                                         Quarter
                                         ---------------------------------------
                                           First    Second     Third    Fourth
--------------------------------------------------------------------------------
Market Price Range
1998--High.............................. $60 1/2   $60 1/8   $59       $55 15/16
    --Low............................... $53 1/4   $54 15/16 $41 11/16 $50 7/16
1997--High.............................. $57 3/4   $54 7/8   $60 11/16 $60 15/16
    --Low............................... $49 5/8   $47 3/8   $53 9/16  $52 5/16
Dividends Declared per Share
1998.................................... $.485     $.485     $.485     $.485
1997.................................... $.485     $.485     $.485     $.485
--------------------------------------------------------------------------------

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM
4.
-------------------------------------------------------------------------------

                                 FOR         WITHHELD
1.  ELECTION OF                  [ ]            [ ]
    DIRECTORS
    (SEE REVERSE)
For, except vote withheld from the following nominee(s):

-----------------------------------------------

                                 FOR         AGAINST        ABSTAIN
2.  Ratification of              [ ]           [ ]            [ ]
    PricewaterhouseCoopers
    LLP as Independent
    accountants.

                                 FOR         AGAINST        ABSTAIN
3.  Approval of adoption         [ ]           [ ]            [ ]
    of Performance
    Restricted Stock
    Awards.

                                 FOR         AGAINST        ABSTAIN
4.  Adoption of a shareholder-   [ ]           [ ]            [ ]
    proposed resolution
    regarding bonuses.



-------------------------------------------------------------------------------

 Change   [ ]       Attend    [ ]
  of               Meeting
Address

SIGNATURE(S)                                     DATE
            -----------------------------------      --------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------

    FOLD AND DETACH HERE. PLEASE VOTE, SIGN, AND RETURN THE ABOVE PROXY OR
                       VOTE ELECTRONICALLY BY TELEPHONE



                       CONSOLIDATED NATURAL GAS COMPANY

                        ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder,

Consolidated Natural Gas Company encourages you to take advantage of a convenient way by which you can vote your shares--electronically through the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically through the telephone:

    -On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683)
    -24 hours a day, 7 days a week
    -Listen to the recording for instructions
    -Use the control number printed in the box above to access the system -Use your phone key pad to vote

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT, THANK YOU FOR VOTING.

        CONSOLIDATED
CNG(R)  NATURAL GAS
        COMPANY


                       CONSOLIDATED NATURAL GAS COMPANY
      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS APRIL 13, 1999


    The undersigned hereby appoints G.A. Davidson, Jr., D.M. Westfall and S.E.
P   Williams, and each or any of them, proxies with full power of substitution
R   to vote the stock of the undersigned, as directed hereon, at the Annual
O   Meeting of Stockholders of CONSOLIDATED NATURAL GAS COMPANY to be held at
X   the Sheraton Airport Plaza Hotel, I-85 & Billy Graham Parkway, Charlotte,
Y NC 28208 at 10:00 a.m. (Eastern Time), and at any adjournment thereof, and, in their discretion, on any other matters that may properly come before the Meeting.

                                                         (change of address)

Election of Directors                               ---------------------------
                                                    ---------------------------
Nominees:  1. Raymond E. Galvin                     ---------------------------
           2. Paul E. Lego                          ---------------------------
           3. Margaret A. McKenna                   (If you have written in the
                                                    above space, please mark the
                                                    Change of Address Box on the
                                                    reverse side of this card.)

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, OR, IF YOU GIVE NO INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                              FEBRUARY 22, 1999
Dear Stockholder:

CNG and First Chicago Trust Company, a division of EquiServe, recently began offering access to your Stockholder Account through the Internet. Access instructions and your unique secure password were provided with either your February dividend check, Dividend Reinvestment Statement, or Electronic Funds Transfer confirmation. You can also call 1-877-THE-WEB7 (1-877-843-9327) and a password will be mailed to you.

You may also call First Chicago at anytime toll-free at 1-800-414-6443, customer service representatives are available between 8:30 a.m. and 7:00 p.m. Eastern Time. You may also correspond by writing to First Chicago Trust Company, a division of EquiServe, PO Box 2500, Jersey City, NJ 07023, via the Internet at http://www.equiserve.com, or via e-mail at fct@em.fcnbd.com.


                                            Sincerely,
                                            /s/ GEORGE A. DAVIDSON, JR.
                                            --------------------------------
                                                George A. Davidson, Jr.
                                               Chairman of the Board and
                                                Chief Executive Officer